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Filed Pursuant to Rule 424(b)(3)
Registration Numbers 333-110190
333-82772

The information in this prospectus supplement and the accompanying prospectuses is not complete and may be changed. This prospectus supplement and the accompanying prospectuses are not an offer to sell securities and are not soliciting an offer to buy securities or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale is not permitted.

Subject To Completion
Preliminary Prospectus Supplement Dated March 12, 2004

PROSPECTUS SUPPLEMENT
(To prospectus dated January 27, 2004
and to reoffer prospectus dated February 14, 2002)

7,235,000 Common Shares

        Arch Capital Group Ltd. is selling 4,425,000 common shares and the selling shareholders identified in this prospectus supplement are selling 2,810,000 common shares. We will not receive any proceeds from the sale of common shares by the selling shareholders.

        The common shares are quoted on the Nasdaq National Market under the symbol "ACGL." On March 11, 2004, the last quoted price of the common shares as reported on the Nasdaq National Market was $42.21 per share.

        Investing in our common shares involves risks that are described in the "Risk Factors" section beginning on page S-6 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to ACGL	$	$
Proceeds to the selling shareholders	$	$

        The underwriters may also purchase up to an additional 1,085,250 common shares from us and the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

        The common shares will be ready for delivery on or about              , 2004.

Joint Book-Running Managers

Merrill Lynch & Co.	Credit Suisse First Boston

Goldman, Sachs & Co.
Banc of America Securities LLC
JPMorgan
Fox-Pitt, Kelton

The date of this prospectus supplement is              , 2004.

        This prospectus supplement relates to (x) the sale by us of up to 4,425,000 common shares, (y) the sale by certain of the selling shareholders identified herein of up to 2,810,000 shares and (z) the sale by Robert Clements, the chairman of our Board of Directors, of up to 80,246 common shares. This prospectus supplement supplements the accompanying "Base Prospectus" dated January 27, 2004, with respect to the sales described in (x) and (y) above and supplements the accompanying "Reoffer Prospectus" dated February 14, 2002, with respect to the sale described in (z) above. We sometimes refer to the Base Prospectus and the Reoffer Prospectus as the "prospectuses."

Base Prospectus

i

Selling Shareholders	A-59
Plan of Distribution	A-62
Where You Can Find More Information	A-64
Incorporation of Documents by Reference	A-65
About This Prospectus	A-66
Cautionary Note Regarding Forward-Looking Statements	A-66
Legal Matters	A-68
Experts	A-68
Enforcement of Civil Liabilities Under United States Federal Securities Laws	A-68

Reoffer Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein and in the accompanying prospectuses is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement and in the accompanying prospectus, unless the context requires otherwise: (a) "ACGL" and "Arch Capital" refer to Arch Capital Group Ltd., (b) "we," "us" and "our" refer to ACGL and its subsidiaries, (c) "Arch Re Bermuda" refers only to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd., (d) "Arch Re U.S." refers only to our wholly owned U.S. reinsurance subsidiary, Arch Reinsurance Company and (e)(i) "Arch Specialty" refers to Arch Speciality Insurance Company, (ii) "Arch E&S" refers to Arch Excess & Surplus Insurance Company, (iii) "Western Diversified" refers to Western Diversified Insurance Company, (iv) "PSIC" refers to Personal Service Insurance Company and (v) "American Independent" refers to American Independent Insurance Company, which along with Arch Insurance Company ("Arch Insurance") are our wholly owned U.S. insurance subsidiaries. The terms the "Warburg Pincus funds" and the "Hellman & Friedman funds" refer to investment funds affiliated with Warburg Pincus LLC and investment funds led by Hellman & Friedman LLC, respectively.

        We have obtained consent for the issue and transfer of common shares to and between persons regarded as non-resident in Bermuda for exchange control purposes without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval under the Exchange Control Act of 1972.

        Our Board of Directors will file this prospectus supplement and the accompanying prospectuses with the Registrar of Companies in Bermuda under Part III of the Companies Act 1981. However, the Registrar of Companies in Bermuda accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or the opinions expressed in this prospectus supplement or the accompanying prospectuses.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectuses carefully, including without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectuses, the section entitled "Risk Factors" beginning on page S-6 and the section entitled "Cautionary Note Regarding Forward Looking Statements" beginning on page S-6. Unless otherwise noted, the information contained in this prospectus supplement summary and throughout this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Our Company

        Arch Capital Group Ltd. is a Bermuda public limited liability company with over $1.9 billion in capital and, through operations in Bermuda and the United States, writes insurance and reinsurance on a worldwide basis. While we are positioned to provide a full range of property and casualty insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.

        In October 2001, we launched an underwriting initiative to meet current and future demand in the global insurance and reinsurance markets that included the recruitment of new insurance and reinsurance management teams and an equity capital infusion of $763.2 million led by the Warburg Pincus funds and the Hellman & Friedman funds, which we sometimes refer to as the "equity infusion" or the "capital infusion." In further support of our underwriting initiatives, we completed in April 2002 an offering of 7,475,000 of our common shares and received net proceeds of $179.2 million. In September 2002, we received proceeds of $74.3 million from the exercise of class A warrants by our principal shareholders and certain other investors. It is our belief that our existing Bermuda- and U.S.-based underwriting platform, our experienced management team and our strong capital base that is unencumbered by significant exposure to pre-2002 risks have enabled us to establish an immediate presence in an attractive insurance and reinsurance marketplace. For the years ended December 31, 2003 and 2002, we had net premiums written of $2.74 billion and $1.26 billion, respectively.

        Since we launched our underwriting initiative in October 2001, we have built a foundation that we believe will allow us to be an enduring, significant competitor in the insurance and reinsurance businesses. We believe that both our insurance and reinsurance businesses are well established in their markets, as indicated by:

  •
  our $2.74 billion in net premiums written for the year ended December 31, 2003, including $1.17 billion of net premiums written from our insurance operations and $1.57 billion of net premiums written from our reinsurance operations;

  •
  our ability to select and hire over 700 employees in our core insurance and reinsurance businesses; and

  •
  the establishment of Bermuda- and U.S.-based insurance and reinsurance operations, including principal regional offices for our U.S. insurance group in Atlanta, Georgia, Chicago, Illinois, New York, New York, San Francisco, California and St. Paul, Minnesota.

        We believe that the build-up phase of our business plan is complete, and we are in a position to compete effectively with other established companies in the marketplace. We believe that we have broad distribution capabilities and strong analytics to support our underwriting activities. Our company's financial results reflect these accomplishments, as evidenced by:

  •
  net income of $280.6 million for the year ended December 31, 2003;

  •
  generating an average return on equity of 18.0% for the year ended December 31, 2003; and

  •
  increasing diluted book value per share by 20.4% from $21.20 at December 31, 2002 to $25.52 at December 31, 2003.

Principal Executive Office

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.bm. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus or the accompanying prospectuses.

The Offering

Common shares offered by us	4,425,000 common shares.
Common shares offered by the selling shareholders	2,810,000 common shares.
Common shares to be outstanding after this offering(1)	35,435,372 common shares.
Nasdaq National Market symbol	ACGL
Use of proceeds	We expect to use the net proceeds from the sale of common shares by us, estimated to be approximately $178.3 million (after deducting underwriting discounts and estimated expenses of the offering), principally to support the growth of our insurance and reinsurance operations.
We will not receive any proceeds from the sale of common shares by selling shareholders.
Dividend policy	In order to retain earnings to support growth of our insurance and reinsurance operations, our board of directors currently does not intend to declare dividends or make any other distributions on our common shares. In addition, our shareholders agreement puts restrictions on our ability to pay dividends.
Voting limitation	Our bye-laws contain a provision limiting the voting rights of any U.S. person, as defined in the Internal Revenue Code, who owns (directly, indirectly or constructively under the Code) shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power.
Risk Factors	Investing in our common shares involves risk. See the section entitled "Risk Factors" beginning on page S-6 of this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in our common shares.

(1)
Calculated as of December 31, 2003, after giving effect to this offering. The number of common shares outstanding does not include common shares issuable upon conversion of our preference shares (38,844,665 actual and 36,034,665 after giving effect to this offering) and 74,737 common shares issuable upon exercise of our class B warrants (calculated using the treasury stock method and based on 150,000 class B warrants with an exercise price of $20.00 per share) and excludes the effect of our outstanding employee stock options (5,587,479 at December 31, 2003).

Summary Historical Consolidated Financial and Operating Data

        The following summary historical consolidated financial and operating data for the three-year period ended December 31, 2003 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations for such years with 2001 results of operations are not meaningful. These changes included (1) our acquisition activity and (2) our underwriting initiative which commenced in October 2001 and the related capital infusions in late 2001 and early 2002.

	Year Ended December 31,
	2003	2002	2001
	(in thousands except share and per share data)
Statement of Operations Data:
Revenues:
Net premiums written	$2,738,415	$1,261,627	$36,216
Net premiums earned	2,212,599	654,976	30,918
Net investment income	80,992	51,249	12,120
Net realized investment gains (losses)	25,317	(839)	18,382
Total revenues	2,343,737	721,769	76,454
Income before income taxes and extraordinary item	306,500	54,540	24,144
Income before extraordinary item	279,775	55,096	22,016
Extraordinary gain—excess of fair value of acquired net assets over cost (net of $0 tax)(1)	816	3,886	—

Net income	$280,591	$58,982	$22,016

Average shares outstanding:
Basic(2)	26,264,055	20,095,698	12,855,668
Diluted(2)	67,777,794	59,662,178	17,002,231
Net income per share data:
Basic(2):
Income before extraordinary item	$10.65	$2.74	$1.71
Extraordinary gain(1)	0.03	0.19	—

Net income	$10.68	$2.93	$1.71

Diluted(2):
Income before extraordinary item	$4.13	$0.92	$1.29
Extraordinary gain(1)	0.01	0.07	—

Net income	$4.14	$0.99	$1.29

Cash dividends per share	—	—	—

	December 31,
	2003	2002	2001
	(in thousands)
Balance Sheet Data:
Cash and invested assets	$3,717,147	$1,985,898	$1,019,058
Unpaid losses and loss adjustment expenses recoverable	409,451	211,100	90,442
Total assets	5,585,321	2,991,328	1,313,701
Reserves for losses and loss adjustment expenses:
Before reinsurance recoverable	1,951,967	592,432	111,494
Net of reinsurance recoverable	1,542,516	381,332	21,052
Revolving credit agreement borrowings	200,000	—	—
Total liabilities	3,874,592	1,580,084	293,332
Shareholders' equity	1,710,729	1,411,244	1,020,369
	December 31,
	2003	2002	2001
Book value:
Per common share(3)	$31.74	$21.48	$20.05
Diluted(4)	$25.52	$21.20	$18.28
Shares outstanding:
Basic	28,200,372	27,725,334	13,513,538
Diluted(4)	67,045,037	66,569,999	55,804,038

(1)
On November 30, 2002, we acquired PSIC and recorded an extraordinary gain of $3.9 million for the year ended December 31, 2002. The extraordinary gain represents the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. In 2003, we recorded an additional extraordinary gain of $816,000 representing an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as part of the acquisition.

(2)
Net income per share is based on the basic and diluted weighted average number of common shares and common share equivalents outstanding. Net loss per share is based on the basic weighted average number of common shares outstanding.

(3)
Book value per common share at December 31, 2003, 2002 and 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the preference shares of $815.7 million, $815.7 million and $749.4 million, respectively, by (ii) the number of common shares outstanding.

(4)
Book value per share excludes the effects of stock options and class B warrants. Diluted book value per share as of December 31, 2001 is adjusted on a pro forma basis to reflect the issuance of additional preference shares that were issued by us on June 28, 2002 and December 16, 2002 pursuant to the post-closing purchase price adjustment mechanisms under the subscription agreement entered into in connection with the November 2001 capital infusion.

RISK FACTORS

        An investment in our common shares involves the following risks. You should consider carefully these risk factors and also refer to the other information provided in this prospectus supplement and the accompanying prospectuses, including our "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, as well as the information under the heading "Cautionary Note Regarding Forward-Looking Statements."

Risks Relating to Our Industry

We operate in a highly competitive environment, and since the September 11, 2001 events, new capital has entered the market; these factors may mitigate the benefits that the financial markets may perceive for the property and casualty insurance and reinsurance industry, and we may not be able to compete successfully in our industry.

        The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In our insurance business, we compete with insurers that provide property and casualty lines of insurance, including ACE Limited, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., The Hartford Financial Services Group, Inc., Lloyd's of London, The St. Paul Companies, Inc., Travelers Property Casualty Corp. and XL Capital Ltd. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including ACE Limited, AXIS Capital Holdings Limited, Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., General Reinsurance Corporation, Hannover Rückversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings, Inc. and XL Capital Ltd. We do not believe that we have a significant market share in any of our markets.

        Trends toward consolidation in the insurance industry could also lead to pricing pressure and lower margins for insurers and reinsurers. In addition, since the events of September 11, 2001, several newly formed offshore entities have entered the market to address the capacity issues in the insurance and reinsurance industry. Several publicly traded insurance and reinsurance companies have also raised additional capital to meet perceived demand in the current environment. Since September 11, 2001, newly formed and existing insurance industry companies have reportedly raised additional capital, and some industries (in particular, the airline industry) have announced that they may form industry consortia to provide insurance coverage for their members, thereby taking those lines out of the commercial insurance and reinsurance markets in which we operate. Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital.

        Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. We may not be successful in competing with others in our industry on any of these bases, and the intensity of competition in our industry may erode profitability for insurance and reinsurance companies generally, including us. In addition, we may not be able to participate at all or to the same extent as more established or other companies in any price increases or increased profitability in our industry. If we do not share in such price increases or increased profitability, our financial condition and results of operations could be materially adversely affected.

The insurance and reinsurance industry is highly cyclical, and we expect to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. Although premium levels for many products have increased since the events of September 11, 2001, we can offer no assurances as to the magnitude or duration of any price increases or increased profitability in our industry or that factors that previously have resulted in excess capacity and pricing pressures in our industry will not recur.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

        Although we believe that we do not have exposure to the events of September 11, 2001 because we did not have insurance in-force at that time with respect to exposure to such events, we now have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, a result-oriented court or arbitration panel favoring the insured or ceding company may choose not to enforce the language as written; such a tribunal may adopt a strained interpretation of the policy language, invoke public policy to limit enforceability of policy language, ignore policy language, make factual findings unwarranted by the evidence or otherwise seek to justify a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002 ("TRIA"), are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our reserves will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury, we may be covered under TRIA for up to 90% of our losses, subject to certain mandatory deductibles. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

Claims for catastrophic events could cause large losses and substantial volatility in our results of operations, and, as a result, the value of our common shares may fluctuate widely.

        Although we have not experienced significant losses resulting from catastrophic events since the commencement of our underwriting initiative in October 2001, we have large aggregate exposures to natural disasters. Catastrophes can be caused by various events, including hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophes can also cause losses in non-property business such as workers' compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Therefore, claims for catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our common shares to fluctuate widely.

Underwriting claims and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.

        Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

        As of December 31, 2003, our reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were approximately $1.54 billion. Such reserves were established in accordance with applicable insurance laws and generally accepted accounting principles ("GAAP"). Although we believe we have applied a conservative reserving philosophy for both our insurance and reinsurance operations, insurance loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving process reflects that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. See Development of GAAP Reserves table included under "Business—Reserves."

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.

        We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we generally seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

        For our catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses in any geographic zone. We monitor our exposure to catastrophic events, including earthquake, wind and specific terrorism exposures, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. We seek to limit the probable maximum pre-tax loss to a percentage of our total shareholders' equity for severe catastrophic events. Currently, we generally seek to limit the probable maximum pre-tax loss to approximately 25% of total shareholders' equity for a severe catastrophic event in any geographic zone that could be expected to occur once in every 250 years. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders' equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies in the data provided by clients and brokers, the modeling techniques and the application of such techniques. In addition, depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to limit the probable maximum pre-tax loss to a higher percentage of our total shareholders' equity for our catastrophe exposed business.

The risk associated with reinsurance underwriting could adversely affect us, and while reinsurance and retrocessional coverage will be used to limit our exposure to risks, the availability of such arrangements may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

        Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

        For the purposes of limiting our risk of loss, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance subsidiaries cede a substantial portion of their premiums to unaffiliated entities. Our reinsurance subsidiaries are currently retaining substantially all of their assumed reinsurance premiums written. For the year ended December 31, 2003, ceded premiums written represented approximately 15.1% of gross premiums written, compared to 15.2% for the year ended December 31, 2002.

        The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, the market for these arrangements is experiencing high demand for various products resulting in significant rate increases and substantial improvements in terms and conditions since the events of September 11, 2001. Although we believe that our insurance subsidiaries have been successful in obtaining reinsurance protection since the commencement of our underwriting initiative in October 2001, it is not certain that we will be able to continue to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, we may not be able successfully to mitigate risk through reinsurance and retrocessional arrangements.

        Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. At December 31, 2003, approximately 82.7% of our reinsurance recoverables on paid and unpaid losses of $428.0 million (not including prepaid reinsurance premiums) were due from carriers which had an A.M. Best rating of "A–" or better. Our recoverables on paid and unpaid losses from Sentry Insurance a Mutual Company ("Sentry") represented 5.7% of our total shareholders' equity at December 31, 2003. No other reinsurance recoverables exceeded 5% of our total shareholders' equity at such date. In connection with our acquisition of Arch Specialty in February 2002, the seller, Sentry, agreed to assume all liabilities arising out of Arch Specialty's business prior to the closing of the acquisition. In addition to the guarantee provided by Sentry, substantially all of the recoverable from Sentry is still subject to the original reinsurance agreements inuring to Arch Specialty and, to the extent Sentry fails to comply with its payment obligations to us, we may obtain reimbursement from the third party reinsurers under such agreements.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays premium for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.

As a result of recent events and instability in the marketplace for insurance products, there is the potential for government intervention in our industry which could hinder our flexibility and negatively affect the business opportunities we perceive are available to us in the market.

        In response to the current tightening of supply in certain insurance markets, as well as the impact of the September 11, 2001 events, it is possible that the United States and other governments worldwide may intervene in the insurance and reinsurance markets. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders. While we cannot predict the type of government intervention that may occur or its timing, such intervention could materially adversely affect us by:

  •
  disproportionately benefiting one country's companies over companies in other countries;

  •
  providing insurance and reinsurance capacity in the markets and to the customers that we target;

  •
  regulating the terms of insurance and reinsurance policies; or

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  mandating participation in guaranty associations or other involuntary industry pools.

        For example, on November 26, 2002, President Bush signed into law TRIA, which established a federal backstop for insurance-related losses resulting from any act of terrorism carried out by foreign powers on U.S. soil or against U.S. air carriers, vessels or foreign missions. Under TRIA, all U.S.-based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. In return, TRIA provides that the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. The deductible for each year is based on the insurer's direct commercial earned premiums for property and casualty insurance for the prior calendar year multiplied by a specified percentage. The specified percentages are 7% for 2003, 10% for 2004 and 15% for 2005, respectively.

        Our U.S.-based property and casualty insurers, Arch Insurance, Arch Specialty, Arch E&S and Western Diversified are subject to TRIA. TRIA specifically excludes reinsurance and personal lines business and, accordingly, currently does not apply to our non-standard automobile business or our reinsurance operations. Based on 2003 direct commercial earned premiums, our U.S. insurance group's deductible for 2004 would be $104.1 million (i.e.,10% of such earned premiums). The amount of our deductible for 2005 could increase substantially, depending upon the amount of direct commercial earned premiums we write in 2004, and in light of the fact that the deductible percentage increases in such years. Currently, there is uncertainty as to what effect TRIA will have on the insurance industry.

        The insurance industry is also affected by political, judicial and legal developments which have in the past resulted in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise, require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

        In addition, we engage in intercompany reinsurance arrangements between our U.S. operations and our Bermuda reinsurance operations. Some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates, which result principally from reinsurance arrangements between or among U.S. insurance companies and their Bermuda affiliates.

Risks Relating to Our Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our underwriting initiative in October 2001, and have limited operating and financial history. As a result, there is limited historical financial and operating information available to help potential investors evaluate our performance or an investment in our common shares. Insurance companies in their initial stages of development face substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. As a result of these risks, it is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have very limited financial data on which to base our reserves for losses and loss adjustment expenses, our historical financial results may not accurately provide an indication of our future performance.

Our success will depend on our ability to establish and maintain effective operating procedures and internal controls.

        As a relatively new insurance and reinsurance company, our success will also be dependent upon our ability to establish and maintain operating procedures and internal controls (including the timely and successful implementation of our information technology initiatives, which include the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support our business and our regulatory and reporting requirements. We may not be successful in such efforts. We have been, and are continuing to, enhance our procedures and controls, including our controls over financial reporting. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the disclosure controls and procedures are met.

The loss of our key employees or our inability to retain them could negatively impact our business.

        Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel when available and the loss of services of key personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance. We are not aware of any intentions of any of our key personnel that would cause them no longer to provide their professional services to us in the near future and are currently in discussions with Paul B. Ingrey, the Chief Executive Officer of Arch Re Bermuda, with respect to his continued service to our company beyond the term of his current employment agreement, which expires in October 2004.

The preparation of our financial statements requires us to make many estimates and judgments, which are even more difficult than those made in a mature company since very limited historical information has been reported to us through December 31, 2003.

        The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through December 31, 2003. Instead, our current loss reserves are based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not yet reported. We utilize actuarial models as well as historical insurance industry loss development patterns to establish loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

The Warburg Pincus funds and the Hellman & Friedman funds together own a majority of our voting shares, and these shareholders have the right to have directors on our board and the right to approve most transactions outside of the ordinary course of our business; their interests may materially differ from the interests of the holders of our common shares.

        The Warburg Pincus funds and the Hellman & Friedman funds own 34.2% and 21.4% of our outstanding voting shares, respectively, as of December 31, 2003. These shareholders are non-U.S. persons as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, they are not subject to the voting limitation contained in our bye-laws. In addition, our shareholders agreement prevents us from taking many actions outside the ordinary course of our business without the approval of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. We have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of preference shares, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders. By reason of their ownership and the shareholders agreement between us and the holders of preference shares, the Warburg Pincus funds and the Hellman & Friedman funds, individually or together, are able to strongly influence or effectively control actions to be taken by us, or our shareholders.

        In addition, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their equity securities purchased in November 2001. Currently, our board consists of twelve members, which includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and the Hellman & Friedman funds retain at least 60% of their original investment, these shareholders will be entitled to nominate six and three directors, respectively. Together they have the right to nominate a majority of directors to our board. The interests of these shareholders may differ materially from the interests of the holders of our common shares, and these shareholders could take actions or make decisions that are not in the interests of the holders of our common shares generally.

We may be required to issue additional preference shares to the investors in the November 2001 capital infusion as a result of a purchase price adjustment mechanism agreed to in connection with it, and the value of our common shares may, therefore, be further diluted.

        Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the "Subscription Agreement"), an adjustment basket relating to certain non-core operations was calculated during the 2003 fourth quarter for purposes of determining whether we would be required to issue additional preference shares to the investors as a purchase price adjustment. The adjustment basket was equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of our insurance balances attributable to our core insurance operations with respect to any policy or contract written or having a specified effective date at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket had been calculated as less than zero, we would have been required to issue additional preference shares (or, in certain extreme cases, preference shares of a subsidiary) to the investors based on the decrease in value of the components of the adjustment basket. In February 2004, the parties agreed that no purchase price adjustment was required pursuant to the above calculation and, accordingly, no additional preference shares will be issued to the investors. In November 2005, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica Reinsurance Company (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between us and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.

The price of our common shares may be volatile.

        There has been significant volatility in the market for equity securities. In 2001 and 2002, the price of our common shares fluctuated from a low of $14.38 to a high of $28.34 and from a low of $22.85 to a high of $34.50, respectively. For the year ended December 31, 2003, the price of our common shares fluctuated from a low of $27.71 to a high of $40.01. On March 11, 2004, the last quoted price of our common shares as reported on the Nasdaq National Market was $42.21. The price of our common shares may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of our common stock:

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  actual or anticipated variations in our quarterly results of operations;

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  changes in market valuation of companies in the insurance and reinsurance industry;

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  changes in expectations of future financial performance or changes in estimates of securities analysts;

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  fluctuations in stock market process and volumes;

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  issuances or sales of common shares or other securities in the future;

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  the addition or departure of key personnel; and

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  announcements by us or our competitors of acquisitions, investments or strategic alliances.

Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, could adversely affect the market price of our stock.

Future sales of our common shares, whether by us or our shareholders, could adversely affect their market price.

        Generally, our board of directors has the power to issue new equity (to the extent of authorized shares) without shareholder approval, except that shareholder approval may be required under applicable law or NASDAQ National Market rules for certain transactions. We may issue new equity to raise additional capital to support our insurance and reinsurance operations or for other purposes. Any additional issuance by us would have the effect of diluting the percentage ownership of our shareholders and could have the effect of diluting our earnings and our book value per share.

        In addition, the market price of our common shares could fall substantially if our existing shareholders sell large amounts of common shares in the public market. The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale. As of December 31, 2003, there are 28,200,372 common shares outstanding and up to 44,599,812 common shares issuable upon exercise of options or warrants or conversion of convertible securities. Of the outstanding shares, 21,493,985 common shares are freely tradable and 45,551,052 common shares (including common shares issuable upon conversion of convertible preference shares) are subject to Rule 144 under the Securities Act. Of the shares subject to Rule 144 under the Securities Act, there are 11,989,347 common shares registered for resale by selling shareholders, including those registered pursuant to our existing registration statement. In addition, we have registered with the United States Securities and Exchange Commission (the "SEC") up to $500,000,000 of new securities which may consist in part or entirely of common shares.

        We have granted the Warburg Pincus funds and Hellman & Friedman funds demand registration rights and all of the investors in the November 2001 capital infusion certain "piggy-back" registration rights with respect to the common shares issuable to them upon conversion of the preference shares or exercise of the class A warrants (although such warrants are no longer outstanding). Certain other investors who purchased or acquired shares in unregistered transactions also have demand and piggy-back registration rights. They can exercise these rights at any time.

Our business is dependent upon insurance and reinsurance brokers, and the failure to develop or the loss of important broker relationships could materially adversely affect our ability to market our products and services.

        We market our insurance and reinsurance products primarily through brokers. We derive a significant portion of our business from a limited number of brokers. During 2003, approximately 20.0%, 18.3% and 10.6% of our gross premiums written were generated by AON Corporation and its subsidiaries, Marsh & McLennan Companies and Willis Group Holdings and its subsidiaries, respectively. Some of our competitors have had longer term relationships with the brokers we use than we have, and the brokers may promote products offered by companies that may offer a larger variety of products than we do. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

We could be materially adversely affected to the extent that managing general agents, general agents and other producers in our program business exceed their underwriting authorities or otherwise breach obligations owed to us.

        In the program business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. Once a program incepts, we must rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we monitor our programs on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. We have experienced breaches by certain of our agents, all of which have been resolved favorably for us. To the extent that our agents exceed their authorities or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.

        Financial strength and claims paying ratings from third party rating agencies are instrumental in establishing the competitive positions of companies in our industry. Periodically, rating agencies evaluate us to confirm that we continue to meet their criteria for the ratings assigned to us by them. Recently, rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. Although, since the commencement of our underwriting initiative in October 2001, our ratings have not been downgraded, we can offer no assurances that our ratings will remain at their current levels. A ratings downgrade, or the potential for such a downgrade, could adversely affect both our relationships with agents, brokers, wholesalers and other distributors of our existing products and services and new sales of our products and services. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets and have a material adverse impact on our financial condition and results of operations.

Our investment performance may affect our financial results and ability to conduct business.

        Our operating results depend in part on the performance of our investment portfolio. A significant portion of our cash and invested assets consists of fixed income securities (91.4% as of December 31, 2003). Although our current investment guidelines stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, although we did not experience any significant defaults by issuers during 2003, we are subject to risks inherent in particular securities. We may not be able to realize our investment objectives, which could reduce our net income significantly. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate-sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, as is the case in the current environment, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of December 31, 2003, mortgage-backed securities constituted approximately 1.3% of our cash and invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. During 2003, we significantly decreased our investments in mortgage-backed securities in order to reduce the prepayment risk in our investment portfolio.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in 2004, or in the future, which may not be available or only available on unfavorable terms.

        We monitor our capital adequacy on a regular basis. The capital requirements of our business depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected. It is possible, based upon current available information, that we will raise additional capital during the first half of 2004 to support our underwriting activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We sold our prior reinsurance operations in May 2000 and may have liability to the purchaser and continuing liability from those reinsurance operations if the purchaser should fail to make payments on the reinsurance liabilities it assumed.

        On May 5, 2000, we sold our prior reinsurance operations to Folksamerica Reinsurance Company. The Folksamerica transaction was structured as a transfer and assumption agreement (and not reinsurance), and, accordingly, the loss reserves (and any related reinsurance recoverables) relating to the transferred business are not included as assets or liabilities on our balance sheet. In addition, in connection with that asset sale, we made extensive representations and warranties about us and our reinsurance operations, some of which survived the closing of the asset sale. Breach of these representations and warranties could result in liability to us. In the event that Folksamerica refuses or is unable to make payment for reserved losses transferred to it by us in the May 2000 sale and the notice given to reinsureds is found not to be an effective release by such reinsureds, we would be liable for such claims.

Any future acquisitions may expose us to operational risks.

        We have made, and may in the future make, strategic acquisitions, either of other companies or selected blocks of business. Any future acquisitions may expose us to operational challenges and risks, including:

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  integrating financial and operational reporting systems;

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  establishing satisfactory budgetary and other financial controls;

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  funding increased capital needs and overhead expenses;

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  obtaining management personnel required for expanded operations;

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  funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

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  the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

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  the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and

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  financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.

        Our failure to manage successfully these operational challenges and risks may impact our results of operations.

Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.

        Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring the company to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

        Among other things, our bye-laws provide:

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  for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders;

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  that the number of directors is determined by the board from time to time by a vote of the majority of our board;

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  that directors may only be removed for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties;

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  that our board has the right to fill vacancies, including vacancies created by an expansion of the board;

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  for limitations on shareholders' right to call special general meetings and to raise proposals or nominate directors at general meetings; and

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  that shareholders may act by written consent only if such consent is unanimous among all shareholders entitled to vote.

        Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.

        The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Code), that owns shares of ACGL, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors. ACGL will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.

        Moreover, most states, including states in which our subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer's holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in the state in which our subsidiaries are domiciled.

        The bye-laws also provide that the affirmative vote of 80% of our outstanding shares (including a majority of the outstanding shares held by shareholders other than holders (and such holder's affiliates) of 10% or more ("10% holders") of the outstanding shares) shall be required (the "extraordinary vote") for the following corporate actions:

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  merger or consolidation of the company into a 10% holder;

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  sale of any or all of our assets to a 10% holder;

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  the issuance of voting securities to a 10% holder; or

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  amendment of these provisions;

provided, however, the extraordinary vote will not apply to any transaction approved by the board, so long as a majority of those board members voting in favor of the transaction were duly elected and acting members of the board prior to the time the 10% holder became a 10% holder.

        In addition, pursuant to the shareholders agreement which we entered into in connection with the November 2001 capital infusion, we cannot engage in transactions outside the ordinary course of our business, including mergers and acquisitions, without the consent of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. To the extent these provisions discourage takeover attempts, they could deprive our shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of our common shares.

        The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

Our operating insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and material changes in the regulation of their operations could adversely affect our results of operations.

        Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, claims practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

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  establish solvency requirements, including minimum reserves and capital and surplus requirements;

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  limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

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  impose restrictions on the amount and type of investments we may hold; and

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  require assessments to pay claims of insolvent insurance companies.

        The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

        Our Bermuda insurance and reinsurance subsidiary, Arch Re Bermuda, conducts its business from its offices in Bermuda and is not licensed or admitted to do business in any jurisdiction except Bermuda. We do not believe that Arch Re Bermuda is subject to the insurance laws of any state in the United States; however, recent scrutiny of the insurance and reinsurance industry in the U.S. and other countries could subject Arch Re Bermuda to additional regulation. Our U.S. reinsurance subsidiary, Arch Re U.S., and our U.S. insurance subsidiaries, Arch Insurance, Arch Specialty, Arch E&S, Western Diversified, American Independent and PSIC, write reinsurance and insurance in the United States. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors.

        Each of our U.S. and Bermuda insurance and reinsurance subsidiaries is required to maintain minimum capital and surplus as mandated by their respective jurisdictions of incorporation. All of our subsidiaries are currently in compliance with these capital and surplus requirements.

        We periodically review our corporate structure in the United States so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the United States.

        If ACGL or any of our subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted, ACGL or such subsidiary may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could adversely affect our financial condition and results of operations.

ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions.

        We are a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of debt service obligations and operating expenses we may incur. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Since the commencement of our underwriting initiative in October 2001 through December 31, 2003, no dividends were paid to ACGL by any of its subsidiaries. We believe that we have enough cash resources and available dividend capacity to service our indebtedness and other current outstanding obligations.

        The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is required to maintain a minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written by us less any premiums ceded by us, but we may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of loss and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its minimum solvency margin. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements. At December 31, 2003, Arch Re Bermuda had statutory capital and surplus as determined under Bermuda law of $1.43 billion (including interests in U.S. insurance and reinsurance subsidiaries). Accordingly, as of December 31, 2003, 15% of Arch Re Bermuda's capital, or approximately $214.7 million, is available for dividends without prior approval under Bermuda law, as discussed above. Our U.S. insurance and reinsurance subsidiaries, on a consolidated basis, may not pay any significant dividends or distributions during 2004 without prior regulatory approval. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.

If our Bermuda reinsurance subsidiary is unable to provide collateral to ceding companies, its ability to conduct business could be significantly and negatively affected.

        Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the United States. Because insurance regulations in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Arch Re Bermuda's contracts generally require it to post a letter of credit or provide other security after a reinsured reports a claim. Although, to date, Arch Re Bermuda has not experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations.

        Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

Foreign currency exchange rate fluctuation may adversely affect our financial results.

        We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues and increase our liabilities and costs, as measured in the U.S. dollar as our functional currency. To date, we have not attempted to reduce our exposure to these exchange rate risks by using hedging transactions or by investing in securities denominated in currencies other than the U.S. dollar. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to minimize the impact of exchange rate fluctuations, we are considering reducing our exposure to these exchange rate risks in 2004 by investing in securities denominated in currencies other than the U.S. dollar. Since inception, we have recorded net premiums written of approximately $313.6 million from British Pound Sterling-denominated contracts, $95.8 million from Euro-denominated contracts and $68.9 million from Canadian Dollar-denominated contracts. For the years ended December 31, 2003 and 2002, net foreign exchange gains were $997,000 and $2.4 million, respectively.

Employees of our Bermuda operations are required to obtain work permits before engaging in a gainful occupation in Bermuda. Required work permits may not be granted or may not remain in effect.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. We consider our key officers in Bermuda to be Constantine Iordanou, our President and Chief Executive Officer (work permit expires November 12, 2006), Paul B. Ingrey, Chief Executive Officer of Arch Re Bermuda (work permit expires May 12, 2005), Dwight R. Evans, President of Arch Re Bermuda (work permit expires May 12, 2005) and John D. Vollaro, our Executive Vice President and Chief Financial Officer (work permit expires July 25, 2005). If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.

The enforcement of civil liabilities against us may be difficult.

        We are a Bermuda company and in the future some of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and of those persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to enforce in United States courts judgments obtained against those persons.

        We have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the United States. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

  •
  the court which gave the judgment had proper jurisdiction over the parties to such judgment;

  •
  such court did not contravene the rules of natural justice of Bermuda;

  •
  such judgment was not obtained by fraud;

  •
  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under Bermuda law.

A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Risks Relating to Taxation

We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation.

        ACGL and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, thus, will not be required to pay U.S. federal income taxes (other than withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the United States. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be adversely affected.

Certain of our U.S. subsidiaries were personal holding companies in respect of 2002 and 2003, but did not have "undistributed personal holding company income."

        We changed our legal domicile from the United States to Bermuda in November 2000. Legislation has recently been introduced which (if enacted) could eliminate the tax benefits available to companies, like us, that changed their legal domiciles to Bermuda. In addition, some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. Legislation, if passed, and other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect us.

U.S. persons who hold our common shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits. In addition, the heirs or estate of any individual holder may not be entitled to a "step-up" in basis of our common shares which might otherwise be available upon such holder's death.

        We believe that we and our non-U.S. subsidiaries currently are controlled foreign corporations ("CFCs"), although our bye-laws are designed to preclude any U.S. person from adverse tax consequences as a result of our CFC status. ACGL and certain of its non-U.S. subsidiaries were also foreign personal holding companies in respect of 2002 and 2003, but did not have undistributed foreign personal holding company income. We do not believe that we are a passive foreign investment company. Since these determinations and beliefs are based upon legal and factual conclusions, no assurances can be given that the U.S. Internal Revenue Service or a court would concur with our conclusions. If they were not to so concur, U.S. persons who hold our common shares may suffer adverse tax consequences.

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of the common shares offered by us, estimated to be approximately $178.9 million (after deducting underwriting discounts and estimated expenses of the offering), principally to support the growth of our insurance and reinsurance operations.

        This use of proceeds does not reflect the underwriters' exercise of their over-allotment option. If the underwriters exercise their over-allotment option in full, we will receive additional net proceeds of approximately $26.9 million.

        We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

        For additional information regarding our capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and footnote (1) to the table set forth under the heading "Capitalization."

PRICE RANGE OF COMMON SHARES

        Our common shares are traded on the Nasdaq National Market under the symbol "ACGL." For the periods presented below, the high and low sales prices and closing prices for our common shares as reported on the Nasdaq National Market were as follows:

	Three Months Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
High	$40.01	$35.85	$37.80	$33.85
Low	33.04	30.48	32.74	27.71
Close	39.86	33.07	34.68	33.94

	Three Months Ended
	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
High	$34.50	$28.93	$31.10	$27.94
Low	26.00	22.85	25.35	25.00
Close	31.17	27.90	28.15	25.81

        On March 11, 2004, the high and low sales prices and the closing price for our common shares as reported on the Nasdaq National Market were $42.66, $41.94 and $42.21, respectively. As of March 1, 2004, and based on information provided to us by our transfer agent and proxy solicitor, there were approximately 181 holders of record of our common shares, approximately 3,800 beneficial holders of our common shares and 27 holders of record and beneficial holders of our preference shares.

DIVIDEND POLICY

        Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors. As a holding company, we will depend on future dividends and other permitted payments from our subsidiaries to pay dividends to our shareholders. Our subsidiaries' ability to pay dividends, as well as our ability to pay dividends, is, and is expected to be, subject to regulatory, contractual, rating agency and other constraints. Our board of directors currently does not intend to declare dividends or make any other distributions.

        In addition, pursuant to our shareholders agreement, we have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares, pro rata, on the basis of the amount of those shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to those shareholders.

CAPITALIZATION

        The following table sets forth our capitalization at December 31, 2003 on:

  •
  an historical basis; and

  •
  an as adjusted basis to give effect to this offering.

        The following should be read in conjunction with our financial statements and the notes related thereto which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

	December 31, 2003
	Historical	As adjusted
	(in thousands)
Revolving credit agreement borrowings	$200,000	$200,000
Other debt(1)(2)	—	—

Total debt(2)	200,000	200,000

Shareholders' equity:
Series A convertible preference shares, $0.01 par value, 50,000,000 shares authorized, 38,844,665 shares issued and outstanding actual, 36,034,665 shares issued and outstanding as adjusted(3)	388	360
Common shares, $0.01 par value, 200,000,000 shares authorized, 28,200,372 shares issued and outstanding actual, 35,435,372 shares issued and outstanding as adjusted(3)(4)	282	354
Additional paid-in capital	1,361,267	1,539,531
Deferred compensation under share award plan	(15,004)	(15,004)
Retained earnings	327,963	327,963
Accumulated other comprehensive income consisting of appreciation in value of investments, net of deferred income tax	35,833	35,833

Total shareholders' equity	1,710,729	1,889,037

Total capitalization	$1,910,729	$2,089,037

	December 31, 2003
	Historical	As Adjusted
Book value:
Per common share(5)(6)	$31.74	$31.95
Diluted(5)	$25.52	$26.43
Common shares outstanding:
Actual	28,200,372	35,435,372
Diluted(6)	67,045,037	71,470,037

(1)
We are currently reviewing our capital needs for 2004. As part of our capital raising activities, we may also seek to supplement, or replace, our current revolving credit facility borrowings with longer term debt securities or other debt financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

(2)
Does not include reserves or other balance sheet or non-balance-sheet liabilities, including contingent liabilities. See "Selected Historical Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3)
"Series A convertible preference shares, as adjusted" and "Common shares, as adjusted" gives effect to the conversion of 2,810,000 shares of Series A convertible preference shares into 2,810,000 common shares by certain selling shareholders in connection with this offering.

(4)
The number of common shares outstanding does not include common shares issuable upon conversion of our preference shares (38,844,665 actual and 36,034,665 as adjusted) and 74,737 common shares issuable upon exercise of our class B warrants (calculated using the treasury stock method and based on 150,000 class B warrants with an exercise price of $20.00 per share) and excludes the effect of our outstanding employee stock options (5,587,479 at December 31, 2003).

(5)
Book value per common share at December 31, 2003 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the preference shares of $815.7 million actual and $756.7 million as adjusted by (ii) the number of common shares outstanding.

(6)
Excludes the effects of outstanding employee stock options and class B warrants.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table sets forth selected historical consolidated financial and operating data for the five-year period ended December 31, 2003. Such data for the three-year period ended December 31, 2003 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations for such years with 1999 to 2001 results of operations are not meaningful. These changes included (1) the sale of our prior reinsurance operations in May 2000, (2) our change of legal domicile and reorganization completed in November 2000, (3) our acquisition activity and (4) our underwriting initiative which commenced in October 2001 and the related capital infusions in late 2001 and early 2002.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands except share and per share data)
Statement of Operations Data:
Revenues:
Net premiums written(1)	$2,738,415	$1,261,627	$36,216	$(10,604)	$306,726
Net premiums earned	2,212,599	654,976	30,918	87,530	311,368
Net investment income	80,992	51,249	12,120	15,923	20,173
Net realized investment gains (losses)	25,317	(839)	18,382	20,045	17,227
Total revenues	2,343,737	721,769	76,454	127,634	344,800
Income (loss) before income taxes and extraordinary item	306,500	54,540	24,144	503	(56,199)
Income (loss) before extraordinary item	279,775	55,096	22,016	(8,012)	(35,636)
Extraordinary gain—excess of fair value of acquired net assets over cost (net of $0 tax)(2)	816	3,886	—	—	—

Net income (loss)	$280,591	$58,982	$22,016	$(8,012)	$(35,636)
Average shares outstanding:
Basic(3)	26,264,055	20,095,698	12,855,668	13,198,075	17,086,732
Diluted(3)	67,777,794	59,662,178	17,002,231	13,198,075	17,086,732
Net income (loss) per share data:
Basic(3):
Income (loss) before extraordinary item	$10.65	$2.74	$1.71	$(0.61)	$(2.09)
Extraordinary gain(2)	0.03	0.19	—	—	—

Net income (loss)	$10.68	$2.93	$1.71	$(0.61)	$(2.09)
Diluted(3):
Income (loss) before extraordinary item	$4.13	$0.92	$1.29	$(0.61)	$(2.09)
Extraordinary gain(2)	0.01	0.07	—	—	—

Net income (loss)	$4.14	$0.99	$1.29	$(0.61)	$(2.09)
Cash dividends per share	—	—	—	—	—

	December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet Data:
Cash and invested assets	$3,717,147	$1,985,898	$1,019,058	$276,053	$579,874
Unpaid losses and loss adjustment expenses recoverable	409,451	211,100	90,442	—	55,925
Total assets	5,585,321	2,991,328	1,313,701	295,907	860,175
Reserves for losses and loss adjustment expenses:
Before reinsurance recoverable	1,951,967	592,432	111,494	—	364,554
Net of reinsurance recoverable	1,542,516	381,332	21,052	—	308,629
Revolving credit agreement borrowings	200,000	—	—	—	—
Total liabilities	3,874,592	1,580,084	293,332	23,608	517,845
Shareholders' equity	1,710,729	1,411,244	1,020,369	272,299	342,330

	December 31,
	2003	2002	2001	2000	1999
Book value:
Per common share(4)	$31.74	$21.48	$20.05	$21.43	$20.03
Diluted(5)	$25.52	$21.20	$18.28	$21.43	$20.03
Shares outstanding:
Basic	28,200,372	27,725,334	13,513,538	12,708,818	17,087,970
Diluted(5)	67,045,037	66,569,999	55,804,038	12,708,818	17,087,970

(1)
Net premiums written for the year ended December 31, 2000 includes the reversal of $92.9 million of premiums recorded in prior periods in connection with the sale of our prior reinsurance operations in May 2000.

(2)
On November 30, 2002, we acquired PSIC and recorded an extraordinary gain of $3.9 million for the year ended December 31, 2002. The extraordinary gain represents the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. In 2003, we recorded an additional extraordinary gain of $816,000 representing an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as part of the acquisition.

(3)
Net income per share is based on the basic and diluted weighted average number of common shares and common share equivalents outstanding. Net loss per share is based on the basic weighted average number of common shares outstanding.

(4)
Book value per common share at December 31, 2003, 2002 and 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the preference shares of $815.7 million, $815.7 million and $749.4 million, respectively, by (ii) the number of common shares outstanding.

(5)
Book value per share excludes the effects of stock options and class B warrants. Diluted book value per share as of December 31, 2001 is adjusted on a pro forma basis to reflect the issuance of additional preference shares that were issued by us on June 28, 2002 and December 16, 2002 pursuant to the post-closing purchase price adjustment mechanisms under the subscription agreement entered into in connection with the November 2001 capital infusion.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis contains forward-looking statements which involve inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements are based on our current assessment of risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements and, therefore, undue reliance should not be placed on them. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in this prospectus supplement, including the sections entitled "Cautionary Note Regarding Forward Looking Statements," and "Risk Factors."

        This discussion and analysis should be read in conjunction with our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

General

Overview

        Arch Capital Group Ltd., a Bermuda public limited liability company with over $1.9 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. While we are positioned to provide a full range of property and casualty insurance and reinsurance lines, we are focusing on writing specialty lines of insurance and reinsurance. It is our belief that our existing Bermuda and U.S.-based underwriting platform, our strong management team and our capital that is unencumbered by significant exposure to pre-2002 risks have enabled us to establish a strong presence in an attractive insurance and reinsurance marketplace.

        The worldwide insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as terms and conditions, and underwriting losses). Insurance market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.

        The financial results of the insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market. During 2001, market conditions had been improving primarily as a result of declining insurance capacity.

        In general, market conditions continued to improve during 2002 and 2003 in the insurance and reinsurance marketplace. This reflects improvement in pricing, terms and conditions following significant industry losses arising from the events of September 11th, as well as the recognition that intense competition in the late 1990s led to inadequate pricing and overly broad terms, conditions and coverages. Such industry developments resulted in poor financial results and erosion of the industry's capital base. Consequently, many established insurers and reinsurers reduced their participation in, or exited from, certain markets. These developments have provided relatively new insurers and reinsurers, like us, with an opportunity to provide needed underwriting capacity and to write insurance and reinsurance business at what we believe to be attractive rates.

        As a provider of insurance and reinsurance, we are exposed to certain interrelated risks that are unique to the business of insurance, including rate adequacy, reserve estimation and underwriting risk. Management focuses on such risks in its evaluation of ACGL's financial condition and operating results. Certain parts of our business have loss experience characterized as low frequency and high severity. Such characteristics may result in volatility in our operating results from period to period. In addition, estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those for a company with a longer operating history since very limited historical information has been reported to us through December 31, 2003.

        The adequacy of premium rates is dependent on the ultimate loss experience related to the policies or contracts underwritten. As the period of time from the occurrence of a loss through the settlement typically extends many years into the future, the pricing of insurance products is necessarily based on estimates. Management periodically reviews available information from industry and other sources in order to evaluate the adequacy of current premium rates.

        There are several sources of reserve estimation risk. Unforeseen changes in the economic, social and legal environments can increase the costs to settle claims above anticipated levels. Although actuarial techniques attempt to estimate the impact of such changes, they may not fully reflect our ultimate loss experience. Although we can never eliminate estimation risk, we attempt to reduce it by trying to incorporate as much information as possible into our estimates.

        Underwriting risk refers to the uncertainty about the exposures underwritten by us, including the possibility that a single event (or set of events) will simultaneously affect multiple exposures and the possibility that the wording in policies or contracts underwritten by us will be reinterpreted in the future to our detriment. Uncertainty about exposures underwritten by us can arise because policyholders and ceding companies may have failed to disclose all relevant information to us when the policies and contracts were issued, or because of an unusual event, such as a natural or man-made catastrophe that simultaneously affects multiple exposures.

        Our overall strategy is to be highly selective in the risks we underwrite, and to be opportunistic in our management of the underwriting cycle, with the ultimate objective of generating superior risk-adjusted returns to our shareholders. In addition, our strategy is to focus on keeping our expenses low relative to our premiums, as well as to our competitors, and to allocate our capital effectively. Financial measures that are meaningful in analyzing our performance are underwriting profitability (as measured by the combined ratio) and return on equity. The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and underwriting expense ratios. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. Our combined ratio for the year ended December 31, 2003 was 90.0%, compared to 90.9% for the year ended December 31, 2002. Return on equity provides an indication of the return generated on capital deployed in the business and is calculated based on the level of net income generated in relation to shareholders' equity. Our net income for the year ended December 31, 2003 represented an 18.0% return on average equity, compared to a 4.9% return on average equity for the year ended December 31, 2002.

History

        We commenced operations in September 1995 following the completion of the initial public offering of our predecessor, Arch-U.S. Arch-U.S. is a Delaware company formed in March 1995 under the original name of "Risk Capital Holdings, Inc." From that time until May 2000, we provided reinsurance and other forms of capital to insurance companies. On May 5, 2000, we sold our prior reinsurance book of business to Folksamerica Reinsurance Company in an asset sale, but retained our surplus and our U.S.-licensed reinsurance platform. On November 8, 2000, following shareholder approval, we changed our legal domicile to Bermuda in order to benefit from Bermuda's favorable business, regulatory, tax and financing environment.

        During the period from May 2000 through the announcement of our underwriting initiative in October 2001, we built and acquired insurance businesses that enable us to generate both fee-based revenue (e.g., commissions and advisory and management fees) and risk-based revenue (i.e., insurance premium). As part of this strategy, we built an underwriting platform that is intended to enable us to maximize risk-based revenue during periods in the underwriting cycle when we believe it is more favorable to assume underwriting risk. In October 2001, we concluded that underwriting conditions favored dedicating our attention exclusively to building our insurance and reinsurance business.

        In October 2001, we launched an underwriting initiative to meet current and future demand in the global insurance and reinsurance markets that included the recruitment of new insurance and reinsurance management teams and an equity capital infusion of $763.2 million. In April 2002, we completed an offering of common shares and received net proceeds of $179.2 million and, in September 2002, we received proceeds of $74.3 million from the exercise of class A warrants by our principal shareholders and certain other investors.

        Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations with 2001 are not meaningful. Therefore, results of operations discussed below relate to the years ended December 31, 2003 and 2002.

Revenues

        We derive our revenues primarily from the issuance of insurance policies and reinsurance contracts. Insurance and reinsurance premiums are driven by the volume and classes of business of the policies and contracts that we write and prevailing market prices. The premium we charge for the risks assumed is priced based on many assumptions. We price these risks well before our ultimate costs are known, which may extend many years into the future. In addition, our revenues include fee income and income we generate from our investment portfolio. Our investment portfolio is comprised primarily of fixed income investments that are held as available for sale. Under our basis of accounting, generally accepted accounting principles ("GAAP") in the United States, these investments are carried at fair market value and unrealized gains and losses on the investments are not included in our statement of operations. Rather, these unrealized gains and losses are included on our balance sheet in accumulated other comprehensive gain or loss as a separate component of shareholders' equity.

Costs and Expenses

        Our costs and expenses primarily consist of losses and loss adjustment expenses, acquisition costs, other operating expenses and non-cash compensation. Losses and loss adjustment expenses include management's best estimate of the ultimate cost of claims incurred during a reporting period. Such costs consist of three components: paid losses, changes in estimated amounts for known losses ("case reserves"), and changes in reserves for incurred but not reported ("IBNR") losses. See "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses" for further discussion. Acquisition expenses consist primarily of commissions, brokerage and taxes paid to obtain our business. A significant portion of such costs is paid based on a percentage of the premium written and will vary for each class or type of business that we underwrite. Other operating expenses, a significant portion of which are general and administrative expenses, consist primarily of compensation-related expenses. Non-cash compensation relates to certain grants (primarily of restricted common shares) under our stock incentive plans and other arrangements. The issuance of restricted common shares and the related recognition of non-cash compensation expense have no impact on our shareholders' equity.

Critical Accounting Policies, Estimates and Recent Accounting Pronouncements

        The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through December 31, 2003. Actual results will differ from these estimates and such differences may be material. We believe that the following critical accounting policies require our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Reserves for Losses and Loss Adjustment Expenses

        We are required by applicable insurance laws and regulations and GAAP to establish reserves for losses and loss adjustment expenses that arise from the business we underwrite. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss adjustment expenses for insured or reinsured claims which have occurred at or before the balance sheet date. Due to the lack of historical loss data for our reinsurance and insurance operations, and the inability to use a historical loss development methodology, there is a possibility that significant changes in the reserve estimates in future periods could occur.

        Insurance and reinsurance loss reserves are inherently subject to uncertainty. The period of time from the occurrence of a loss through the settlement of the liability may extend many years into the future. During this period, additional facts and trends will become known and, as these factors become apparent, reserves will be adjusted in the period in which the new information becomes known. While reserves are established based upon available information, certain factors, such as those inherent in the political, judicial and legal systems, including judicial and litigation trends and legislation changes, could impact the ultimate liability. Changes to our prior year loss reserves can impact our current underwriting results by (1) reducing our reported results if the prior year reserves prove to be deficient or (2) improving our reported results if the prior year reserves prove to be redundant. The reserves for losses and loss adjustment expenses represent estimates involving actuarial and statistical projections at a given point in time of our expectations of the ultimate settlement and administration costs of losses incurred, and it is likely that the ultimate liability may exceed or be less than such estimates. We utilize actuarial models as well as available historical insurance and reinsurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Even actuarially sound methods can lead to subsequent adjustments to loss reserves that are both significant and irregular due to the nature of the risks written, potentially by a material amount.

        For our reinsurance operations, we establish case reserves based on reports of claims notices received from ceding companies. Case reserves usually are based upon the amount of reserves recommended by the ceding company. Reported case reserves on known events may be supplemented by additional case reserves. Additional case reserves are often estimated by our claims function ahead of official notification from the ceding company, or when our judgment regarding the size or severity of the known event differs from the ceding company. In certain instances, we may establish additional case reserves even when the ceding company does not report any liability on a known event.

        For our insurance operations, generally, claims personnel determine whether to establish a case reserve for the estimated amount of the ultimate settlement of individual claims. The estimate reflects the judgment of claims personnel based on general corporate reserving practices and the experience and knowledge of such personnel regarding the nature and value of the specific type of claim and, where appropriate, advice of counsel.

        Our insurance operations also contract with a number of outside third party administrators in the claims process who, in certain cases, have limited authority to establish case reserves. The work of such administrators is reviewed and monitored by our claims personnel. Reserves are also established to provide for the estimated expense of settling claims, including legal and other fees and the general expenses of administering the claims adjustment process. Periodically, adjustments to the reported or case reserves may be made as additional information regarding the claims is reported or payments are made. In accordance with industry practice, we also maintain IBNR reserves. Such reserves are established to provide for incurred claims which have not yet been reported to an insurer or reinsurer as well as to actuarially adjust for any projected variance in case reserving.

        Even though most insurance policies have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could very significantly exceed the premiums received on the underlying policies. We attempt to limit our risk of loss through reinsurance and may also use retrocessional arrangements. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control.

        In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving method for 2003 and 2002 was primarily the expected loss method, which is commonly applied when limited loss experience exists. We select the initial expected loss and loss adjustment expense ratios based on information derived by our underwriters and actuaries during the initial pricing of the business, supplemented by industry data where appropriate. These ratios consider, among other things, rate increases and changes in terms and conditions that have been observed in the market. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. Reinsurance operations by their nature add further complexity to the reserving process in that there is an inherent additional lag in the timing and reporting of a loss event to a reinsurer from an insured or ceding company through a broker. As actual loss information is reported to us and we develop our own loss experience, our reserving methods will also include other actuarial techniques. It is possible that claims in respect of events that have occurred could exceed our reserves and have a material adverse effect on our results of operations in a future period or our financial condition in general.

        We are only permitted to establish loss and loss adjustment expense reserves for losses that have occurred on or before the applicable financial statement date. Case reserves and IBNR reserves contemplate these obligations. Reserves for losses and loss adjustment expenses do not reflect contingency reserve allowances to account for future loss occurrences. Losses arising from future events will be estimated and recognized at the time the losses are incurred and could be substantial.

        At December 31, 2003, our reserves for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, by type and by operating segment were as follows:

	Reinsurance	Insurance	Total
	(in thousands)
Case reserves	$191,336	$79,728	$271,064
IBNR reserves	790,822	480,630	1,271,452

Total net reserves	$982,158	$560,358	$1,542,516

        As described above, we primarily use the expected loss method to calculate our reserves for losses and loss adjustment expenses, which is commonly applied when limited loss experience exists, and represents management's best estimate of our reserves. As the loss history develops, we will utilize other actuarial methods to evaluate our reserves. Due to the lack of historical loss data for our reinsurance and insurance operations, generally we do not produce a range of estimates in calculating reserves. In order to illustrate the potential volatility in our reserves for losses and loss adjustment expenses, we used a statistical model to simulate a range of results based on various probabilities. Both the probabilities and related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as the potential for multiple entities to react similarly to external events, and includes other statistical assumptions.

        Our recorded estimate of reserves for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, by operating segment at December 31, 2003, along with the results of the simulation are as follows:

	Reinsurance	Insurance	Total
	(in thousands)
Total net reserves	$982,158	$560,358	$1,542,516

Simulation results:
90th percentile(1)	$1,164,327	$707,123	$1,819,071
10th percentile(2)	$784,706	$465,424	$1,294,613

(1)
Simulation results indicate that a 90 percent probability exists that the net reserves for losses and loss adjustment expenses will not exceed the indicated amount.

(2)
Simulation results indicate that a 10 percent probability exists that the net reserves for losses and loss adjustment expenses will be at or below the indicated amount.

        The simulation results shown for each segment do not add to the total simulation results, as the individual segment simulation results do not reflect the diversification effects across our segments. The simulation results noted above are informational only, and no assurance can be given that our ultimate losses will not be significantly different than the simulation results shown above, and such differences could directly and significantly impact earnings favorably or unfavorably in the period they are determined.

        We do not have significant exposure to pre-2002 liabilities, such as asbestos-related illnesses and other long-tail liabilities and, to date, we have experienced a relatively low level of reported claims activity in most of our business, particularly in our longer tail exposures, such as casualty, executive assurance and professional liability, which have longer time periods during which claims are reported and paid. Our limited history does not provide any meaningful trend information. See "—Results of Operations—Segment Information" for a discussion of prior year development of loss reserves.

Premium Revenues and Related Expenses

        Insurance premiums written are generally recorded at the policy inception and are primarily earned on a pro rata basis in accordance with the terms of the policies for all products. Premiums written include estimates in our program business and aviation business. The amount of such insurance premium estimates included in premiums receivable at December 31, 2003 was $33.9 million. Unearned premium reserves represent the portion of such premiums written that relates to the unexpired terms of in-force insurance policies.

        Reinsurance premiums written include amounts reported by the ceding companies, supplemented by our own estimates of premiums for which ceding company reports have not been received. The basis for the amount of premiums written recognized varies based on the type of contracts we write. Premiums on our excess of loss and pro rata reinsurance contracts are estimated when the business is underwritten. For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by the brokers and the ceding companies. For multi-year reinsurance treaties which are payable in annual installments, only the initial annual installment is included as premiums written at policy inception due to the ability of the reinsured to commute or cancel coverage during the term of the policy. The remaining annual installments are included as premiums written at each successive anniversary date within the multi-year term.

        The amount of reinsurance premium estimates included in premiums receivable and the amount of related acquisition expenses by type of business was as follows at December 31, 2003:

	Gross Amount	Acquisition Expenses	Amount Net
	(in thousands)
Casualty	$192,159	($54,014)	$138,145
Other specialty	102,579	(23,173)	79,406
Property excluding property catastrophe	51,309	(15,826)	35,483
Marine and aviation	44,017	(9,366)	34,651
Non-traditional	9,395	(3,235)	6,160
Property catastrophe	3,787	(1,067)	2,720

Total	$403,246	($106,681)	$296,565

        Reinsurance premium estimates are reviewed at least quarterly, based on management's detailed review by treaty, comparing actual reported premiums to expected ultimate premiums. In addition, a confirmation by the responsible underwriter to the broker as to the realization of the expected premium is performed prior to the detailed treaty review along with a review of the aging and collection of premium estimates recorded. Based on such review, management evaluates the appropriateness of the premium estimates, and any adjustment to these estimates is recorded in the period in which it becomes known.

        Adjustments to original premium estimates could be material and such adjustments could directly and significantly impact earnings favorably or unfavorably in the period they are determined because the subject premium may be fully or substantially earned. A significant portion of amounts included as premiums receivable, which represent estimated premiums written, net of commissions, is not currently due based on the terms of the underlying contracts. Due to the above process, management believes that the premium estimates included in premiums receivable will be collectible and, therefore, no provision for doubtful accounts has been recorded on the premium estimates at December 31, 2003.

        Reinsurance premiums assumed, irrespective of the type of business, are generally earned on a pro rata basis over the terms of the underlying policies or reinsurance contracts. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, which typically extends 12 months. Accordingly, the premium is earned evenly over the term. Pro rata contracts, which are written on a risks attaching basis, cover losses which attach to the underlying insurance policies written during the terms of such pro rata contracts. Premiums earned on a risks attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24-month period.

        Certain of our reinsurance contracts include provisions that adjust premiums or acquisition expenses based upon the experience under the contracts. Premiums written and earned, as well as related acquisition expenses, are recorded based upon the projected experience under such contracts.

        We also write certain business that is intended to provide insurers with risk management solutions that complement traditional reinsurance. Under these contracts, we assume a measured amount of insurance risk in exchange for a margin. The terms and conditions of these contracts may include additional or return premiums based on loss experience, loss corridors, sublimits and caps. Examples of such business include aggregate stop-loss coverages and financial quota share coverages.

        Certain assumed reinsurance contracts, which pursuant to Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," issued by the Financial Accounting Standards Board ("FASB"), are deemed, for financial reporting purposes, not to transfer insurance risk, are accounted for using the deposit method of accounting as prescribed in Statement of Position ("SOP") 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." Management exercises significant judgment in the assumptions used in determining whether assumed contracts should be accounted for as reinsurance contracts under SFAS No. 113 or deposit insurance contracts under SOP 98-7. For those contracts that contain an element of underwriting risk, the estimated profit margin is deferred and amortized over the contract period and such amount is included in our underwriting results. When the estimated profit margin is explicit, the margin is reflected as fee income, and when the estimated profit margin is implicit it is reflected as an offset to paid losses. For those contracts that do not transfer an element of underwriting risk, the estimated profit is reflected in earnings over the estimated settlement period using the interest method and such profit is included in investment income. Additional judgments are required when applying the accounting guidance as set forth in SOP 98-7 with respect to the revenue recognition criteria for contracts deemed not to transfer insurance risk.

        Certain of our reinsurance contracts, which may include multi-year contracts, reinsure both past (retroactive) and future (prospective) insurable events. Pursuant to SFAS No. 113, which governs accounting for retroactive reinsurance contracts, when a reinsurance contract contains both a retroactive and prospective element, the retroactive element is bifurcated from the contract and the expected profit is deferred as a liability and recognized in earnings over the settlement period.

        Acquisition expenses and other expenses that vary with, and are directly related to, the acquisition of business in our underwriting operations are deferred and amortized over the period in which the related premiums are earned. Acquisition expenses consist principally of commissions and brokerage expenses. Other operating expenses also include expenses that vary with, and are directly related to, the acquisition of business. Acquisition expenses are reflected net of ceding commissions received from unaffiliated reinsurers. Deferred acquisition costs are carried at their estimated realizable value based on the related unearned premiums and take into account anticipated losses and loss adjustment expenses, based on historical and current experience, and anticipated investment income.

        Policy-related fee income, such as billing, cancellation and reinstatement fees, is primarily recognized as earned when substantially all of the related services have been provided. Policy-related fee income will vary in the future related to such activity and is earned primarily in our non-standard automobile business.

Collection of Insurance-Related Balances and Provision for Doubtful Accounts

        We are subject to credit risk with respect to our reinsurance ceded because the ceding of risk to reinsurers or retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. If the financial condition of our reinsurers or retrocessionaires deteriorates, resulting in an impairment of their ability to make payments, we will provide for probable losses resulting from our inability to collect amounts due from such parties, as appropriate. We are also subject to credit risk from our alternative market products, such as rent-a-captive risk-sharing programs, which allow a client to retain a significant portion of its loss exposure without the administrative costs and capital commitment required to establish and operate its own captive. In certain of these programs, we participate in the operating results by providing excess reinsurance coverage and earn commissions and management fees. In addition, we write program business on a risk-sharing basis with managing general agents or brokers, which may be structured with commissions which are contingent on the underwriting results of the program. While we attempt to obtain collateral from such parties in an amount sufficient to guarantee their projected financial obligations to us, there is no guarantee that such collateral will be sufficient to secure their actual ultimate obligations. We evaluate the credit worthiness of all the reinsurers we cede business to, particularly focusing on those reinsurers that are assigned an A. M. Best rating lower than "A-" (excellent) or those that are designated as "NR" (not rated). If our analysis indicates that there is significant uncertainty regarding the collectibility of amounts due from reinsurers, managing general agents, brokers and other clients, we will record a provision for doubtful accounts. At December 31, 2003 and 2002, our reserve for doubtful accounts was approximately $3.0 million and $3.5 million, respectively.

        Premiums receivable and paid and unpaid losses and loss adjustment expenses recoverable balances as of December 31, 2003 include approximately 71% and 96%, respectively, of amounts not yet due and amounts in excess of 90 days overdue were less than 1% of the total balances in each caption.

Valuation Allowance

        We record a valuation allowance to reduce certain of our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. In addition, if we subsequently assessed that the valuation allowance was no longer needed, a benefit would be recorded to income in the period in which such determination was made. At December 31, 2003, we have a valuation allowance of $1.4 million against a deferred tax asset in one of our subsidiaries that currently does not have a business plan to produce significant future taxable income.

Investments

        We currently classify all of our publicly traded fixed maturity investments, short-term investments and equity securities as "available for sale" and, accordingly, they are carried at estimated fair value. The fair value of publicly traded fixed maturity securities is estimated using quoted market prices or dealer quotes. Short-term investments comprise securities due to mature within one year of the date of issue. Short-term investments include certain cash equivalents which are part of our investment portfolios under the management of external investment managers. Investments included in our private portfolio include securities issued by privately held companies. Our investments in privately held equity securities, other than those carried under the equity method of accounting, are carried at estimated fair value. Fair value is initially considered to be equal to the cost of such investment until the investment is revalued based on substantive events or other factors which could indicate a diminution or appreciation in value. We apply Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of

Accounting for Investments in Common Stock," for privately held equity investments accounted for under the equity method, and we record our percentage share of the investee company's net income or loss.

        In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and Emerging Issues Task Force, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments," we periodically review our investments to determine whether a decline in fair value below the amortized cost basis is other than temporary. Our process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period in which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. Where our analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the securities is written down to fair value and the previously unrealized loss is therefore reflected as a realized loss.

        With respect to securities where the decline in value is determined to be temporary and the security's value is not written down, a subsequent decision may be made to sell that security and realize a loss. As mentioned above, we consider our intent and ability to hold a security until the value recovers in the process of evaluating whether a security with an unrealized loss represents an other than temporary decline. However, this factor, on its own, is not determinative as to whether we will recognize an impairment charge. We believe our ability to hold such securities is supported by our positive cash flow from operations where we can generate sufficient liquidity in order to meet our claims payment obligations arising from our underwriting operations without selling such investments. Cash flow from operating activities was $1.61 billion and $669.1 million, in 2003 and 2002, respectively. However, subsequent decisions on security sales are made within the context of overall risk monitoring, changing information and assessing value relative to other comparable securities. While our external investment managers may, at a given point in time, believe the preferred course of action is to hold securities until such losses are recovered, the dynamic nature of the portfolio management may result in a subsequent decision to sell the security and realize the loss, based upon a change in market and other factors. We believe these subsequent decisions are consistent with the classification of our investment portfolio as available for sale.

Stock Issued to Employees

        We have adopted the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that we believe were not developed for use in valuing employee stock options. Accordingly, under APB No. 25, compensation expense for stock option grants is recognized only to the extent that the fair value of the underlying stock exceeds the exercise price of the option at the measurement date.

        For restricted shares granted, we record deferred compensation equal to the market value of the shares at the measurement date, which is amortized and primarily charged to income as non-cash compensation over the vesting period. These restricted shares are recorded as outstanding upon issuance (regardless of any vesting period). See "—Results of Operations—Non-Cash Compensation."

Goodwill and Intangible Assets

        We assess whether goodwill and intangible assets are impaired by comparing the fair value of each reporting unit to its carrying value, including goodwill and intangible assets. We estimate the fair value of each reporting unit by using various methods, including a review of the estimated discounted cash flows expected to be generated by the reporting unit in the future. Such methods include a number of assumptions, including the uncertainty regarding future results and the discount rates used. If the reporting unit's fair value is greater than its carrying value, goodwill and intangible assets are not impaired. Impairment occurs when the implied fair value of a reporting unit's goodwill and intangible assets are less than its carrying value. The implied fair value of goodwill and intangible assets is determined by deducting the fair value of a reporting unit's identifiable assets and liabilities from the fair value of the reporting unit as a whole. We conduct the impairment test annually. Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances indicating that more likely than not the carrying value of goodwill and intangible assets has been impaired.

Recent Accounting Pronouncements

        See note 2(p), "Significant Accounting Policies—Recent Accounting Pronouncements," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Results of Operations

        The following table sets forth net income and earnings per share data:

	Years Ended December 31,
	2003	2002	2001
	(in thousands except per share data)
Income before extraordinary item	$279,775	$55,096	$22,016
Extraordinary gain	816	3,886	—

Net income	$280,591	$58,982	$22,016

Diluted net income per share	$4.14	$0.99	$1.29

Diluted average shares outstanding	67,777,794	59,662,178	17,002,231

        Net income increased to $280.6 million for the year ended December 31, 2003, compared to $59.0 million for the year ended December 31, 2002. The increase in net income was primarily due to a significant increase in the underwriting results of both our reinsurance and insurance operations, as discussed in "—Segment Information" below. In addition, net income increased due to growth in our investment income as a result of the investment of cash flows from 2002 and 2003. Our net income for the year ended December 31, 2003 represented an 18.0% return on average equity, compared to a 4.9% return on average equity for the year ended December 31, 2002. Basic earnings per share data has not been presented herein as it does not include the significant number of preference shares outstanding in 2003 and 2002.

        The increase in diluted average shares outstanding from 2002 to 2003 was primarily due to the full weighting of common shares and convertible preference shares issued during 2002 in the 2003 diluted average shares outstanding. The increase in diluted average shares outstanding from 2001 to 2002 was primarily due to: the issuance of (1) 35,687,735 convertible preference shares and 3,776,025 class A warrants in connection with our capital infusion in November 2001; (2) 7,475,000 common shares in connection with an offering completed by us in April 2002; and (3) 875,753 convertible preference shares on June 28, 2002 and 2,831,177 convertible preference shares on December 16, 2002 pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion. See note 11, "Share Capital," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Segment Information

        We determined our reportable operating segments using the management approach described in SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," as further detailed in note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. Management measures segment performance based on underwriting income or loss, which includes the excess or deficiency of net premiums earned for each reporting period over the combined total of expenses and losses incurred during the same period. Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations of our business segments for such years with 2001 are not meaningful. Therefore, the comparison of segment results discussed below relate to the years ended December 31, 2003 and 2002.

        During the year ended December 31, 2001, we had only one reportable operating segment—insurance. During 2001, the insurance operating segment generated revenues of $59.9 million and net income of $12.4 million. The remaining portion of our net income was generated through our investment activities, offset by other operating expenses. In addition, during 2001 we produced our business through general agents and managing general agents, none of which accounted for more than 10% of total gross premiums written.

Reinsurance Segment

        The following table sets forth our reinsurance segment's underwriting results:

	Year Ended December 31,
	2003	2002
	(in thousands)
Gross premiums written	$1,624,703	$908,732
Net premiums written	1,566,819	882,700
Net premiums earned	$1,329,673	$500,980
Other underwriting-related fee income	5,621	—
Losses and loss adjustment expenses	(839,417)	(315,766)
Acquisition expenses, net	(314,193)	(105,391)
Other operating expenses	(33,739)	(18,849)

Underwriting income	$147,945	$60,974

Underwriting Ratios
Loss ratio	63.1%	63.0%
Acquisition expense ratio	23.6%	21.0%
Other operating expense ratio	2.5%	3.8%

Combined ratio	89.2%	87.8%

        Underwriting Income.    The reinsurance segment's underwriting income increased to $148.0 million for the year ended December 31, 2003, compared to $61.0 million for the year ended December 31, 2002. The increase in underwriting income in 2003 was primarily due to a significantly higher level of net premiums earned. The combined ratio for the reinsurance segment was 89.2% for the year ended December 31, 2003, compared to 87.8% for the year ended December 31, 2002. The components of the reinsurance segment's underwriting income are discussed below.

        Premiums Written.    Gross premiums written for our reinsurance segment increased by 78.8% to $1.62 billion for the year ended December 31, 2003, compared to $908.7 million for the year ended December 31, 2002. We are currently retaining substantially all of our reinsurance premiums written.

We do, however, participate in "common account" retrocessional arrangements for certain treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating on such treaties, including the reinsurer, such as us, and the ceding company. We will continue to evaluate our retrocessional requirements.

        Net premiums written for our reinsurance segment increased by 77.5% to $1.57 billion for the year ended December 31, 2003, compared to $882.7 million for the year ended December 31, 2002. Over half of the increase in net premiums written was attributable to casualty business. For the year ended December 31, 2003, 73.3% and 26.7% of net premiums written were generated from pro rata contracts and excess of loss treaties, respectively, compared to 59.0% and 41.0% for the year ended December 31, 2002. Pro rata contracts are typically written at a lower loss ratio and higher expense ratio than excess of loss business. In certain cases, the reinsurance segment writes pro rata contracts where the underlying business consists of excess of loss treaties. Approximately 31.7% of amounts included in the pro rata contracts written are related to excess of loss treaties for the year ended December 31, 2003. For information regarding net premiums written produced by type of business and geographic location, refer to note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Net Premiums Earned.    Net premiums earned for our reinsurance segment increased to $1.33 billion for the year ended December 31, 2003, compared to $501.0 million for the year ended December 31, 2002. Approximately 47% of the increase in net premiums earned was attributable to casualty business. Net premiums earned reflects period to period changes in net premiums written, including the mix and type of business. For the year ended December 31, 2003, 69.4% and 30.6% of net premiums earned were generated from pro rata contracts and excess of loss treaties, respectively, compared to 45.8% and 54.2% for the year ended December 31, 2002.

        Other Underwriting-Related Fee Income.    Certain assumed reinsurance contracts are deemed, for financial reporting purposes, not to transfer insurance risk, and are accounted for using the deposit method of accounting. For those contracts that contain an element of underwriting risk, the estimated profit margin is deferred and amortized over the contract period. When the estimated profit margin is explicit, the margin is reflected as fee income. We recorded $5.6 million of fee income on such contracts for the year ended December 31, 2003.

        Losses and Loss Adjustment Expenses.    Reinsurance segment losses and loss adjustment expenses incurred for the year ended December 31, 2003 were $839.4 million, or 63.1% of net premiums earned, compared to $315.8 million, or 63.0%, for the year ended December 31, 2002. The loss ratio for the year ended December 31, 2003 benefited from net favorable development on losses originally recorded during 2002 of $42.7 million, which resulted in a 3.2 point reduction in the loss ratio. The favorable development in our reinsurance segment did not reflect any changes in key assumptions we made to estimate these reserves. This development primarily resulted from the fact that both the frequency and the severity of reported losses have been lower than the assumed pattern of losses established for property and other short-tail business at December 31, 2002, which, in turn, led to a decrease in our expected loss ratio during 2003. The remainder of the reduction in the loss ratio compared to the year ended December 31, 2002 resulted from changes in the mix of business earned. For a discussion of the reserves for losses and loss adjustment expenses, please refer to the section above entitled "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

        Underwriting Expenses.    The acquisition expense ratio for the year ended December 31, 2003 was 23.6%, compared to 21.0% for the year ended December 31, 2002, and the other operating expense ratio for the year ended December 31, 2003 was 2.5%, compared to 3.8% for the year ended December 31, 2002. Movements in the acquisition expense ratio reflect changes in the percentage of net premiums earned from pro rata contracts along with the mix of business. While aggregate operating expenses were higher for the year ended December 31, 2003 compared to the year ended December 31, 2002, the operating expense ratio decreased primarily due to the growth in net premiums earned in the 2003 period.

Insurance Segment

        The following table sets forth our insurance segment's underwriting results:

	Year Ended December 31,
	2003	2002
	(in thousands)
Gross premiums written	$1,766,987	$664,559
Net premiums written	1,171,596	378,927
Net premiums earned	$882,926	$153,996
Policy-related fee income	14,028	9,418
Other underwriting-related fee income	1,733	—
Losses and loss adjustment expenses	(574,134)	(108,772)
Acquisition expenses, net	(109,815)	(13,570)
Other operating expenses	(133,968)	(42,827)

Underwriting income (loss)	$80,770	$(1,755)

Underwriting Ratios
Loss ratio	65.0%	70.6%
Acquisition expense ratio(1)	10.8%	2.7%
Other operating expense ratio	15.2%	27.8%

Combined ratio	91.0%	101.1%

(1)
The acquisition expense ratio is adjusted to include certain policy-related fee income.

        Underwriting Income (Loss).    The insurance segment's underwriting income was $80.8 million for the year ended December 31, 2003, compared to a loss of $1.8 million for the year ended December 31, 2002. The increase in underwriting profitability in 2003 was primarily due to a significantly higher level of net premiums earned. In addition, the insurance segment's combined ratio improved to 91.0% for the year ended December 31, 2003, compared to 101.1% for the year ended December 31, 2002. The components of the insurance segment's underwriting income or loss are discussed below.

        Premiums Written.    Gross premiums written for our insurance segment increased to $1.77 billion for the year ended December 31, 2003, compared to $664.6 million for the year ended December 31, 2002. During 2002, the insurance segment established new underwriting units in various specialty lines and began writing business in these new areas of focus primarily during the last six months of the year. The insurance segment also added a number of new accounts in its program business during 2002. In addition to new business written in the year ended December 31, 2003, premiums written also include the renewal of certain accounts initially written in 2002. Accordingly, premiums written by the insurance segment during the year ended December 31, 2003 were significantly higher than the comparable year ended December 31, 2002.

        Net premiums written for our insurance segment increased to $1.17 billion for the year ended December 31, 2003, compared to $378.9 million for the year ended December 31, 2002. Contributing to this increase was a $256.7 million increase in program business, a $160.4 million increase in casualty business and a $112.3 million increase in construction and surety business. In addition, the insurance segment also significantly reduced the percentage of business ceded to unaffiliated reinsurers in its program business during 2002 contributing to the growth in net premiums written. For information regarding net premiums written produced by major type of business and geographic location, refer to note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Net Premiums Earned.    Net premiums earned for our insurance segment increased to $882.9 million for the year ended December 31, 2003, compared to $154.0 million for the year ended December 31, 2002. This increase was due to substantial growth in net premiums written discussed above, along with increased retentions on our program business.

        Policy-Related Fee Income.    Policy-related fee income for our insurance segment was $14.0 million for the year ended December 31, 2003, compared to $9.4 million for the year ended December 31, 2002. Such amounts were earned primarily on our non-standard automobile business.

        Other Underwriting-Related Fee Income.    During the 2003 fourth quarter, the insurance segment entered into a reinsurance agreement pursuant to which we assumed certain surety contracts that were in force in October 2003. Since the reinsurance agreement provides coverage for losses both prior and subsequent to such date, the contract was bifurcated into its prospective and retroactive elements. We accounted for the retroactive element pursuant to the accounting guidance under SFAS No. 113, which prescribes that underwriting income generated in connection with retroactive contracts be deferred and amortized into income over the settlement period of the associated claims. Of the total estimated gain of $4.6 million, $1.7 million was recognized in the 2003 fourth quarter as other underwriting-related fee income and the balance of $2.9 million will be recognized over the settlement period.

        Losses and Loss Adjustment Expenses.    Insurance segment losses and loss adjustment expenses incurred for the year ended December 31, 2003 were $574.1 million, or 65.0% of net premiums earned, compared to $108.8 million, or 70.6%, for the year ended December 31, 2002. The loss ratio for the year ended December 31, 2003 reflects a significantly higher percentage of business from our specialty lines compared with the year ended December 31, 2002, which included a higher percentage of business from our non-standard auto business. To date, in our specialty lines, we have recorded lower loss ratios than in our non-standard auto business. In addition, the loss ratio for the year ended December 31, 2003 included net adverse development on losses originally recorded in prior years of $1.7 million, which generated a 0.2 point increase in the loss ratio. For a discussion of the reserves for losses and loss adjustment expenses, please refer to the section above entitled "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

        Underwriting Expenses.    The acquisition expense ratio for our insurance segment is calculated net of certain policy-related fee income and is affected by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio was 10.8% for the year ended December 31, 2003 (net of 1.6 points of policy-related fee income), compared to 2.7% for the year ended December 31, 2002 (net of 6.1 points of policy-related fee income). The increase in the acquisition expense ratio primarily resulted from the increased contribution of business from our insurance segment's new areas of focus in the 2003 period.

        The other operating expense ratio for the year ended December 31, 2003 was 15.2%, compared to 27.8% for the year ended December 31, 2002. While aggregate operating expenses were higher for the year ended December 31, 2003 compared to the year ended December 31, 2002 in connection with the growth in gross premiums written, the operating expense ratio decreased primarily due to the growth in net premiums earned in the 2003 period.

Net Investment Income

        Net investment income was $81.0 million for the year ended December 31, 2003, compared to $51.2 million for the year ended December 31, 2002. The increase in net investment income for the year ended December 31, 2003 was due to the significant increase in our invested assets primarily resulting from cash flow from operations in 2003 and 2002, which totaled $2.28 billion. The increase in invested assets more than offset the effect of lower yields available in the financial markets in 2003 compared to 2002. Our pre-tax and after-tax investment yields, respectively, for the year ended December 31, 2003 were 3.1% and 2.9%, compared to 3.7% and 3.2% for the year ended December 31, 2002. These yields were calculated based on the amortized cost of the portfolio. Yields on future investment income may vary based on financial market conditions, investment allocation decisions and other factors.

Net Realized Investment Gains or Losses

        Following is a summary of net realized investment gains (losses):

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Fixed maturities	$22,488	$(6,350)	$(2,116)
Publicly traded equity securities	—	(269)	22,896
Privately held securities	692	5,780	(2,398)
Other	2,137	—	—

Net realized investment gains (losses)	25,317	(839)	18,382
Income tax expense	(2,245)	(1,779)	(7,242)
Net realized investment gains (losses), net of tax	$23,072	$(2,618)	$11,140

        Currently, our portfolio is actively managed to maximize total return within certain guidelines. The effect of financial market movements on the investment portfolio will directly impact net realized investment gains and losses as the portfolio is adjusted and rebalanced. The net realized investment gains of $22.5 million for the year ended December 31, 2003 and net realized investment losses of $6.4 million and $2.1 million for the years ended December 31, 2002 and 2001, respectively, on our fixed income portfolio resulted from the sale of certain securities to reduce credit exposure, and from sales related to rebalancing the portfolio. Included in "Other" in the table above are net realized gains of $2.1 million for the year ended December 31, 2003. Such amount included $1.9 million of proceeds received from a class action lawsuit related to a publicly traded equity security which we previously owned and for which we had recorded a significant realized loss in a prior year.

        Our investment portfolio is classified as available for sale. During the years ended December 31, 2003 and 2002, we realized gross losses from the sale of fixed maturities of $5.0 million and $10.0 million, respectively. With respect to those securities that were sold at a loss, the following is an analysis of the gross realized losses based on the period of time those securities had been in an unrealized loss position:

	Year Ended December 31,
	2003	2002
	(in thousands)
Less than 6 months	$3,888	$9,349
At least 6 months but less than 12 months	558	658
Over 12 months	595	—

Total	$5,041	$10,007

        The fair values of such securities sold at a loss during the years ended December 31, 2003 and 2002 were $779.5 million and $235.1 million, respectively. Our process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period in which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. Where our analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the securities is written down to fair value and the previously unrealized loss is therefore reflected as a realized loss.

        With respect to securities where the decline in value is determined to be temporary and the security's value is not written down, a subsequent decision may be made to sell that security and realize a loss. As mentioned above, we consider our intent and ability to hold a security until the value recovers in the process of evaluating whether a security with an unrealized loss represents an other than temporary decline. However, this factor, on its own, is not determinative as to whether we will recognize an impairment charge. We believe our ability to hold such securities is supported by our positive cash flow from operations where we can generate sufficient liquidity in order to meet our claims payment obligations arising from our underwriting operations without selling such investments. Cash flow from operating activities was $1.61 billion and $669.1 million, in 2003 and 2002, respectively. However, subsequent decisions on security sales are made within the context of overall risk monitoring, changing information and an assessment of value relative to other comparable securities. While our external investment managers may, at a given point in time, believe the preferred course of action is to hold securities until such losses are recovered, the dynamic nature of the portfolio management may result in a subsequent decision to sell the security and realize the loss, based upon changes in interest rates, duration targets, relative value and other factors. We believe these subsequent decisions are consistent with the classification of our investment portfolio as available for sale. We did not record an impairment on securities that were purchased and subsequently sold at a loss during the year ended December 31, 2003 due to the factors discussed above.

Other

        Other fee income, net of related expenses, represents revenues and expenses provided by our non-underwriting operations. Other income is generated by our investments in privately held securities. At December 31, 2003, we held five investments in privately held securities. Three of such investments are accounted for under the equity method of accounting. Under the equity method, we record a proportionate share of the investee company's net income or loss based on our ownership percentage in such investment, which amounted to $3.0 million for the year ended December 31, 2003, compared to $2.2 million and $2.6 million for the years ended December 31, 2002 and 2001, respectively.

        Other expenses primarily represent certain holding company costs necessary to support our growing worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. Other expenses for the year ended December 31, 2003 include approximately $3.1 million of costs related to the resolution of an adjustment basket pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion. See note 9, "Transactions with Related Parties," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Net Foreign Exchange Gains or Losses

        Net foreign exchange gains for the year ended December 31, 2003 of $997,000 consisted of net unrealized losses of $2,153,000 and net realized gains of $3,150,000. Net foreign exchange gains for the year ended December 31, 2002 of $2,449,000 consisted of net unrealized losses of $36,000 and net realized gains of $2,485,000. Foreign exchange gains and losses vary with fluctuations in currency rates and result from the remeasurement of foreign denominated monetary assets and liabilities. These gains and losses could add significant volatility to our net income in future periods.

Non-Cash Compensation

Restricted Stock

        During 2003, 2002 and 2001, we made certain grants (primarily of restricted common shares) to employees and to Robert Clements, chairman of our board of directors, under our stock incentive plans and other arrangements. These grants were made primarily in connection with our underwriting initiative. After-tax non-cash compensation expense included in net income for the year ended December 31, 2003 was $13.8 million. After-tax non-cash compensation expense included in net income for the year ended December 31, 2002 was $48.9 million, of which $39.5 million related to certain restricted common shares for which the vesting terms had been accelerated during 2002, as discussed below.

        During 2002, our board of directors accelerated the vesting terms of certain restricted common shares granted to Mr. Clements, which had been issued in connection with the November 2001 capital infusion, and Mr. Clements agreed to repay the outstanding $13.5 million loan previously made to him by us. Mr. Clements was granted 1,689,629 restricted common shares which were initially scheduled to vest in five equal annual amounts commencing on October 23, 2002. The vesting period and the amounts have been changed as follows: 60% of the shares vested on October 23, 2002, 20% of the shares vested on October 23, 2003 and 20% will vest on October 23, 2004.

        The $13.5 million loan made by us to Mr. Clements was used by him to pay income and self employment taxes. Under his retention agreement, Mr. Clements received additional compensation in cash in an amount sufficient to defray the loan's interest costs. In order to facilitate the repayment of the loan, we agreed to repurchase an amount of Mr. Clements' shares equal to the principal balance of the loan, less any cash payment made by Mr. Clements, for a price per share based on the market price for the common shares as reported on the NASDAQ National Market on the date of sale. In addition, we agreed to make gross-up payments to Mr. Clements in the event of certain tax liabilities in connection with the repurchase. Pursuant to such arrangements, we repurchased 411,744 common shares from Mr. Clements for an aggregate purchase price of $11.5 million. Mr. Clements used all of such sale proceeds and $2.0 million in cash to repay the entire loan balance on November 12, 2002. Following such share repurchase, our book value per diluted share decreased by approximately $0.04 per share. During the loan period, compensation to Mr. Clements under his retention agreement included payments of $638,000 from us, of which $364,000 was used by him to pay interest on the loan and the balance was used to pay his related income tax liabilities.

Stock Options

        As discussed above under the caption "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Stock Issued to Employees," we have elected to continue to account for stock-based compensation in accordance with APB No. 25 and have provided the required additional pro forma disclosures. Such pro forma information has been determined as if we had accounted for our employee stock options under the fair value method of SFAS No. 123. The fair value of employee stock options has been estimated at the date of grant using the Black-Scholes option valuation model. See note 2(l), "Significant Accounting Policies—Stock Awards," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        For purposes of the required pro forma information, the estimated fair value of employee stock options is amortized to expense over the options' vesting period. The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $2.8 million, $13.4 million and $26.0 million, respectively.

        Had we accounted for our employee stock options under the fair value method, our net income per share would have been adjusted to the pro forma amounts indicated below; however, the expensing of stock options would have had no impact on our shareholders' equity.

	Years Ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Net income, as reported	$280,591	$58,982	$22,016
Total stock-based employee compensation expense under fair value method, net of tax	(6,319)	(13,451)	(5,638)

Pro forma net income	$274,272	$45,531	$16,378

Earnings per share—diluted:
As reported	$4.14	$0.99	$1.29
Pro forma	$4.05	$0.76	$0.96

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, such as the Black-Scholes model, require the input of highly subjective assumptions, including expected stock price volatility. As our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing option valuation models, such as the Black-Scholes model, may not necessarily provide a reliable single measure of the fair value of employee stock options. The effects of applying SFAS No. 123 as shown in the pro forma disclosures may not be representative of the effects on reported net income for future years.

Extraordinary Gain

        On November 30, 2002, we acquired PSIC, a non-standard automobile insurer, for $2.5 million. For the year ended December 31, 2002, we recorded an extraordinary gain of $3.9 million, or $0.07 per share, from this acquisition. The extraordinary gain represented the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. The indicated $6.4 million fair value of acquired net assets reflected the reduction of the carrying value of certain applicable assets to zero. In addition, we recorded an extraordinary gain of $816,000 in the year ended December 31, 2003 representing an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as part of the acquisition. PSIC is included in our insurance segment.

Income Taxes

        ACGL changed its legal domicile from the United States to Bermuda in November 2000. Under current Bermuda law, we are not obligated to pay any taxes in Bermuda based upon income or capital gains. We have received a written undertaking from the Minister of Finance in Bermuda under the Exempted Undertakings Tax Protection Act of 1966 that in the event legislation is enacted in Bermuda imposing tax computed on profits, income, gain or appreciation on any capital asset, or tax in the nature of estate duty or inheritance tax, such tax will not be applicable to us or our operations until March 28, 2016.

        ACGL will be subject to U.S. federal income tax only to the extent that it derives U.S. source income that is subject to U.S. withholding tax or income that is effectively connected with the conduct of a trade or business within the U.S. and is not exempt from U.S. tax under an applicable income tax treaty. ACGL will be subject to a withholding tax on dividends from U.S. investments and interest from certain U.S. taxpayers. ACGL does not consider itself to be engaged in a trade or business within the U.S. and, consequently, does not expect to be subject to direct U.S. income taxation. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the United States. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, ACGL's shareholders' equity and earnings could be materially adversely affected. ACGL's U.S. subsidiaries are subject to U.S. income taxes on their worldwide income. See "Risk Factors—Risks Relating to Taxation" and "Material U.S. Federal Income Tax Considerations."

        The 2003, 2002 and 2001 income tax provisions resulted in effective tax rates of 9.0%, 12.5% and 44.0%, respectively, on income before extraordinary items excluding the effect of reductions in our valuation allowance in the amount of $773,000, $7.4 million and $8.5 million, respectively. Our effective tax rate fluctuates from year to year consistent with the relative mix of income reported by jurisdiction due primarily to the varying tax rates in each jurisdiction. We currently estimate that our comparable income tax provision in 2004 will result in an effective tax rate of approximately 11.0%, although no assurances can be given to that effect. See note 8, "Income Taxes," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, for a reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average statutory tax rate for the years ended December 31, 2003, 2002 and 2001.

        At December 31, 2003, we have a valuation allowance of $1.4 million against a deferred tax asset in one of our subsidiaries that currently does not have a business plan to produce significant future taxable income. See note 8, "Income Taxes," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, and "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Valuation Allowance."

        We have net operating loss carryforwards in our U.S. operating subsidiaries totaling approximately $38.8 million at December 31, 2003. Such net operating losses are currently available to offset our future U.S. taxable income and expire between 2011 and 2023. Full utilization of our net operating losses would reduce future taxes payable by $13.6 million. In addition, we have an alternative minimum tax credit carryforward in the amount of $1.4 million, which can be carried forward without expiration. On November 20, 2001, we underwent an ownership change for U.S. federal income tax purposes as a result of the capital raised at that time. As a result of this ownership change, limitations are imposed upon the utilization of our existing net operating losses and the alternative minimum tax credit carryforward. See note 8, "Income Taxes," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Liquidity and Capital Resources

        ACGL is a holding company whose assets primarily consist of the shares in its subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of operating expenses we may incur and for any dividends our board of directors may determine. ACGL does not currently intend to declare any dividends.

        Pursuant to a shareholders agreement that we entered into in connection with the November 2001 capital infusion, we have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares, pro rata, on the basis of the amount of each of these shareholders' investment in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders.

        On a consolidated basis, our aggregate invested assets, including cash and short-term investments, totaled $3.72 billion at December 31, 2003. ACGL's readily available cash, short-term investments and marketable securities, excluding amounts held by our regulated insurance and reinsurance subsidiaries, totaled $10.6 million at December 31, 2003.

        The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is required to maintain a minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written by us less any premiums ceded by us, but we may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of loss and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its minimum solvency margin. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements. At December 31, 2003, Arch Re Bermuda had statutory capital and surplus as determined under Bermuda law of $1.43 billion (including ownership interests in its subsidiaries). Accordingly, 15% of Arch Re Bermuda's capital, or approximately $214.7 million, is available for dividends during 2004 without prior approval under Bermuda law, as discussed above. Our U.S. insurance and reinsurance subsidiaries, on a consolidated basis, may not pay any significant dividends or distributions during 2004 without prior regulatory approval. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.

        We are required to maintain assets on deposit with various regulatory authorities to support our insurance and reinsurance operations. The assets on deposit are available to settle insurance and reinsurance liabilities to third parties. We also have investments in segregated portfolios primarily to provide collateral or guarantees for letters of credit to third parties. At December 31, 2003 and 2002, such amounts approximated $289.7 million and $129.2 million, respectively. In addition, Arch Re Bermuda maintains assets in trust accounts to support insurance and reinsurance transactions with affiliated U.S. companies. At December 31, 2003 and 2002, such amounts approximated $1.12 billion and $233.1 million, respectively.

        ACGL, through its subsidiaries, provides financial support to certain of its insurance subsidiaries and affiliates, through certain reinsurance arrangements essential to the ratings of such subsidiaries. Except as described in the preceding sentence, or where express reinsurance, guarantee or other financial support contractual arrangements are in place, each of ACGL's subsidiaries or affiliates is solely responsible for its own liabilities and commitments (and no other ACGL subsidiary or affiliate is so responsible). Any reinsurance arrangements, guarantees or other financial support contractual arrangements that are in place are solely for the benefit of the ACGL subsidiary or affiliate involved and third parties (creditors or insureds of such entity) are not express beneficiaries of such arrangements.

        Cash flow from operating activities on a consolidated basis are provided by premiums collected, fee income, investment income and collected reinsurance recoverables, offset by losses and loss adjustment expense payments, reinsurance premiums paid, operating costs and current taxes paid. Consolidated cash provided by operating activities was $1.61 billion for the year ended December 31, 2003, compared to $669.1 million for the year ended December 31, 2002. The increase in cash flow in the 2003 periods compared to the 2002 periods was primarily due to the growth in premium volume and a low level of claim payments due, in part, to the limited history of our insurance and reinsurance operations.

        We monitor our capital adequacy on a regular basis. The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. In particular, we require (1) sufficient capital to maintain our financial strength ratings, as issued by several ratings agencies, at a level considered necessary by management to enable our key operating subsidiaries to compete; (2) sufficient capital to enable its underwriting subsidiaries to meet the capital adequacy tests performed by statutory agencies in the U.S. and other key markets; (3) letters of credit and other forms of collateral that are required by our non-U.S. operating companies that are "non-admitted" under U.S. state insurance regulations; and (4) revolving credit to meet short-term liquidity needs.

        To the extent that our existing capital is insufficient to fund our future operating requirements or maintain such ratings, we may need to raise additional funds through financings or limit our growth. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected, which could include, among other things, the following possible outcomes: (1) potential downgrades in the financial strength ratings assigned by ratings agencies to our operating subsidiaries, which could place those operating subsidiaries at a competitive disadvantage compared to higher-rated competitors; (2) reductions in the amount of business that our operating subsidiaries are able to write in order to meet capital adequacy-based tests enforced by statutory agencies; and (3) any resultant ratings downgrades could increase the cost of bank credit and letters of credit.

        In addition to common share capital, we depend on external sources of finance to support our underwriting activities, which can be in the form (or any combination) of debt securities, preference shares and bank credit. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities.

        We are currently reviewing our capital needs for 2004. Based on current available information, it is possible that we may raise additional debt and/or equity capital during the first half of 2004 in order to support our underwriting activities. As part of our future capital raising activities, we may also seek to supplement, or replace, our current revolving credit facility borrowings (described below) with longer term debt securities or other debt financing.

        We expect that our operational needs, including our anticipated insurance obligations and operating and capital expenditure needs, for the next twelve months, at a minimum, will be met by our balance of cash and short-term investments, as well as by funds generated from underwriting activities and investment income and proceeds on the sale or maturity of our investments, or as described in the preceding paragraphs.

        We have access to letter of credit facilities for up to $300 million as of December 31, 2003. When issued under the letter of credit facilities, such letters of credit are secured by a portion of our investment portfolio. At December 31, 2003, we had approximately $168.3 million in outstanding letters of credit under the letter of credit facilities which were secured by investments totaling $177.6 million. We were in compliance with all covenants contained in the agreements for such letters of credit facilities at December 31, 2003. The letter of credit facilities expire in August 2004 and November 2004. It is anticipated that the letter of credit facilities will be renewed (or replaced) on expiry, but such renewal (or replacement) will be subject to the availability of credit from banks which we utilize. In the event such support is insufficient, we could be required to provide alternative security to cedents. This could take the form of additional insurance trusts supported by our investment portfolio or funds withheld using our cash resources. If we are unable to post security in the form of letters of credit or trust funds when required under such regulations, our operations could be significantly and negatively affected. In addition to letters of credit, we have and may establish insurance trust accounts in the U.S. and Canada to secure our reinsurance amounts payable as required. At December 31, 2003, CAD $29.3 million had been set aside in Canadian trust accounts. See "—Contractual Obligations and Commercial Commitments—Letter of Credit Facilities" for a description of the credit facility.

        In September 2003, we entered into an unsecured credit facility with a syndicate of banks which provides for the borrowing of up to $300.0 million. The credit facility is in the form of a 364-day revolving credit agreement that may be converted by us into a two-year term loan at expiration. On September 29, 2003, we borrowed $200.0 million under the credit facility. The proceeds from such borrowings were contributed to our subsidiaries to support their underwriting activities. The facility is available to provide capital in support of our growing insurance and reinsurance businesses, as well as other general corporate purposes. We are required to comply with certain covenants under the credit facility agreement. These covenants require, among other things, that we (i) maintain a debt to shareholders' equity ratio of not greater than 0.35 to 1; (ii) maintain shareholders' equity in excess of $1.0 billion plus 40% of future aggregate net income (not including any future net losses) and 40% of future aggregate capital raising proceeds; and (iii) that our principal insurance and reinsurance subsidiaries maintain at least a "B++" rating from A.M. Best. We were in compliance with all covenants contained in the Credit Facility agreement at December 31, 2003. See "—Contractual Obligations and Commercial Commitments—Credit Line" for a description of the credit facility.

        In January 2004, the Securities and Exchange Commission declared effective our universal shelf registration statement. This registration statement, which replaces our previous shelf registration statement with an unused portion of approximately $309 million, allows for the possible future offer and sale by us of up to $500 million of various types of securities, including unsecured debt securities, preference shares, common shares, warrants, share purchase contracts and units and depositary shares. The shelf registration statement enables us to cost effectively and efficiently access public debt and/or equity capital markets in order to meet our future capital needs. Any additional issuance of common shares by us could have the effect of diluting our earnings per share and our book value per share. In addition, the registration statement allows selling shareholders to resell up to an aggregate of 9,892,594 common shares that they own (or may acquire upon the conversion of outstanding preference shares or warrants) in one or more offerings from time to time pursuant to existing registration rights principally granted in connection with the 2001 capital infusion. We will not receive any proceeds from the shares offered by the selling shareholders. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        At December 31, 2003, our total capital of $1.91 billion consisted of revolving credit facility borrowings of $200.0 million, representing 10.5% of the total, and shareholders' equity of $1.71 billion, representing 89.5% of the total. At December 31, 2002, our total capital of $1.41 billion consisted of shareholders' equity with no borrowings outstanding. The increase in our total capital during 2003 was primarily attributable to the effects of net income for the year ended December 31, 2003 and the borrowings under our credit facility in September 2003.

Certain Matters Which May Materially Affect Our Results of Operations and/or Financial Condition

Reserves for Losses and Loss Adjustment Expenses

        We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. Estimating loss reserves is inherently difficult, which is exacerbated by the fact that we are a relatively new company with relatively limited historical experience upon which to base such estimates. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. See the section above entitled "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

Premium Estimates

        Our premiums written and premiums receivable include estimates for our insurance and reinsurance operations. Insurance premiums written include estimates in our program business and aviation business. Reinsurance premiums written include amounts reported by the ceding companies, supplemented by our own estimates of premiums for which ceding company reports have not been received. The basis for the amount of premiums written recognized varies based on the types of contracts we write. Premiums on our excess of loss and pro rata reinsurance contracts are estimated when the business is underwritten. For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by the brokers and the ceding companies. For multi-year reinsurance treaties which are payable in annual installments, only the initial annual installment is included as premiums written at policy inception due to the ability of the reinsured to commute or cancel coverage during the term of the policy. The remaining annual installments are included as premiums written at each successive anniversary date within the multi-year term.

        Premium estimates are reviewed at least quarterly, based on management's detailed review by treaty, comparing actual reported premiums to expected ultimate premiums. In addition, a confirmation by the responsible underwriter to the broker as to the realization of the expected premium is performed prior to the detailed treaty review along with a review of the aging and collection of premium estimates recorded. Based on such review, management evaluates the appropriateness of the premium estimates, and any adjustment to these estimates is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments could directly and significantly impact earnings favorably or unfavorably in the period they are determined because the subject premium may be fully or substantially earned. A significant portion of amounts included as premiums receivable, which represent estimated premiums written, net of commissions, is not currently due based on the terms of the underlying contracts. Due to the above process, management believes that the premium estimates included in premiums receivable will be collectible and, therefore, no provision for doubtful accounts has been recorded on the premium estimates at December 31, 2003.

Reinsurance Protection and Recoverables

        For purposes of limiting our risk of loss, we reinsure a portion of our exposures, paying to reinsurers a part of the premiums received on the policies we write, and we may also use retrocessional protection. For the year ended December 31, 2003, ceded premiums written represented approximately 15.1% of gross premiums written, compared to 15.2% for the year ended December 31, 2002.

        The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, the market for these arrangements is experiencing high demand for various products and it is not certain that we will be able to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements. Further, we are subject to credit risk with respect to our reinsurers and retrocessionaires because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.

        We monitor the financial condition of our reinsurers and attempt to place coverages only with substantial, financially sound carriers. At December 31, 2003, approximately 82.7% of our reinsurance recoverables on paid and unpaid losses of $428.0 million (not including prepaid reinsurance premiums)

were due from carriers which had an A.M. Best rating of "A-" or better. Our recoverable on paid and unpaid losses from Sentry Insurance a Mutual Company ("Sentry") represented 5.7% of our total shareholders' equity at December 31, 2003, as described below. No other reinsurance recoverables exceeded 5% of our total shareholders' equity.

        The following table details our reinsurance recoverables at December 31, 2003:

	% of Total	A.M. Best Rating(1)
Sentry Insurance a Mutual Company(2)	22.7%	A+
Alternative market recoverables(3)	11.5%	NR
Lloyd's of London syndicates(4)	8.3%	A-
Everest Reinsurance Corporation	7.6%	A+
Swiss Reinsurance America Corporation	6.0%	A+
Employers Reinsurance Corporation	5.7%	A
Hartford Fire Insurance Company	2.9%	A+
Odyssey Reinsurance Group	2.9%	A
Allied World Assurance Company Ltd.	2.4%	A+
Berkley Insurance Company	2.3%	A
Folksamerica Reinsurance Company	2.2%	A
ACE Property & Casualty Insurance Company	2.1%	A
Lyndon Property Insurance Company(5)	1.5%	A-
Gerling Global Reinsurance Corporation of America(6)	1.5%	NR
Lumbermens Mutual Casualty Company	1.2%	D
PMA Capital Insurance Company	0.9%	B++
AXA Corporate Solutions Reinsurance Company	0.5%	B+
Knight Insurance Company Ltd.	0.4%	B+
Trenwick America Reinsurance Corporation	0.2%	NR
Commercial Risk Re-Insurance Company	0.1%	B
SCOR Reinsurance Company	0.1%	B++
All other(7)	17.0%

Total	100.0%

(1)
The financial strength ratings are as of March 1, 2004 and were assigned by A.M. Best based on its opinion of the insurer's financial strength as of such date. An explanation of the ratings listed in the table follows: the rating of "A+" is designated "Superior"; the "A" and "A-" ratings are designated "Excellent"; ratings of "B++" and "B+" are designated "Very Good"; the rating of "B" is designated "Fair"; and the "D" rating is designated "Poor." Additionally, A.M. Best has five classifications within the "Not Rated" or "NR" category. Reasons for an "NR" rating being assigned by A.M. Best include insufficient data, size or operating experience, companies which are in run-off with no active business writings or are dormant, companies which disagree with their rating and request that a rating not be published or insurers that request not to be formally evaluated for the purposes of assigning a rating opinion.

(2)
In connection with our acquisition of Arch Specialty in February 2002, the seller, Sentry, agreed to assume all liabilities arising out of Arch Specialty's business prior to the closing of the acquisition. In addition to the guarantee provided by Sentry, substantially all of the recoverable from Sentry is still subject to the original reinsurance agreements inuring to Arch Specialty and, to the extent Sentry fails to comply with its payment obligations to us, we may obtain reimbursement from the third party reinsurers under such agreements.

(3)
Includes amounts recoverable from separate cell accounts in our alternative markets unit. Substantially all of such amounts are collateralized with letters of credit or deposit funds.

(4)
The A.M. Best group rating of "A-" (Excellent) has been applied to all Lloyd's of London syndicates.

(5)
In connection with our acquisition of Western Diversified in June 2003, the seller, Protective Life Corporation, and certain of its affiliates (including Lyndon Property Insurance Company) agreed to assume all liabilities arising out of Western Diversified's business prior to the closing of the acquisition. The balance due from Lyndon Property Insurance Company reflected above includes all such amounts.

(6)
Gerling Global Reinsurance Corporation of America is a stand-alone subsidiary of Gerling Globale Rückversicherungs-AG. Gerling Global Reinsurance Corporation of America reported that it had approximately $71 million of statutory policyholders' surplus at December 31, 2003 and is current in its payment obligations to us.

(7)
The following table provides a breakdown of the "All other" category by A.M. Best rating:

% of Total
Companies rated "A-" or better	16.0%
Companies not rated	1.0%

Total	17.0%

Natural and Man-Made Catastrophic Events

        We have large aggregate exposures to natural and man-made catastrophic events. Catastrophes can be caused by various events, including, but not limited to, hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophes can also cause losses in non-property business such as workers' compensation or general liability. In addition to the nature of property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time.

        We have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events and, to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected. Therefore, claims for natural and man-made catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our common shares to fluctuate widely. In certain instances, we specifically insure and reinsure risks resulting from terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will limit enforceability of policy language or otherwise issue a ruling adverse to us.

        We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we generally seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

        For our catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses in any geographic zone. We monitor our exposure to catastrophic events, including earthquake, wind and specific terrorism exposures, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. We seek to limit the probable maximum pre-tax loss to a percentage of our total shareholders' equity for severe catastrophic events. Currently, we generally seek to limit the probable maximum pre-tax loss to approximately 25% of total shareholders' equity for a severe catastrophic event in any geographic zone that could be expected to occur once in every 250 years. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders' equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies in the data provided by clients and brokers, the modeling techniques and the application of such techniques. In addition, depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to limit the probable maximum pre-tax loss to a higher percentage of our total shareholders' equity for our catastrophe exposed business.

        For property catastrophe-related exposures from January 1, 2003 through September 30, 2003, our insurance operations entered into a reinsurance treaty which provides coverage for property catastrophe-related losses equal to 95% of the first $70 million in excess of a $50 million retention of such losses. On October 1, 2003, our insurance operations increased their coverage for property catastrophe-related losses to 95% of the first $95 million in excess of a $50 million retention of such losses. In addition, our reinsurance operations have purchased reinsurance which primarily provides coverage for certain catastrophe-related losses in California and Florida. Recoveries under such reinsurance treaties are calculated based upon the size of insured industry losses. In the future, we may seek to purchase additional catastrophe or other reinsurance protection. The availability and cost of such reinsurance protection is subject to market conditions, which are beyond our control. As a result of market conditions and other factors, we may not be successful in obtaining such protection. See "—Reinsurance Protection and Recoverables" above.

Foreign Currency Exchange Rate Fluctuation

        We write business on a worldwide basis, and our net income may be affected by fluctuations in the value of currencies other than the U.S. dollar. Changes in foreign currency exchange rates can reduce our revenues and increase our liabilities and costs, as measured in the U.S. dollar as our functional currency. We have not attempted to reduce our exposure to these exchange rate risks by investing in securities denominated in currencies other than the U.S. dollar. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to minimize the impact of exchange rate fluctuations, we are considering reducing our exposure to these exchange rate risks in 2004 by investing in securities denominated in currencies other than the U.S. dollar.

Management and Operations

        As a relatively new insurance and reinsurance company, our success will depend on our ability to integrate new management and operating personnel and to establish and maintain operating procedures and internal controls (including the timely and successful implementation of our information technology initiatives, which include the implementation of improved computerized systems and programs to replace or support manual systems) to effectively support our business and our regulatory and reporting requirements, and no assurances can be given as to the success of these endeavors, especially in light of the rapid growth of our business. Accordingly, we have been, and are continuing to, enhance our procedures and controls, including our control over financial reporting.

Shareholders Agreement

        The Warburg Pincus funds and the Hellman & Friedman funds together control a majority of our voting power on a fully-diluted basis and have the right to nominate a majority of directors to our board under the shareholders agreement entered into in connection with the November 2001 capital infusion. The shareholders agreement also provides that we cannot engage in certain transactions, including mergers and acquisitions and transactions in excess of certain amounts, without the consent of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. These provisions could have an effect on the operation of our business and, to the extent these provisions discourage takeover attempts, they could deprive our shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of our common shares. By reason of their ownership and the shareholders agreement, the Warburg Pincus funds and the Hellman & Friedman funds are able to strongly influence or effectively control actions to be taken by us. The interests of these shareholders may differ materially from the interests of the holders of our common shares, and these shareholders could take actions that are not in the interests of the holders of our common shares.

Contingencies Relating to the Sale of Prior Reinsurance Operations

        See note 13, "Acquisition of Subsidiaries and Disposition of Prior Reinsurance Operations," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Industry and Ratings

        We operate in a highly competitive environment, and since the September 11, 2001 events, new capital has entered the market. These factors may mitigate the benefits that the financial markets may perceive for the property and casualty insurance industry, and we cannot offer any assurances that we will be able to compete successfully in our industry or that the intensity of competition in our industry will not erode profitability for insurance and reinsurance companies generally, including us. In addition, we can offer no assurances that we will participate at all or to the same extent as more established or other companies in any price increases or increased profitability in our industry. If we do not share in such price increases or increased profitability, our financial condition and results of operations could be materially adversely affected.

        Financial strength and claims paying ratings from third party rating agencies are instrumental in establishing the competitive positions of companies in our industry. Periodically, rating agencies evaluate us to confirm that we continue to meet their criteria for the ratings assigned to us by them. Our reinsurance subsidiaries, Arch Re U.S. and Arch Re Bermuda, and our principal insurance subsidiaries, Arch Insurance Company, Arch E&S and Arch Specialty, each currently has a financial strength rating of "A-" (Excellent) from A.M. Best. The "A-" rating is the fourth highest out of fifteen ratings assigned by A.M. Best. With respect to our non-standard automobile insurers, American Independent has a financial strength rating of "B+" (Very Good) from A.M. Best, and PSIC has a financial strength rating of "A-" (Excellent) from A.M. Best. The "B+" rating is the sixth highest out of fifteen ratings assigned by A.M. Best. We are in the process of obtaining a financial strength rating for Western Diversified, acquired in 2003, which currently has been assigned "NR-3" (Rating Procedure Inapplicable) from A.M. Best.

        Rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. We can offer no assurances that our ratings will remain at their current levels, or that our security will be accepted by brokers and our insureds and reinsureds. A ratings downgrade, or the potential for such a downgrade, could adversely affect both our relationships with agents, brokers, wholesalers and other distributors of our existing products and services and new sales of our products and services.

Contractual Obligations and Commercial Commitments

Letter of Credit Facilities

        We have access to letter of credit facilities ("LOC Facilities") for up to $300 million as of December 31, 2003. The principal purpose of the LOC Facilities is to issue, as required, evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which we have entered into reinsurance arrangements to ensure that such counterparties are permitted to take credit for reinsurance obtained from our reinsurance subsidiaries in United States jurisdictions where such subsidiaries are not licensed or otherwise admitted as an insurer, as required under insurance regulations in the United States. The amount of letters of credit issued is driven by, among other things, the timing and payment of catastrophe losses, loss development of existing reserves, the payment pattern of such reserves, the further expansion of our business and the loss experience of such business.

        When issued under the LOC Facilities, such letters of credit are secured by a portion of our investment portfolio. In addition, the LOC Facilities also requires the maintenance of certain financial covenants, with which we were in compliance at December 31, 2003. At such date, we had approximately $168.3 million in outstanding letters of credit under the LOC Facility which were secured by investments totaling $177.6 million. We were in compliance with all covenants contained in the agreements for such LOC Facilities at December 31, 2003. In addition to letters of credit, we have and may establish insurance trust accounts in the U.S. and Canada to secure our reinsurance amounts payable as required. At December 31, 2003, CAD $29.3 million had been set aside in Canadian trust accounts.

        The LOC Facilities expire in August 2004 and November 2004. It is anticipated that the LOC Facilities will be renewed (or replaced) on expiry, but such renewal (or replacement) will be subject to the availability of credit from banks which we utilize. In the event such support is insufficient, we could be required to provide alternative security to cedents. This could take the form of additional insurance trusts supported by our investment portfolio or funds withheld using our cash resources. If we are unable to post security in the form of letters of credit or trust funds when required under such regulations, our operations could be significantly and negatively affected.

Credit Line

        In September 2003, we entered into an unsecured credit facility with a syndicate of banks led by JPMorgan Chase Bank and Bank of America (the "Credit Facility"). The Credit Facility is in the form of a 364-day revolving credit agreement that may be converted by us into a two-year term loan at expiration. The Credit Facility provides for the borrowing of up to $300.0 million with interest at a rate selected by us equal to either (i) an adjusted London InterBank Offered Rate (LIBOR) plus a margin or (ii) an alternate base rate ("Base Rate"). The Base Rate is the higher of the rate of interest established by JPMorgan Chase Bank as its prime rate or the Federal Funds rate plus 0.5% per annum.

The payment terms for amounts converted into a term loan at expiration are as follows: 16.66% due 12 months following expiration, 16.67% due 18 months following expiration and 66.67% due 24 months following expiration. The facility is available to provide capital in support of our growing insurance and reinsurance businesses, as well as other general corporate purposes.

        We are required to comply with certain covenants under the Credit Facility agreement. These covenants require, among other things, that we (i) maintain a debt to shareholders' equity ratio of not greater than 0.35 to 1; (ii) maintain shareholders' equity in excess of $1.0 billion plus 40% of future aggregate net income (not including any future net losses) and 40% of future aggregate capital raising proceeds; and (iii) that our principal insurance and reinsurance subsidiaries maintain at least a "B++" rating from A.M. Best. We were in compliance with all covenants contained in the Credit Facility agreement at December 31, 2003.

        On September 29, 2003, we borrowed $200.0 million at a fixed interest rate of approximately 2.44% through March 2004. Following March 2004, the interest rate will be adjusted at the prevailing interest rate at such date as described above. The proceeds of such borrowings were contributed to our subsidiaries to support their underwriting activities. We incurred interest expense in connection with the facility of $1.4 million during 2003. In addition, we paid $1.3 million in fees in connection with the Credit Facility during 2003. Such fees were deferred and are being amortized over the loan period. The unamortized balance at December 31, 2003 was $1.2 million.

Contractual Obligations

        The following table provides an analysis of our contractual commitments at December 31, 2003:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt(1)	$200,000	$200,000	$—	$—	$—
Operating lease obligations	74,973	8,755	17,508	16,063	32,647
Purchase obligations	15,030	6,540	8,490	—	—

Total	$290,003	$215,295	$25,998	$16,063	$32,647

(1)
Represents borrowings under our unsecured credit facility, as discussed above, which is in the form of a 364-day revolving credit agreement that may be converted by us into a two-year term loan at expiration.

Off-Balance Sheet Arrangements

        We are not party to any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party that management believes is reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. We are currently evaluating Interpretation No. 46R, "Consolidation of Variable Interest Entities", which was recently issued by the Financial Accounting Standards Board and will become effective for us during the 2004 first quarter. We currently believe that, under such interpretation, we will be required to consolidate the assets, liabilities and results of operations (if any) of a certain managing general agency in which one of our subsidiaries has an investment. Such agency ceased producing business in 1999 and is currently running-off its operations. Based on current information, no assets or liabilities of such agency would be required to be reflected on the face of our financial statements. Therefore, we believe that the adoption of FIN 46R will not have a material effect on our consolidated financial statements.

Investments

        At December 31, 2003, consolidated cash and invested assets totaled $3.72 billion, consisting of $286.2 million of cash and short-term investments, $3.4 billion of publicly traded fixed maturity securities and $32.5 million of privately held securities. At December 31, 2003, our fixed income portfolio, which includes fixed maturity securities and short-term investments, had an average Standard & Poor's quality rating of "AA+" and an average duration of 2.0 years. Our fixed income investment portfolio is currently managed by external investment advisors under our direction in accordance with investment guidelines provided by us. Our current guidelines stress preservation of capital, market liquidity and diversification of risk.

        The following table summarizes the estimated fair value and carrying value and amortized cost of our fixed maturity securities and equity securities at December 31, 2003:

	December 31, 2003
	Estimated Fair Value and Carrying Value	Gross Unrealized Gains	Gross Unrealized (Losses)	Amortized Cost
	(in thousands)
Fixed maturities:
U.S. government and government agencies	$1,343,295	$6,651	$(848)	$1,337,492
Corporate bonds	1,106,380	25,662	(1,612)	1,082,330
Asset backed securities	690,927	2,400	(1,495)	690,022
Mortgage backed securities	48,254	2,300	(54)	46,008
Municipal bonds	209,568	2,358	(131)	207,341

	3,398,424	39,371	(4,140)	3,363,193

Equity securities:
Privately held	32,476	4,850	(6)	27,632

Total	$3,430,900	$44,221	$(4,146)	$3,390,825

        The following table presents the Standard & Poor's credit quality distribution of our fixed maturity securities at December 31, 2003:

	Estimated Fair Value and Carrying Value	% of Total
	(in thousands)
Fixed Maturities:
AAA	$2,315,540	68.1%
AA	205,278	6.1%
A	696,802	20.5%
BBB	180,804	5.3%

Total	$3,398,424	100.0%

        As part of our investment strategy, we seek to establish a level of cash and highly liquid short-term and intermediate-term securities which, combined with expected cash flow, is believed by us to be adequate to meet our foreseeable payment obligations. We currently do not utilize derivative financial instruments such as futures, forward contracts, swaps or options or other financial instruments with similar characteristics such as interest rate caps or floors and fixed-rate loan commitments. Our portfolio includes investments, such as mortgage-backed securities, which are subject to prepayment risk. Our investments in mortgage-backed securities, which amounted to approximately $48.3 million at

December 31, 2003, or 1.3% of cash and invested assets, are classified as available for sale and are not held for trading purposes.

        Our privately held equity securities consist of securities issued by privately held companies that are generally restricted as to resale or are otherwise illiquid and do not have readily ascertainable market values. The risk of investing in such securities is generally greater than the risk of investing in securities of widely held, publicly traded companies. At December 31, 2003, our private equity portfolio consisted of five investments totaling $32.5 million in fair value, with additional investment portfolio commitments in an aggregate amount of approximately $0.4 million. We do not currently intend to make any significant investments in privately held securities over and above our current commitments. See note 7, "Investment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus supplement.

Book Value Per Share

        The following book value per share calculations are based on shareholders' equity of $1.71 billion and $1.41 billion at December 31, 2003 and 2002, respectively. Book value per share excludes the effects of stock options and Class B warrants. Diluted per share book value increased to $25.52 at December 31, 2003 from $21.20 at December 31, 2002. The increase in diluted per share book value was primarily attributable to our net income for the year ended December 31, 2003.

	December 31, 2003		December 31, 2002
	Common Shares and Potential Common Shares	Cumulative Book Value Per Share	Common Shares and Potential Common Shares	Cumulative Book Value Per Share
Common shares(1)	28,200,372	$31.74	27,725,334	$21.48
Series A convertible preference shares	38,844,665	$25.52	38,844,665	$21.20

Common shares and potential common shares	67,045,037		66,569,999

(1)
Book value per common share at December 31, 2003 and 2002 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

        Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the "Subscription Agreement"), an adjustment basket relating to certain non-core operations was calculated during the 2003 fourth quarter for purposes of determining whether we would be required to issue additional preference shares to the investors as a purchase price adjustment. The adjustment basket was equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the insurance balances attributable to our core insurance operations with respect to any policy or contract written or having a specified effective date at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket had been calculated as less than zero, we would have been required to issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. In February 2004, the parties agreed that the adjustment basket was greater than zero. Accordingly, no purchase price adjustment was required pursuant to the above calculations and, therefore, no additional preference shares will be issued to the investors. In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between us and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.

Market Sensitive Instruments and Risk Management

        We are exposed to potential loss from various market risks, including changes in equity prices, interest rates and foreign currency exchange rates.

        In accordance with the SEC's Financial Reporting Release No. 48, we performed a sensitivity analysis to determine the effects that market risk exposures could have on the future earnings, fair values or cash flows of our financial instruments as of December 31, 2003. Market risk represents the risk of changes in the fair value of a financial instrument and consists of several components, including liquidity, basis and price risks.

        The sensitivity analysis performed as of December 31, 2003 presents hypothetical losses in cash flows, earnings and fair values of market sensitive instruments which were held by us on December 31, 2003 and are sensitive to changes in interest rates and equity security prices. This risk management discussion and the estimated amounts generated from the following sensitivity analysis represent forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets. The analysis methods used by us to assess and mitigate risk should not be considered projections of future events of losses.

        The focus of the SEC's market risk rules is on price risk. For purposes of specific risk analysis, we employ sensitivity analysis to determine the effects that market risk exposures could have on the future earnings, fair values or cash flows of our financial instruments. The financial instruments included in the following sensitivity analysis consist of all of our cash and invested assets, excluding investments carried under the equity method of accounting.

Interest Rate Risk

        We consider the effect of interest rate movements on the market value of our assets under management by third party investment managers and the corresponding change in unrealized appreciation. The following table summarizes the effect that an immediate parallel shift in the U.S. interest rate yield curve would have on our assets under management by third party investment managers at December 31, 2003:

	Interest Rate Shift in Basis Points
	-100	-50	0	50	100
	(in millions)
Total market value	$3,701.9	$3,664.6	$3,627.8	$3,591.3	$3,555.2
Market value change from base	2.04%	1.02%	—	(1.01%)	(2.00%)
Change in unrealized appreciation	$74.1	$36.8	—	$(36.5)	$(72.6)

        In addition, our $300.0 million unsecured credit facility is subject to variable interest rates. On September 29, 2003, we borrowed $200.0 million at a fixed interest rate of approximately 2.44% through March 2004. At such date, the interest rate will be adjusted at the prevailing interest rate as defined in the credit facility agreement and we will be subject to interest rate risk to the extent that the interest rate available at such date is higher than the current rate. For further discussion on the credit facility, please refer to "—Contractual Obligations and Commercial Commitments—Credit Line."

Equity Price Risk

        We are exposed to equity price risks on the private equity securities included in our investment portfolio. All of our privately held securities were issued by insurance and reinsurance companies or companies providing services to the insurance industry. We typically do not attempt to reduce or eliminate our market exposure on these securities. Investments included in our private portfolio include securities issued by privately held companies that are generally restricted as to resale or are otherwise illiquid and do not have readily ascertainable market values. Investments in privately held securities issued by privately held companies may include both equity securities and securities convertible into, or exercisable for, equity securities (some of which may have fixed maturities). Our privately held equity securities, which at December 31, 2003 were carried at a fair value of $32.5 million, have exposure to price risk. The estimated potential losses in fair value for our privately held equity portfolio resulting from a hypothetical 10% decrease in quoted market prices, dealer quotes or fair value is approximately $3.3 million at December 31, 2003.

Foreign Currency Exchange Risk

        Foreign currency rate risk is the potential change in value, income and cash flow arising from adverse changes in foreign currency exchange rates. A 10% depreciation of the U.S. dollar against other currencies under our outstanding contracts at December 31, 2003 would have resulted in unrealized losses of approximately $16.7 million and would have decreased diluted earnings per share by approximately $0.25 for the year ended December 31, 2003. For further discussion on foreign exchange activity, please refer to "—Results of Operations—Net Foreign Exchange Gains or Losses."

BUSINESS

        We refer you to the section entitled "Risk Factors" for a discussion of risk factors relating to our business.

General

        Arch Capital Group Ltd. is a Bermuda public limited liability company with over $1.9 billion in capital and, through operations in Bermuda and the United States, writes insurance and reinsurance on a worldwide basis. While we are positioned to provide a full range of property and casualty insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.

        In October 2001, we launched an underwriting initiative to meet current and future demand in the global insurance and reinsurance markets that included the recruitment of new insurance and reinsurance management teams and an equity capital infusion of $763.2 million led by the Warburg Pincus funds and the Hellman & Friedman funds. In further support of our underwriting initiatives, we completed in April 2002 an offering of 7,475,000 of our common shares and received net proceeds of $179.2 million. In September 2002, we received proceeds of $74.3 million from the exercise of class A warrants by our principal shareholders and certain other investors. It is our belief that our existing Bermuda- and U.S.-based underwriting platform, our experienced management team and our strong capital base that is unencumbered by significant exposure to pre-2002 risks have enabled us to establish an immediate presence in an attractive insurance and reinsurance marketplace. For the years ended December 31, 2003 and 2002, we had net premiums written of $2.74 billion and $1.26 billion, respectively.

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250). We make available free of charge through our website, located at http://www.archcapgroup.bm, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (such as us) and address of that site is http://www.sec.gov.

Our History

        ACGL was formed in September 2000 and became the sole shareholder of Arch Capital Group (U.S.) Inc. ("Arch-U.S.") pursuant to an internal reorganization transaction completed in November 2000, as described below. Arch-U.S. is a Delaware company formed in March 1995 under the original name of "Risk Capital Holdings, Inc," which commenced operations in September 1995 following the completion of an initial public offering. From that time until May 2000, Arch-U.S. provided reinsurance and other forms of capital for insurance companies through its wholly owned subsidiary, Arch Reinsurance Company or "Arch Re U.S.", a Nebraska corporation formed in 1995 under the original name of "Risk Capital Reinsurance Company."

        On May 5, 2000, Arch-U.S. sold the prior reinsurance operations of Arch Re U.S. to Folksamerica Reinsurance Company ("Folksamerica") in an asset sale, but retained its surplus and U.S.-licensed reinsurance platform. The sale was precipitated by, among other things, losses on the reinsurance business of Arch Re U.S. and increasing competition, which had been adversely affecting the results of operations and financial condition of Arch Re U.S. The Folksamerica transaction, which resulted from extensive arm's length negotiation, was structured as a transfer and assumption agreement (and not reinsurance) and, accordingly, the loss reserves (and any related reinsurance recoverables) related to the transferred business are not included in the balance sheet of Arch Re U.S. However, in the event that Folksamerica refuses or is unable to make payment of claims on the reinsurance business assumed by it in the May 2000 sale and the notice given to reinsureds is found not to be an effective release by such reinsureds, Arch Re U.S. would be liable for such claims. In addition, Arch Re U.S. retained all liabilities not assumed by Folksamerica, including all liabilities not arising under reinsurance agreements transferred to Folksamerica in the asset sale.

        On November 8, 2000, following the approval by Arch-U.S.'s shareholders, Arch-U.S. completed an internal reorganization that resulted in Arch-U.S. becoming a wholly owned subsidiary of ACGL in order to benefit from Bermuda's favorable business, regulatory, tax and financing environment. ACGL performs the holding company functions previously conducted by Arch-U.S., and the shareholders of Arch-U.S. became the shareholders of ACGL.

        During the period from May 2000 through the announcement of our underwriting initiative in October 2001, we built and acquired insurance businesses that enable us to generate both fee-based revenue (e.g., commissions and advisory and management fees) and risk-based revenue (i.e., insurance premium). As part of this strategy, we built an underwriting platform that was intended to enable us to maximize risk-based revenue during periods in the underwriting cycle when we believe it is more favorable to assume underwriting risk. In October 2001, we concluded that underwriting conditions favored dedicating our attention exclusively to building our insurance and reinsurance business.

        The development of our underwriting platform included the following steps: (1) after the completion of the Folksamerica asset sale, we retained our U.S.-licensed reinsurer, Arch Re U.S., and Arch Excess & Surplus Insurance Company (formerly known as Cross River Insurance Company) ("Arch E&S"), currently an approved excess and surplus insurer in 28 states and the District of Columbia and an admitted insurer in one state; (2) in May 2001, we formed Arch Reinsurance Ltd. or "Arch Re Bermuda", our Bermuda-based reinsurance and insurance subsidiary; (3) in June 2001, we acquired Arch Risk Transfer Services Ltd., which included Arch Insurance Company (formerly known as First American Insurance Company), currently an admitted insurer in 50 states and the District of Columbia, and rent-a-captive and other facilities that provide insurance and alternative risk transfer services; (4) in February 2002, we acquired Arch Specialty Insurance Company (formerly known as Rock River Insurance Company), currently an approved excess and surplus lines insurer in 48 states, the District of Columbia and the U.S. Virgin Islands and an admitted insurer in one state; and (5) in June 2003, we acquired Western Diversified Casualty Insurance Company ("Western Diversified"), an admitted insurer in 46 states and the District of Columbia. All liabilities arising out of the business of Arch Specialty and Western Diversified prior to the closing of our acquisitions of such companies were assumed by the respective sellers, Sentry Insurance a Mutual Company ("Sentry") and Protective Life Corporation and certain of its affiliates.

        In addition, in February 2001, we acquired one of our investee companies, American Independent Insurance Company ("American Independent"), which underwrites non-standard automobile business (i.e., private passenger automobile liability and physical damage coverages for customers who, due to their driving record, age or type of vehicle and other factors, pay higher premiums than average automobile owners) primarily in Pennsylvania. In November 2002, we acquired Personal Service Insurance Company ("PSIC"), which underwrites non-standard automobile business primarily in Ohio.

Operations

        We classify our businesses into two underwriting segments, reinsurance and insurance. We also conduct insurance advisory and other businesses through our subsidiaries. For an analysis of our underwriting results by segment, see note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated by reference into the prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations with 2001 are not meaningful. Therefore, the following discussion of results of operations relates to the years ended December 31, 2003 and 2002.

Our Reinsurance Operations

        Our reinsurance operations are conducted on a worldwide basis through our principal reinsurance subsidiaries, Arch Re Bermuda and Arch Re U.S. Our reinsurance group has two principal offices, one located in Hamilton, Bermuda and the other in Morristown, New Jersey. As of March 1, 2004, the reinsurance group consisted of 67 employees.

        Strategy.    Our reinsurance group's strategy is to capitalize on our financial capacity, experienced management and operational flexibility to offer multiple products through our Bermuda- and U.S.-based operations. The group's operating principles are:

  •
  Actively Select and Manage Risks. We will not underwrite business that does not meet our profitability criteria, and we will emphasize disciplined underwriting over premium growth. To this end, we will maintain centralized control over reinsurance underwriting guidelines and authorities.

  •
  Maintain Flexibility and Respond to Changing Market Conditions. Our organizational structure and philosophy allow us to take advantage of increases or changes in demand or favorable pricing trends. We believe that our existing Bermuda and U.S.-based platform, broad underwriting expertise, and substantial capital will facilitate adjustments to our mix of business geographically and by line and type of coverage. We believe that this flexibility allows us to participate in those market opportunities that provide the greatest potential for underwriting profitability.

  •
  Maintain a Low Cost Structure. We believe that maintaining tight control over our staffing and operating as a broker market reinsurer will permit us to maintain low operating costs relative to our capital and premiums.

        We write our business on both a proportional and non-proportional basis. In a proportional reinsurance arrangement (also known as pro rata reinsurance, quota share reinsurance or participating reinsurance), the reinsurer shares a proportional part of the original premiums and losses of the reinsured. The reinsurer pays the cedent a commission which is generally based on the cedent's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expenses) and may also include a profit factor. Non-proportional (or excess of loss) reinsurance indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "retention." Non-proportional business is written in layers and a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program." Any liability exceeding the upper limit of the program reverts to the cedent.

        We generally seek to write significant lines on specialty property and casualty reinsurance treaties. With respect to certain classes, such as property catastrophe and casualty clash, we participate in a relatively large number of treaties and assume smaller lines where we believe that we can underwrite and process the business efficiently.

        Our reinsurance group focuses on the areas outlined below:

  •
  Casualty. We reinsure third party liability and workers' compensation exposures from ceding company clients primarily on a treaty basis. The exposures that we reinsure include, among others, directors' and officers' liability, professional liability, automobile liability, workers' compensation and excess and umbrella liability. We write this business on a proportional and non-proportional basis. On our proportional and non-proportional "working casualty business," which is treated separately from our casualty clash business, we prefer to write treaties where there is a meaningful amount of actuarial data and where loss activity is more predictable.

  •
  Other Specialty. We write other specialty lines, including non-standard automobile, multi-line contracts, surety, personal accident, trade credit and political risk.

  •
  Property Excluding Property Catastrophe. We reinsure individual property risks of ceding company clients on a treaty basis. Our property per risk treaty and pro rata reinsurance contracts cover claims from individual insurance policies issued by our reinsureds and include both personal lines and commercial property exposures (principally covering buildings, structures, equipment and contents). The primary perils in this business include fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake.

  •
  Property Catastrophe. Our property catastrophe reinsurance business reinsures catastrophic perils for our reinsureds on a treaty basis. Our treaties in this type of business provide protection for most catastrophic losses that are covered in the underlying policies written by our reinsureds. The primary perils in our portfolio include hurricane, earthquake, flood, tornado, hail and fire. We may also provide coverage for other perils on a case-by-case basis. Property catastrophe reinsurance provides coverage on an excess of loss basis when aggregate losses and loss adjustment expense from a single occurrence of covered peril exceed the retention specified in the contract. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

  •
  Marine and Aviation. Our marine business relates to hull, cargo, transit and offshore oil and gas operations, and our aviation business relates to airline and general aviation risks. We also may write space business, which includes coverages for satellite assembly, launch and operation for commercial space programs.

  •
  Non-Traditional. We also write non-traditional business that is intended to provide insurers with creative risk management solutions that complement traditional reinsurance. Under these contracts, we assume a measured amount of insurance risk in exchange for a specified margin. The terms and conditions of these contracts may include additional or return premiums based on loss experience, loss corridors, sublimits and caps. Examples of such non-traditional business include aggregate stop-loss coverages and financial quota share coverages.

  •
  Casualty Clash. Our reinsurance business also includes clash covers, which are excess of loss agreements where the underlying amount to be retained by the ceding insurer is at an amount which is higher than the limit on any one reinsured policy. Such agreements provide payment of loss when the unusual circumstances occur where two or more casualty policies (or, with respect to workers' compensation coverages, multiple employees) experience the same occurrence of loss and the total amount of the payment of losses for the multiple policies exceeds the clash cover retention amount.

        Underwriting Philosophy.    We employ a disciplined, analytical approach to underwriting reinsurance risks that is designed to specify an adequate premium for a given exposure commensurate with the amount of capital we anticipate placing at risk. A number of our underwriters are also actuaries. We believe that employing actuaries on the front-end of the underwriting process gives us an advantage in evaluating risks and constructing a high quality book of business.

        As part of our underwriting process, we typically assess a variety of factors, including:

  •
  the reputation of the proposed cedent and the likelihood of establishing a long-term relationship with the cedent, the geographic area in which the cedent does business, together with its catastrophe exposures, and our market share in that area;

  •
  historical loss data for the cedent and, where available, for the industry as a whole in the relevant regions, in order to compare the cedent's historical loss experience to industry averages;

  •
  projections of future loss frequency and severity; and

  •
  the perceived financial strength of the cedent.

        Premiums Written and Geographic Distribution.    Set forth below is summary information regarding net premiums written for our reinsurance segment:

	Years Ended December 31,
	2003		2002
REINSURANCE SEGMENT	Amount	% of Total	Amount	% of Total
	(in thousands)
Net premiums written
Casualty	$648,119	41.4%	$245,236	27.8%
Other specialty	360,148	23.0%	173,087	19.6%
Property excluding property catastrophe	302,560	19.3%	166,344	18.8%
Property catastrophe	99,562	6.4%	110,989	12.6%
Marine and aviation	91,706	5.8%	60,383	6.8%
Non-traditional	52,911	3.4%	109,978	12.5%
Casualty clash	11,813	0.7%	16,683	1.9%

Total	$1,566,819	100.0%	$882,700	100.0%

Net premiums written by client location
North America	$972,012	62.0%	$515,334	58.4%
Europe	446,086	28.5%	254,901	28.9%
Bermuda	92,006	5.9%	51,562	2.8%
Asia and Pacific	20,912	1.3%	24,796	5.8%
Other	35,803	2.3%	36,107	4.1%

Total	$1,566,819	100.0%	$882,700	100.0%

        Marketing.    We market our reinsurance products through brokers. Brokers generally do not have the authority to bind us with respect to reinsurance agreements, nor do we commit in advance to accept any portion of the business that brokers submit to us. Reinsurance business from any ceding company, whether new or renewal, is subject to acceptance by us. We generally pay brokerage fees to brokers based on negotiated percentages of the premiums written by us through such brokers. For information on our major brokers, see note 10, "Commitments and Contingencies—Concentrations of Credit Risk," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Risk Management and Retrocession.    Our reinsurance group currently retains substantially all of their assumed reinsurance premiums written. They participate in "common account" retrocessional arrangements for certain treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating in such treaties, including the reinsurers, such as our reinsurance subsidiaries, and the ceding company. Our reinsurance subsidiaries will continue to evaluate their retrocessional requirements. See note 4, "Reinsurance," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        For our catastrophe exposed reinsurance business, we seek to limit the amount of exposure we assume from any one reinsured and the amount of the aggregate exposure to catastrophe losses in any one geographic zone. For a discussion of our risk management policies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Matters Which May Materially Affect Our Results of Operations and/or Financial Condition—Natural and Man-Made Catastrophic Events" and "Risk Factors—Risk Relating to Our Industry—The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations."

        Claims Management.    Claims management includes the receipt of initial loss reports, creation of claim files, determination of whether further investigation is required, establishment and adjustment of case reserves and payment of claims. Additionally, audits are conducted for both specific claims and overall claims procedures at the offices of selected ceding companies. We make use of outside consultants for claims work from time to time.

Our Insurance Operations

        Our insurance operations are conducted in Bermuda and the U.S. Our insurance operations in Bermuda are conducted through Arch Insurance (Bermuda), a division of Arch Re Bermuda, which has an office in Hamilton, Bermuda. In the U.S., our principal insurance subsidiaries are Arch Insurance, Arch E&S and Arch Specialty. The headquarters for the U.S. insurance group is located in New York City. There are additional offices throughout the U.S., including principal regional offices located in Atlanta, Georgia; Chicago, Illinois; New York, New York; San Francisco, California; and St. Paul, Minnesota. We also have a contact office in London which sources underwriting opportunities for our U.S. insurance subsidiaries. The Financial Services Authority is currently reviewing the application of our subsidiary, Arch Insurance Company (Europe) Limited, to become a licensed insurance company in the United Kingdom. As of March 1, 2004, our insurance group consisted of 580 employees.

        We also underwrite non-standard automobile business through our subsidiaries, American Independent and PSIC, based in Conshohocken, Pennsylvania and Columbus, Ohio, respectively. As of March 1, 2004, American Independent and PSIC consisted of 161 employees.

        Strategy.    Our insurance group strategy is to write business profitably (on both a gross and net basis) across all of our product lines. Our insurance group's operating principles are:

        Capitalize on Profitable Underwriting Opportunities.    We believe that our experienced management and underwriting teams are positioned to locate and identify types of business with attractive risk/reward characteristics. As profitable underwriting opportunities are identified, we will continue to seek to make additions to our product portfolio in order to take advantage of market trends. This could include adding underwriting and other professionals with specific expertise in specialty lines of insurance.

        Centralize Responsibility Within Each Product Line.    Our insurance group consists of eight product lines. Within each product line, managers oversee the underwriting within such product line, and regional executives are responsible for the underwriting decisions for all product lines within their regional locations. We believe that this organizational structure allows close control of our underwriting, and creates clear accountability, within each product line and each region.

        Maintain a Disciplined Underwriting Philosophy.    Our underwriting philosophy is to generate an underwriting profit through prudent risk selection and proper pricing. We believe that the key to this approach is strict adherence to uniform underwriting standards across all types of business. Our insurance senior management closely monitors the underwriting process.

        Focus on Providing Superior Claims Management.    We believe that claims handling is an integral component of credibility in the market for insurance products. Therefore, we believe that our ability to handle claims expeditiously and satisfactorily is a key to our success. We use experienced internal claims professionals, as well as nationally recognized external claims managers.

  •
  Utilize an Open Brokerage Distribution System. We believe that by avoiding reliance on contractual relationships with brokers or other agents, we can efficiently access a broad customer base while maintaining underwriting control. We compensate our distribution sources on a risk-by-risk basis.

        We write business on both an admitted and non-admitted basis. Our insurance group focuses on the areas outlined below:

  •
  Casualty. Our casualty unit writes casualty business on both a primary and excess basis for commercial clients.

  •
  Programs. Our programs unit targets general liability, commercial automobile, inland marine, non-catastrophe-exposed and catastrophe-exposed property business, workers' compensation and umbrella liability coverages.

  •
  Construction and Surety. During 2003, we added a construction and surety unit, which provides primary and excess casualty, contract surety and property coverages. In support of this new initiative, in March 2003, we acquired the renewal rights to Kemper Insurance's contract and specialty surety products written through the Kemper Surety division, including Lou Jones Associates. As part of this transaction, Arch Insurance hired Kemper's surety management team and members of its staff, and we did not assume any run-off liabilities of the Kemper Surety division.

  •
  Executive Assurance. Our executive assurance unit focuses on directors' and officers' liability insurance coverages for corporate and financial institution clients. We also write financial institution errors and omissions coverages, and also may provide employment practices liability insurance, pension trust errors and omissions insurance and fidelity bonds.

  •
  Professional Liability. Our professional liability unit has the following principal areas of focus: (1) large law and accounting firms and professional programs; (2) environmental and design professionals, including practice policies for architectural and engineering firms and construction projects and pollution legal liability coverage for fixed sites; and (3) miscellaneous professional liability, including coverages for consultants, systems integrations, wholesalers, captive agents and managing general agents.

  •
  Property. Our property unit provides property, energy, aviation and marine insurance coverages for commercial clients.

  •
  Healthcare. Our healthcare unit has three principal areas of focus: (1) lead umbrella coverages over self-insured retentions for large healthcare accounts, such as hospitals, physician group practices and multi-state outpatient facility operations; (2) excess coverages for hospitals and other healthcare facilities; and (3) primary professional and general liability coverages for healthcare facilities that provide outpatient care and/or services.

  •
  Other. Included in the "other" category are: (1) non-standard automobile business written by American Independent and PSIC, primarily in Pennsylvania and Ohio; (2) accident and health (primarily medical stop loss); (3) alternative markets business, including corporate risk programs; and (4) a portfolio of collateralized protection business and other lenders products.

        Prior to 2002, we ceded a substantial portion of our program business to unaffiliated reinsurers. Commencing in 2002, we made a strategic decision to retain more risk on our program business and reduce substantially the amount of premiums ceded to unaffiliated reinsurers. In addition to retaining a higher portion of business on renewing program business, we wrote a number of new accounts in 2002 and 2003 in which we retained a significant portion of the risk. The decision was based on our belief that the underlying pricing, terms and conditions in our program business were favorable and that our enhanced capital position would allow us to retain more underwriting risk in our program business.

        Underwriting Philosophy.    Our insurance group's underwriting philosophy is to generate an underwriting profit (on both a gross and net basis) through prudent risk selection and proper pricing across all types of business. One key to this philosophy is the strict adherence to uniform underwriting standards across each product line that focuses on the following:

  •
  risk selection;

  •
  desired attachment point;

  •
  limits and retention management;

  •
  due diligence, including as to financial condition, claims history, management, and product, class and territorial exposure;

  •
  underwriting authority and appropriate approvals; and

  •
  collaborative decision-making.

        Premiums Written and Geographic Distribution.    Set forth below is summary information regarding net premiums written for our insurance segment:

	Years Ended December 31,
	2003		2002
INSURANCE SEGMENT	Amount	% of Total	Amount	% of Total
	(in thousands)
Net premiums written
Programs	$344,915	29.4%	$88,178	23.3%
Casualty	224,596	19.2%	64,165	16.9%
Construction and surety	143,581	12.3%	31,254	8.2%
Property	121,393	10.4%	50,772	13.4%
Executive assurance	114,268	9.7%	49,479	13.1%
Professional liability	105,648	9.0%	20,436	5.4%
Healthcare	38,127	3.3%	23,624	6.2%
Other	79,068	6.7%	51,019	13.5%

Total	$1,171,596	100.0%	$378,927	100.0%

Net premiums written by client location
North America	$1,140,064	97.3%	$375,725	99.2%
Other	31,532	2.7%	3,202	0.8%

Total	$1,171,596	100.0%	$378,927	100.0%

        Marketing.    Our insurance group's products are marketed principally through licensed independent brokers and wholesalers. We receive business from brokers who are paid a brokerage commission usually equal to a percentage of gross premiums. In general, we are not committed to accept business from any particular broker, and brokers do not have the authority to bind the company except with respect to our program business and certain professional liability business. In our program business, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. See "Risk Factors—Risks Relating to Our Company—We could be materially adversely affected to the extent that managing general agents, general agents and other producers in our program business exceed their underwriting authorities or otherwise breach obligations owed to us." For information on our major brokers, see note 10, "Commitments and Contingencies—Concentrations of Credit Risk," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Risk Management and Reinsurance.    In the normal course of business, the insurance group may cede a portion of its premium through quota share, surplus share, excess of loss and facultative reinsurance agreements. Reinsurance arrangements do not relieve us from our obligations to our insureds. Reinsurance recoverables are recorded as assets, predicated on the reinsurers' ability to meet their obligations under the reinsurance agreements. If the reinsurers are unable to satisfy their obligations under the agreements, our insurance subsidiaries would be liable for such defaulted amounts. Our insurance subsidiaries will continue to evaluate their reinsurance requirements. For information regarding the effects of reinsurance on our company, see note 4, "Reinsurance," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        For our catastrophe exposed insurance business, we monitor and limit the amount of our exposure to catastrophic losses through a combination of aggregate exposure limits, underwriting guidelines and reinsurance. For a discussion of our risk management policies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Matters Which May Materially Affect Our Results of Operations and/or Financial Condition—Natural and Man-Made Catastrophic Events" and "Risk Factors—Risk Relating to Our Industry—The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations."

        Claims Management.    Our claims department provides underwriting and loss service support to all of our branches. In addition, claims personnel fully participate in the creation of insurance products. Members of our claims department work with our underwriting professionals as functional teams in order to develop products and services that our customers desire and may use independent national claims firms for investigations and field adjustments.

Employees

        As of March 1, 2004, we employed approximately 860 full-time employees.

Reserves

        We believe we have applied, and will continue to so apply, a conservative reserving philosophy for both our insurance and reinsurance operations. Reserve estimates are derived after extensive consultation with individual underwriters, actuarial analysis of the loss reserve development and comparison with market benchmarks. We continue to build our actuarial staff and utilize both internal and external actuaries. Generally, reserves are established without regard to whether we may subsequently contest the claim. We do not currently expect to discount our loss reserves.

        Loss reserves represent estimates of what the insurer or reinsurer ultimately expects to pay on claims at a given time, based on facts and circumstances then known, and it is probable that the ultimate liability may exceed or be less than such estimates. Even actuarially sound methods can lead to subsequent adjustments to reserves that are both significant and irregular due to the nature of the risks written. Insurance loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving process reflects that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting

Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

        The following table represents the development of GAAP reserves as determined under GAAP for 1996 through December 31, 2003. This table does not present accident or policy year development data. Results for the period 1996 to December 31, 2000 relate to our prior reinsurance operations, which were sold on May 5, 2000 to Folksamerica Reinsurance Company. With respect to the year ended December 31, 2000, no reserves are reported in the table below because all reserves for business written from January 1, 2000 through May 5, 2000 were assumed by Folksamerica in the May 5, 2000 asset sale, and we did not write or assume any business during 2000 subsequent to the asset sale. Activity subsequent to 2000 relates to acquisitions made by us and our underwriting initiatives that commenced in October 2001.

        The top line of the table shows the reserves, net of reinsurance recoverables, at the balance sheet date for each of the indicated years. This represents the estimated amounts of net losses and loss adjustment expenses arising in all prior years that are unpaid at the balance sheet date, including incurred but not reported or IBNR reserves. The table also shows the reestimated amount of the previously recorded reserves based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "cumulative redundancy (deficiency)" represents the aggregate change in the estimates over all prior years. The table also shows the cumulative amounts paid as of successive years with respect to that reserve liability. In addition, the table reflects the claim development of the gross balance sheet reserves for 1996 through December 31, 2003.

        With respect to the information in the table below, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For additional information on our reserves for the years ended December 31, 2003, 2002 and 2001, please refer to note 5, "Reserve for Losses and Loss Adjustment Expenses," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, which includes an analysis of losses and loss adjustment expenses and a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for such periods.

Development of GAAP Reserves
Cumulative Redundancy (Deficiency)

	Years Ended December 31,
	1996	1997	1998	1999	2000	2001	2002	2003
	(in millions)
Reserves for unpaid losses and loss adjustment expenses, net of reinsurance recoverables	$20	$71	$186	$309	—	$21	$381	$1,543
Paid (cumulative) as of:
One year later	9	19	88	311	—	15	115
Two years later	10	33	216	311	—	20
Three years later	12	64	216	311	—
Four years later	18	64	216	311
Five years later	18	64	216
Six years later	18	64
Seven years later	18
Reserve reestimated as of:
One year later	20	68	216	311	—	25	340
Two years later	19	65	216	311	—	25
Three years later	18	64	216	311	—
Four years later	18	64	216	311
Five years later	18	64	216
Six years later	18	64
Seven years later	18
Cumulative redundancy (deficiency)	$2	$7	$(30)	$(2)	—	$(4)	$41

Cumulative redundancy (deficiency) as a percentage of net reserves	10.0%	8.5%	(16.1)%	(1.0)%	—	(18.8)%	10.7%
Gross reserve for losses and loss adjustment expenses	$20	$71	$216	$365	—	$111	$592	$1,952
Reinsurance recoverable	—	—	(30)	(56)	—	(90)	(211)	(409)

Net reserve for losses and loss adjustment expenses	20	71	186	309	—	21	381	$1,543

Gross reestimated reserve	18	64	246	367	—	186	610
Reestimated reinsurance recoverable	—	—	(30)	(56)	—	(161)	(270)

Net reestimated reserve	18	64	216	311	—	25	340

Gross reestimated redundancy (deficiency)	$2	$7	$(30)	$(2)	—	$(75)	$(18)

        Our reserving method for 2003 and 2002 was primarily the expected loss method, which is commonly applied when limited loss experience exists. We select the initial expected loss and loss adjustment expense ratios based on information derived by our underwriters and actuaries during the initial pricing of the business, supplemented by industry data where appropriate. These ratios consider, among other things, rate increases and changes in terms and conditions that have been observed in the market. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. The redundancy in 2003 indicated in the above table related to our reinsurance operations, which, by their nature, add further complexity to the reserving process in that there is an inherent additional lag in the timing and reporting of a loss event to a reinsurer from an insured or ceding company through a broker. As actual loss information is reported to us and we develop our own loss experience, our reserving methods will also include other actuarial techniques.

        During 2003, on a net basis, we recorded a redundancy on reserves recorded in prior years of approximately $41.0 million, which consisted of net favorable development in our reinsurance segment on losses originally recorded during 2002 of $42.7 million, which was partially offset by a small amount of net adverse development in our insurance segment on losses originally recorded in prior years. The favorable development in our reinsurance segment did not reflect any changes in key assumptions we made to estimate these reserves. This development primarily resulted from the fact that both the frequency and the severity of reported losses have been lower than the assumed pattern of losses established at December 31, 2002 for property and other short-tail business.

        During 2003, on a gross basis, we recorded a deficiency on reserves recorded in prior years of approximately $17.9 million, which consisted of a deficiency of $61.3 million in our insurance segment, offset by a $43.4 million redundancy in our reinsurance segment, as discussed above. Substantially all of such deficiency resulted from gross development on reserves related to the February 2002 acquisition of Arch Specialty, purchased for the purpose of obtaining excess and surplus lines authorizations for our insurance operations. In connection with this acquisition, the seller, Sentry, agreed to assume all liabilities arising out of Arch Specialty's business prior to the closing of the acquisition. During 2003, Sentry provided notice to us that it believed the reserves, on a gross basis, should be increased by $58.3 million, primarily related to directors and officers business that was written prior to our acquisition. Although the recording of such amounts resulted in a gross deficiency in our 2002 reported reserves, it did not impact our net development because all such liabilities have been assumed by Sentry through guarantee and other agreements, as described above. In addition, substantially all of the recoverable from Sentry is still subject to the original reinsurance agreements inuring to Arch Specialty and, to the extent Sentry fails to comply with its payment obligations to us, we may obtain reimbursement from the third party reinsurers under such agreements.

        During 2002, on a gross basis, we recorded an aggregate deficiency in our 2001 reported reserves of approximately $67.6 million relating to insurance business underwritten prior to the commencement of our new underwriting initiative in October 2001. Since a substantial portion of our pre-2002 business was reinsured, the deficiency on a net basis was approximately $4.0 million. Approximately $57.3 million and $2.0 million of the deficiency on a gross and net basis, respectively, occurred in a small number of our insurance segment's program business accounts, and the balance of the deficiency, approximately $10.3 million and $2.0 million on a gross and net basis, respectively, occurred in our non-standard automobile business as a result of actuarial reviews performed in 2002. The increases in reserves resulted from additional reported losses from 2000 and 2001, which led to higher projections of ultimate loss, and did not reflect any changes in key assumptions we made to estimate these reserves.

        We are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations. Although we monitor the financial condition of our reinsurers and attempt to place coverages only with substantial, financially sound carriers, we may not be successful in doing so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Matters Which May Affect Our Results of Operations and/or Financial Condition—Reinsurance Protection and Recoverables."

Investments

        At December 31, 2003, consolidated cash and invested assets totaled approximately $3.72 billion, consisting of $286.2 million of cash and short-term investments, $3.4 billion of publicly traded fixed maturity investments and $32.5 million of privately held securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Investments."

        Our current investment guidelines stress preservation of capital, market liquidity, and diversification of risk. To achieve this objective, our current fixed income investment guidelines call for an average credit quality of "Aa3" and "AA-" as measured by Moody's and Standard & Poor's, respectively. Notwithstanding the foregoing, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. At December 31, 2003, all of our fixed maturity and short-term investments were rated investment grade by Standard & Poor's and had an average Standard & Poor's quality rating of "AA+" and an average duration of approximately 2.0 years.

        For the year ended December 31, 2003, set forth below is the total return of our fixed maturity portfolio compared to a combination of the Lehman Brothers 1-5 Year High Quality Credit Index and the Lehman Brothers 1-3 Year Treasury Index, which are the benchmarks we currently measure our portfolio against.

	ACGL	Lehman Brothers 1-5 Year High Quality Credit Index/Lehman Brothers 1-3 Year Treasury Index
Total return	3.37%	3.23%

        The following table summarizes the fair value of our investments and cash and short-term investments at the dates indicated.

	December 31
	2003		2002
	Estimated Fair Value	% of Total	Estimated Fair Value	% of Total
	(in thousands)
Cash and short-term investments	$286,247	8%	$572,258	29%
Fixed maturities:
U.S. government and government agencies	1,343,295	36	179,322	9
Corporate bonds	1,106,380	30	949,003	48
Asset backed securities	690,927	18	24,985	1
Municipal bonds	209,568	6	—	—
Mortgage backed securities	48,254	1	228,794	12

Sub-total	3,398,424	91	1,382,104	70

Equity securities:
Privately held	32,476	1	31,536	1

Sub-total	32,476	1	31,536	1

Total	$3,717,147	100%	$1,985,898	100%

        Our investment portfolio is currently structured to provide a high level of liquidity. The table below shows the contractual maturities of our fixed maturities:

	December 31, 2003		December 31, 2002
	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost
	(in thousands)
Available for sale:
Due in one year or less	$234,674	$233,459	$19,671	$20,149
Due after one year through five years	2,252,441	2,225,169	1,058,158	1,023,151
Due after five years through 10 years	120,305	118,760	21,966	24,100
Due after 10 years	51,823	49,775	28,530	23,090

	2,659,243	2,627,163	1,128,325	1,090,490
Asset backed securities	690,927	690,022	228,794	221,099
Mortgage backed securities	48,254	46,008	24,985	23,048

Total	$3,398,424	$3,363,193	$1,382,104	$1,334,637

Ratings

        Our reinsurance subsidiaries, Arch Re U.S. and Arch Re Bermuda, each currently have financial strength ratings of "A-" (Excellent) from A.M. Best. Our principal insurance subsidiaries, Arch Insurance, Arch E&S and Arch Specialty, each have a financial strength rating of "A-" (Excellent) from A.M. Best. With respect to our non-standard automobile insurers, American Independent has a financial strength rating of "B+" (Very Good) from A.M. Best, and PSIC has a financial strength rating of "A-" (Excellent) from A.M. Best. The "A-" and "B+" ratings are the fourth and sixth highest out of fifteen ratings assigned by A.M. Best. We are in the process of obtaining a financial strength rating from A.M. Best for Western Diversified, acquired in 2003, which currently has been assigned "NR-3" (Rating Procedure Inapplicable).

        Insurance ratings are used by insurance and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. A.M. Best is generally considered to be a significant rating agency with respect to insurance and reinsurance companies. A.M. Best's ratings reflect that agency's independent opinion of the financial strength and ability of an insurer to meet ongoing obligations to policyholders. These ratings are not a warranty of an insurer's current or future ability to meet its obligations to policyholders or a recommendation to buy, sell or hold securities. Rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. Ratings are subject to periodic review by the applicable rating agency. We can offer no assurances that our ratings will remain at their current levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Competition

        The world-wide reinsurance and insurance businesses are highly competitive. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, some of which have greater financial, marketing and management resources than we have and have had longer-term relationships with insureds and brokers than we do. We compete with other insurers and reinsurers primarily on the basis of overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, strength of client relationships, premiums charged, contract terms and conditions, products and services offered, speed of claims payment, reputation, employee experience, and qualifications and local presence. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets.

        In our insurance business, we compete with insurers that provide property and casualty lines of insurance, including ACE Limited, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., The Hartford Financial Services Group, Inc., Lloyd's of London, The St. Paul Companies, Inc., Travelers Property Casualty Corp. and XL Capital Ltd. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including ACE Limited, AXIS Capital Holdings Limited, Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., General Reinsurance Corporation, Hannover Rückversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings, Inc. and XL Capital Ltd. We do not believe that we have a significant market share in any of the markets in which we compete.

Regulation

U.S. Insurance Regulation

        General.    In common with other insurers, our U.S.-based insurance subsidiaries are subject to extensive governmental regulation and supervision in the various states and jurisdictions in which they are domiciled and licensed to conduct business. The laws and regulations of the state of domicile have the most significant impact on operations. This regulation and supervision is designed to protect policyholders rather than investors. Generally, regulatory authorities have broad regulatory powers over such matters as licenses, standards of solvency, premium rates, policy forms, marketing practices, claims practices, investments, security deposits, methods of accounting, form and content of financial statements, reserves and provisions for unearned premiums, unpaid losses and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. Certain insurance regulatory requirements are highlighted below. In addition, regulatory authorities conduct periodic financial and market conduct examinations.

        Credit for Reinsurance.    Arch Re U.S. is subject to insurance regulation and supervision that is similar to the regulation of licensed primary insurers. However, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority with respect to rates or policy terms. This contrasts with primary insurance policies and agreements, the rates and terms of which generally are regulated by state insurance regulators. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

        A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances:

  •
  if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  if the reinsurer is an "accredited" or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets certain financial requirements; or

  •
  if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are collateralized appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.

        As a result of the requirements relating to the provision of credit for reinsurance, Arch Re U.S. and Arch Re Bermuda are indirectly subject to certain regulatory requirements imposed by jurisdictions in which ceding companies are licensed.

        As of March 1, 2004, (1) Arch Re U.S. is licensed or is an accredited or otherwise approved reinsurer in 48 states and the District of Columbia, (2) Arch Insurance is licensed as an insurer in 50 states and the District of Columbia, (3) Arch Specialty is licensed in one state and approved as an excess and surplus lines insurer in 48 states, the District of Columbia and the U.S. Virgin Islands, (4) Arch E&S is licensed in one state and approved as an excess and surplus lines insurer in 28 states and the District of Columbia and (5) Western Diversified is licensed as an insurer in 46 states and the District of Columbia. American Independent is licensed as an insurer in three states, and PSIC is licensed as an insurer in two states. Arch Re Bermuda is not, and does not expect to become, licensed or approved in any U.S. jurisdiction.

        Holding Company Acts.    State insurance holding company system statutes and related regulations provide a regulatory apparatus which is designed to protect the financial condition of domestic insurers operating within a holding company system. All insurance holding company statutes require disclosure to the domestic state insurance regulator of material transactions between the domestic insurer and an affiliate. Further, in some instances, prior notice must be given to the domestic state insurance regulator prior to entering into a material transaction between a domestic insurer and an affiliate and the regulator has authority to disapprove such transaction. Such transactions typically include sales, purchases, exchanges, loans and extensions of credit, reinsurance agreements, service agreements, guarantees and investments between an insurance company and its affiliates, involving in the aggregate certain percentages of an insurance company's admitted assets or policyholders' surplus, or dividends that exceed certain percentages of an insurance company's surplus or income.

        Typically, the holding company statutes also require each of the insurance subsidiaries periodically to file information with state insurance regulatory authorities, including information concerning capital structure, ownership, financial condition and general business operations. Under the terms of applicable state statutes, any person or entity desiring to acquire control of a domestic insurer is required first to obtain approval of the insurance regulator of the domestic insurer.

        Regulation of Dividends and Other Payments from Insurance Subsidiaries.    The ability of an insurer to pay dividends or make other distributions is subject to insurance regulatory limitations of the insurance company's state of domicile. Generally, such laws limit the payment of dividends or other distributions above a specified level. Dividends or other distributions in excess of such thresholds are "extraordinary" and are subject to regulatory approval. Generally, during 2004, all significant dividends or other distributions from Arch Re U.S., Arch Insurance and our other U.S. insurance subsidiaries will be subject to regulatory approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and note 14, "Statutory Information," of the notes accompanying our financial statements.

        Insurance Regulatory Information System Ratios.    The National Association of Insurance Commissioners ("NAIC") Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios (referred to as "IRIS ratios") and specifies "usual values" for each ratio. Departure from the usual values of the IRIS ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer's business.

For the year ended December 31, 2003, certain of our U.S.-based subsidiaries generated IRIS ratios that were outside of the usual values due, in part, to our underwriting initiative in October 2001 and the resulting growth in net premiums written and surplus levels. To date, none of these subsidiaries has received any notice of regulatory review but there is no assurance that we may not be notified in the future.

        Accreditation.    The NAIC has instituted its Financial Regulatory Accreditation Standards Program ("FRASP") in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce such items in order to become an "accredited" state. If a state is not accredited, it is not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. The respective states in which Arch Re U.S., Arch Insurance, Arch Specialty, Western Diversified, Arch E&S, American Independent and PSIC are domiciled are accredited states.

        Risk-Based Capital Requirements.    In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

  •
  underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

  •
  declines in asset values arising from credit risk; and

  •
  declines in asset values arising from investment risks.

        Insurers having less statutory surplus than required by the risk-based capital calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Equity investments in common stock typically are valued at 85% of their market value under the risk-based capital guidelines. For equity investments in an insurance company affiliate, the risk-based capital requirements for the equity securities of such affiliate would generally be our U.S. insurance subsidiaries' proportionate share of the affiliate's risk-based capital requirement.

        Under the approved formula, an insurer's statutory surplus is compared to its risk-based capital requirement. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of surplus to risk-based capital requirement decreases. The four action levels include:

  •
  insurer is required to submit a plan for corrective action;

  •
  insurer is subject to examination, analysis and specific corrective action;

  •
  regulators may place insurer under regulatory control; and

  •
  regulators are required to place insurer under regulatory control.

        Each of our U.S. insurance subsidiaries' surplus (as calculated for statutory purposes) is above the risk-based capital thresholds that would require either company or regulatory action.

        Guaranty Funds and Assigned Risk Plans.    Most states require all admitted insurance companies to participate in their respective guaranty funds which cover certain claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to annual assessments in the state by its guaranty fund to cover these losses. Some states also require licensed insurance companies to participate in assigned risk plans which provide coverage for automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. The calculation of an insurer's participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Assigned risk pools tend to produce losses which result in assessments to insurers writing the same lines on a voluntary basis.

        Federal Regulation.    Although state regulation is the dominant form of regulation for insurance and reinsurance business, the federal government has shown increasing concern over the adequacy of state regulation. It is not possible to predict the future impact of any potential federal regulations or other possible laws or regulations on our U.S. subsidiaries' capital and operations, and such laws or regulations could materially adversely affect their business.

        Terrorism Risk Insurance Act of 2002.    On November 26, 2002, President Bush signed into law the Terrorism Risk Insurance Act of 2002, which we refer to as the "TRIA." TRIA established a federal backstop for insurance-related losses resulting from any act of terrorism carried out by foreign powers on U.S. soil or against U.S. air carriers, vessels or foreign missions. Under TRIA, all U.S.-based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. In return, TRIA provides that the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion pursuant to TRIA. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. The deductible for each year is based on the insurer's direct commercial earned premiums for property and casualty insurance for the prior calendar year multiplied by a specified percentage. The specified percentages are 7% for 2003, 10% for 2004 and 15% for 2005, respectively.

        Our U.S.-based property and casualty insurers, Arch Insurance, Arch Specialty, Arch E&S and Western Diversified, are subject to TRIA. TRIA specifically excludes reinsurance and personal lines business and, accordingly, currently does not apply to our non-standard automobile business or our reinsurance operations. Based on 2003 direct commercial earned premiums, our U.S. insurance group's deductible for 2004 would be $104.1 million (i.e., 10% of such earned premiums). The amount of our deductible for 2005 could increase substantially, depending upon the amount of direct commercial earned premiums we write in 2004, and in light of the fact that the deductible percentage increases in such years. Currently, there is uncertainty as to what effect TRIA will have on the insurance industry.

        The Gramm-Leach-Bliley Act.    The Gramm-Leach-Bliley Act of 1999 ("GLBA"), which implements fundamental changes in the regulation of the financial services industry in the United States, was enacted on November 12, 1999. The GLBA permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company, a "financial holding company." Bank holding companies and other entities that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities.

        Until the passage of the GLBA, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. With the passage of the GLBA, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries' product lines by substantially increasing the number, size and financial strength of potential competitors.

        Legislative and Regulatory Proposals.    From time to time various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers. In addition, there are a variety of proposals being considered by various state legislatures (some of which proposals have been enacted). We are unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

Bermuda Insurance Regulation

        The Insurance Act 1978, as Amended, and Related Regulations of Bermuda (the "Insurance Act"). As a holding company, ACGL is not subject to Bermuda insurance regulations. The Insurance Act, which regulates the insurance business of Arch Re Bermuda, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority (the "BMA"), which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

        The Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements on Bermuda insurance companies and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

        Classification of Insurers.    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Arch Re Bermuda is registered as both a long-term insurer and a Class 4 insurer in Bermuda, which we refer to as a composite insurer, and is regulated as such under the Insurance Act.

        Cancellation of Insurer's Registration.    An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

        Principal Representative.    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting out all the particulars of the case that are available to the principal representative.

        Approved Independent Auditor.    Every registered insurer must appoint an independent auditor who annually audits and reports on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Arch Re Bermuda, are required to be filed annually with the BMA.

        Approved Actuary.    Arch Re Bermuda, as a registered long-term insurer, is required to submit an annual actuary's certificate when filing its statutory financial returns. The actuary, who is normally a qualified life actuary, must be approved by the BMA.

        Loss Reserve Specialist.    As a registered Class 4 insurer, Arch Re Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA.

        Statutory Financial Statements.    An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. generally accepted accounting principles and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda (the "Companies Act"), which financial statements are prepared in accordance with U.S. generally accepted accounting principles. Arch Re Bermuda, as a general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return.

        Annual Statutory Financial Return.    Arch Re Bermuda is required to file with the BMA in Bermuda a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded.

        Minimum Solvency Margin and Restrictions on Dividends and Distributions.    Under the Insurance Act, Arch Re Bermuda must ensure that the value of its long-term business assets exceed the amount of its long-term business liabilities by at least $250,000. The Insurance Act also provides that the value of the general business assets of Arch Re Bermuda, as a Class 4 insurer, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Arch Re Bermuda:

  •
  is required, with respect to its general business, to maintain a minimum solvency margin (the prescribed amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of:

  (A)
  $100,000,000,

  (B)
  50% of net premiums written (being gross premiums written less any premiums ceded by Arch Re Bermuda but Arch Re Bermuda may not deduct more than 25% of gross premiums when computing net premiums written), and

  (C)
  15% of loss and other insurance reserves;

  •
  is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Arch Re Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

  •
  is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least 7 days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet the required margins;

  •
  is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins;

  •
  is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information;

  •
  is required to establish and maintain a long-term business fund; and

  •
  is required to obtain a certain certification from its approved actuary prior to declaring or paying any dividends and such certificate will not be given unless the value of its long-term business assets exceeds its long-term business liabilities, as certified by its approved actuary, by the amount of the dividend and at least $250,000. The amount of any such dividend shall not exceed the aggregate of the excess referenced in the preceding sentence and other funds properly available for the payment of dividends, being funds arising out of its business, other than its long-term business.

        Minimum Liquidity Ratio.    The Insurance Act provides a minimum liquidity ratio for general business insurers such as Arch Re Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

        Long-Term Business Fund.    An insurer carrying on long-term business is required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund. No payment may be made directly or indirectly from an insurer's long-term business fund for any purpose other than a purpose related to the insurer's long-term business, unless such payment can be made out of any surplus certified by the insurer's approved actuary to be available for distribution otherwise than to policyholders. Arch Re Bermuda may not declare or pay a dividend to any person other than a policyholder unless the value of the assets in its long-term business fund, as certified by its approved actuary, exceeds the liabilities of the insurer's long-term business (as certified by the insurer's approved actuary) by the amount of the dividend and at least the $250,000 minimum solvency margin prescribed by the Insurance Act, and the amount of any such dividend may not exceed the aggregate of that excess (excluding the said $250,000) and any other funds properly available for payment of dividends, such as funds arising out of business of the insurer other than long-term business.

        Restrictions on Transfer of Business and Winding-Up.    Arch Re Bermuda, as a long-term insurer, is subject to the following provisions of the Insurance Act:

  •
  all or any part of the long-term business, other than long-term business that is reinsurance business, may be transferred only with and in accordance with the sanction of the applicable Bermuda court; and

  •
  an insurer or reinsurer carrying on long-term business may only be wound-up or liquidated by order of the applicable Bermuda court, and this may increase the length of time and costs incurred in the winding-up of Arch Re Bermuda when compared with a voluntary winding-up or liquidation.

        Supervision, Investigation and Intervention.    The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        If it appears to the BMA that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

Certain Bermuda Law Considerations

        ACGL and Arch Re Bermuda have been designated as non-resident for exchange control purposes by the BMA and are required to obtain the permission of the BMA for the issue and transfer of all of their shares. The BMA has given its consent for:

  •
  the issue and transfer of ACGL's shares, up to the amount of its authorized capital from time to time, to and among persons that are non-residents of Bermuda for exchange control purposes; and

  •
  the issue and transfer of up to 20% of ACGL's shares in issue from time to time to and among persons resident in Bermuda for exchange control purposes.

        Transfers and issues of ACGL's common shares to any resident in Bermuda for exchange control purposes may require specific prior approval under the Exchange Control Act 1972. Arch Re Bermuda's common shares cannot be issued or transferred without the consent of the BMA. Because we are designated as non-resident for Bermuda exchange control purposes, we are allowed to engage in transactions, and to pay dividends to Bermuda non-residents who are holders of our common shares, in currencies other than the Bermuda Dollar.

        In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

        ACGL and Arch Re Bermuda are incorporated in Bermuda as "exempted companies." As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but they may not participate in certain business transactions, including (1) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

        ACGL and Arch Re Bermuda also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. A company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part upon the continued services of key employees in Bermuda. Certain key employees may neither be a Bermudian nor a spouse of a Bermudian. Accordingly, any such key employee will require specific approval to work for us in Bermuda. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government recently announced a new policy that places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees.

Properties

        Our reinsurance group leases a total of approximately 7,300 square feet in Bermuda under a lease expiring in 2007, and approximately 15,800 square feet in Morristown, New Jersey under a lease expiring in 2006.

        We lease approximately 4,500 square feet in Hamilton, Bermuda for our Bermuda insurance operations. The principal U.S. office of our insurance group is located at One Liberty Plaza, New York, New York. We lease approximately 110,750 square feet in our principal U.S. office in New York City location under a lease expiring in 2014 and 2007 with respect to approximately 23,400 square feet. Our insurance group also leases a total of approximately 180,000 square feet for our second office location in New York City and other offices in Atlanta, Georgia; Chicago, Illinois; Columbus, Ohio; Conshohocken, Pennsylvania; Englewood, Colorado; Houston, Texas; Kansas City, Missouri; Morristown, New Jersey; Pasadena, California; Philadelphia, Pennsylvania; San Francisco, California; St. Paul, Minnesota; Stamford, Connecticut; and Tampa, Florida.

        For the years ended December 31, 2003, 2002 and 2001, our rental expense (income) was approximately $8.7 million, $3.2 million and ($132,000), respectively. Our future minimum rental charges for the remaining terms of our existing leases, exclusive of escalation clauses and maintenance costs and net of rental income, will be approximately $75.0 million. We believe that the above described office space is adequate for our needs. However, as we continue to develop our business, we may open additional office locations during 2004.

Legal Proceedings

        We, in common with the insurance industry in general, are subject to litigation and arbitration in the normal course of our business. As of December 31, 2003, we were not a party to any material litigation or arbitration other than as a part of the ordinary course of business in relation to claims activity, none of which is expected by management to have a significant adverse effect on our results of operations and financial condition and liquidity.

        One of our insurers, Arch Insurance (formerly First American) is formalizing a settlement with the California Department of Insurance regarding certain claims handling violations allegedly committed by certain of its third party agents prior to our acquisition of control of First American. It is expected that this settlement will result in only an immaterial monetary fine (substantially all of which would be covered by existing reinsurance arrangements with third parties), and will have no effect on Arch Insurance's California license.

        In addition, the former owners of American Independent have commenced an action against ACGL, American Independent and certain of American Independent's directors and officers and others seeking unspecified damages for several allegations relating to the reorganization agreement pursuant to which we acquired American Independent in 2001. The reorganization agreement provided that, as part of the consideration for the stock of American Independent, the former owners would have the right to receive a limited, contingent payment from the proceeds, if any, from certain pre-existing lawsuits that American Independent had brought as plaintiff prior to our acquisition. The former owners alleged, among other things, that the defendants entered into the agreement without intending to honor their commitments under the agreement and are liable for securities and common law fraud, breach of contract and intentional infliction of emotional distress. ACGL and the other plaintiffs have filed a motion to dismiss all claims, and strongly deny the validity of, and will continue to dispute, these allegations. Although no assurances can be made as to the resolution of these claims, management does not believe that any of these claims are meritorious.

MANAGEMENT

        Our senior management team and board of directors consists of:

Name	Age	Position
Robert Clements	71	Chairman and Director of ACGL
Constantine Iordanou	54	President and Chief Executive Officer of ACGL and Director of ACGL
Paul B. Ingrey	64	Chief Executive Officer of Arch Re Bermuda and Director of ACGL
John D. Vollaro	59	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Peter A. Appel	42	Director of ACGL
Wolfe "Bill" H. Bragin	59	Director of ACGL
John L. Bunce, Jr.	45	Director of ACGL
Sean Carney	35	Director of ACGL
Kewsong Lee	38	Director of ACGL
James J. Meenaghan	65	Director of ACGL
John M. Pasquesi	44	Vice Chairman and Director of ACGL
David Tunnell	33	Director of ACGL
Robert F. Works	56	Director of ACGL
Dwight R. Evans	51	President of Arch Re Bermuda
Ralph E. Jones, III	47	President and Chief Executive Officer of Arch Insurance Group Inc.
Marc Grandisson	36	Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re Bermuda
Mark. D. Lyons	47	Executive Vice President and Chief Actuary of Arch Insurance Group Inc.
John F. Rathgeber	49	Managing Director and Chief Operating Officer of Arch Re U.S.
Louis T. Petrillo	38	President, General Counsel and Secretary of Arch Capital Services Inc.

        Robert Clements was elected chairman and director of ACGL at the time of our formation in March 1995, and continues to serve in that capacity. From March 1996 to February 2001, he was an advisor to MMC Capital, with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements was a director of XL Capital from 1986 to 2002 and was formerly a director of Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited and ACE Ltd. He is chairman emeritus of the Board of overseers of the School of Risk Management, Insurance and Actuarial Science of St. John's University and a member of Rand Corp. President's Council. He holds a B.A. degree from Dartmouth College.

        Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

        Paul B. Ingrey has served as a director of ACGL and as chief executive officer of Arch Re Bermuda since October 2001, and was elected chairman of Arch Re Bermuda in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

        John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Peter A. Appel was president and chief executive officer of ACGL from May 5, 2000 through July 31, 2003 and has been a director of ACGL since November 1999. He was executive vice president and chief operating officer of ACGL from November 1999 to May 5, 2000, and general counsel and secretary of ACGL from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of ACGL from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher LLP, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as Vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration.

        John L. Bunce, Jr.    has served as a director of ACGL since November 2001. Mr. Bunce is a managing director of Hellman & Friedman, which he joined in 1988. Before joining Hellman & Friedman, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is currently also a director of National Information Consortium, Inc. and Western Wireless Corporation. He has also served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School.

        Sean D. Carney has served as a director of ACGL since July 2003. He has been a Managing Director of Warburg Pincus LLC since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. He holds a A.B. from Harvard College and a MBA from Harvard Business School.

        Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the boards of Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies. He holds a B.A. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is filed as an exhibit to our 2002 Annual Report.

        James J. Meenaghan has been a director of the Company since October 2001. From October 1986 to 1993, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as President and Chief Executive Officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including President and Chief Operating Officer and Vice Chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

        John M. Pasquesi has been our vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of Hellman & Friedman LLC since 1988. He holds an B.A. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

        David R. Tunnell has been a director of ACGL since May 2002. He has served as a managing director of Hellman & Friedman since 2003. Prior to joining Hellman & Friedman in 1994, Mr. Tunnell was employed by Lazard Frères & Co. in New York from 1992 to 1994. Mr. Tunnell currently serves as a director of Blackbaud, Inc. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School.

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

        Dwight R. Evans has served as president of Arch Re (Bermuda) since October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

        Ralph E. Jones, III joined Arch Insurance Group as president and chief executive officer on July 1, 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Marc Grandisson has served as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) since October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mark D. Lyons has served as executive vice president of group operations and chief actuary of Arch Insurance Group Inc. since August 2002. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, Mr. Lyons was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        John F. Rathgeber has served as managing director and chief operating officer of Arch Re U.S. since December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

Executive Compensation

        Information with respect to the 2003 compensation of our executive officers will be contained in our definitive proxy statement for our 2004 annual meeting. We have not yet filed that definitive proxy statement with the SEC nor have we mailed it to our shareholders and we may consummate this offering prior to doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
SELLING SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information available to us as of March 5, 2004 with respect to the ownership of our voting shares by (1) each selling shareholder, (2) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (3) each director and executive officer of ACGL, and (4) all of the directors and executive officers of ACGL as a group. The percentage of outstanding common shares beneficially owned before the offering is based on 28,841,031 of our common shares outstanding as of March 5, 2004 and is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The percentage of outstanding common shares beneficially owned after the offering assumes that all of the common shares offered in this offering have been sold. Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

	Common Shares Benefically Owned Prior to the Offering
				Common Shares to be Beneficially Owned After the Offering
Name	A Number	B Percentage	Number of Common Shares Being Offered Hereby**
				Number**	Percentage**
Warburg Pincus(1) c/o 466 Lexington Avenue New York, New York 10017	22,910,478	46.1%	993,805	21,917,393	44.1%
H&F Corporate Investors IV (Bermuda) Ltd.(2) c/o A.S.&K. Services Ltd. 41 Cedar Avenue Hamilton HM 12 Bermuda	14,348,044	34.5%	622,387	13,725,657	33.0%
BAMCO Inc.(3) 767 Fifth Avenue New York, New York 10153.	3,638,400	12.6%	0	3,638,400	12.6%
Insurance Private Equity Investors, L.L.C.(4)(13) 3003 Summer Street Stamford, CT 06905	2,428,710	7.8%	504,835	1,923,875	6.2%
Third Avenue Management LLC(5) 767 Third Avenue New York, New York 10017	1,918,979	6.7%	0	1,918,979	6.7%
Steinberg Priest & Sloane Capital Management LLC(6) 12 East 49th Street New York, New York 10017	1,817,360	6.3%	0	1,817,360	6.3%
Farallon Partners, L.L.C.(7) c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	1,779,225	6.0%	19,757	1,759,468	6.0%

Orbital Holdings, Ltd.(8)(13) c/o GE Capital 120 Long Ridge Road Stamford, CT 06927	485,741	1.7%	480,323	5,418	*
Farallon Capital Management, L.L.C.(9) One Maritime Plaza, Suite 1325 San Francisco, CA 94111	424,800	1.5%	75,849	348,951	1.5%
Robert Clements(10)	1,627,276	5.6%	113,764	1,513,512	5.2%
Peter A. Appel(11)	887,714	3.0%	0	887,714	3.0%
John Clements(12)	57,177	*	0	57,177	*
Jeffrey Clements(12)	59,187	*	0	59,187	*
Ben Clements(12)	59,719	*	0	59,179	*
Paula Clements Sager(12)	59,802	*	0	59,802	*
Paul B. Ingrey(14)	810,098	2.8%	0	810,098	2.8%
Constantine Iordanou(15)	685,122	2.4%	0	685,122	2.4%
Dwight R. Evans(16)	198,088	*	0	198,088	*
Ralph E. Jones III(17)	83,434	*	0	83,434	*
John D. Vollaro(18)	114,017	*	0	114,017	*
Wolfe "Bill" H. Bragin(19)	3,399	*	0	3,399	*
John L. Bunce, Jr.(20)	14,359,038	34.5%	0	13,736,651	33.0%
Sean D. Carney(21)	22,919,654	46.1%	0	21,925,849	44.1%
Kewsong Lee(22)	22,919,654	46.1%	0	21,925,849	44.1%
James J. Meenaghan(23)	25,886	*	0	25,886	*
John M. Pasquesi(24)	1,552,250	5.1%	0	1,552,250	5.1%
David R. Tunnell(25)	14,359,358	34.5%	0	13,736,651	33.0%
Robert F. Works(26)	29,745	*	0	29,745	*
All directors and executive officers (17) persons as a group(27)	43,471,847	66.4%	1,729,957	41,741,890	63.79%

*
Denotes beneficial ownership of less than 1.0%.

**
The amounts set forth below are subject to further adjustment and/or reallocation among the selling shareholders at or prior to the pricing of this offering.

(1)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D dated December 18, 2002 and filed with the SEC by these entities. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(2)
The security holders are HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda," and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the "H&F Funds"). H&F Investors IV (Bermuda), L.P. ("HFI IV Bermuda") is the sole general partner of the H&F Funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. HFI IV Bermuda may be deemed to control the H&F Funds. The foregoing is based on a Schedule 13D and a Form 4 dated March 3, 2003 and December 18, 2002, respectively, and filed with the SEC. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(3)
Based upon a Schedule 13G dated February 13, 2004, filed with the SEC jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively with BCG, BAMCO and BCM, the "Baron Group"). In the Schedule 13G, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G reported that (i) BCG has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 3,459,900 common shares and shared dispositive power with respect to 3,608,400 common shares, (ii) BAMCO has shared voting power with respect to 3,202,000 common shares and shared dispositive power with respect to 3,342,000 common shares, (iii) BCM has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 257,900 common shares and shared dispositve power with respect to 266,400 and (iv) Ronald Baron has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 3,459,900 common shares and shared dispositive power with respect to 3,638,400 common shares.

(4)
Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Based on a Schedule 13D dated February 24, 2003 and filed with the SEC by these entities. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(5)
Based upon a Schedule 13G dated January 9, 2004, filed with the SEC by Third Avenue Management LLC ("TAM"), an investment advisor. In the Schedule 13G, TAM reported that it has sole voting power with respect to 1,846,529 common shares and sole dispositive power with respect to 1,918,979 common shares.

(6)
Based upon a Schedule 13G dated February 6, 2004, filed with the SEC by Steinberg Priest & Sloane Capital Management, LLC ("SPS"), an investment advisor. In the Schedule 13G, SPS reported that it has sole voting power with respect to 1,673,616 common shares and sole dispositive power with respect to 1,817,360 common shares.

(7)
The security holders are Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP II"), Tinicum Partners, L.P. ("Tinicum") and RR Capital Partners, L.P. ("RR" and together with FCP, FCIP II, FCIP III and Tinicum, the "Farallon Partnerships"). Farallon Partners, L.L.C. ("FP") is the general partner of the Farallon Partnerships. FP may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek

  C. Schrier and Mark C. Wehrly and, as senior managing member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FP, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on Schedule 13D/A filed with the SEC on January 12, 2004. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(8)
Orbital Holdings, Ltd. is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(9)
The security holder is Farallon Capital Offshore Investors, Inc. ("FCO"), which is managed by Farallon Capital Management, L.L.C. ("FCM"). FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. As managing members of FCM, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. FCM, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. The foregoing is based on Schedule 13D/A filed with the SEC on January 12, 2004. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(10)
Amounts include (a) 880,921 common shares, 32,198 common shares issuable upon exercise of class B warrants and 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (b) 432,008 common shares and 19,677 common shares issuable upon exercise of class B warrants owned directly by the spouse of Mr. Clements, (c) 49,380 common shares owned by a grantor retained annuity trust established for the benefit of the children of Mr. Clements and (d) 2,725 common shares acquired from the exercise of class A warrants and 103,242 series A convertible preference shares ("preference shares") acquired directly by Sound View Partners, L.P. ("Sound View") as part of the November 2001 capital infusion. Sound View is a limited partnership, the general partners of which are Mr. Clements and his spouse. Taracay Investors ("Taracay") owns approximately 50% of Sound View. Taracay is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements disclaims beneficial ownership of (a) all securities owned directly by his spouse, (b) approximately 97% of the securities owned directly by Taracay, which represents the ownership percentage of Taracay by Taracay partners other than Mr. Clements, and (c) approximately 98% of the securities directly owned by Sound View, which represents the ownership percentage of Sound View by Sound View partners other than Mr. Clements, but excluding that portion of Sound View held by Taracay to the extent of Mr. Clements' ownership of Taracay as stated herein. Of the 49,755 shares owned or subject to outstanding options which may be offered hereby, 24,245 are directly beneficially owned by Sound View and 25,510 are directly beneficially owned by Mr. Clements. Mr. Clements is chairman of ACGL's board of directors. The accompanying Reoffer Prospectus relates to 80,246 common shares being offered for sale hereby by Mr. Clements and the accompanying Base Prospectus relates to the remaining common shares being offered hereby by Mr. Clements.

(11)
Amounts include (a) 146,187 common shares owned directly by Mr. Appel, (b) 688,207 common shares issuable upon exercise of currently exercisable stock options and (c) 51,621 common shares issuable upon conversion of preference shares. Mr. Appel is a director of our company, and from May 2000 until July 2003, he served as the president and chief executive officer of ACGL.

(12)
Amounts include shares held by such person as well as members of his or her family.

(13)
Such selling shareholder has advised that it purchased its shares in the ordinary course of business and at the time of the purchase of the shares which may be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(14)
Amounts in columns (A) and (B) reflect (a) 425,252 common shares owned directly by Mr. Ingrey (including 422,407 restricted shares, which are subject to vesting), (b) 281,604 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(15)
Amounts in columns (A) and (B) reflect (a) 394,369 common shares owned directly by Mr. Iordanou (including 338,393 restricted shares, which are subject to vesting), (b) 283,334 common shares issuable upon exercise of currently exercisable options and (c) 7,419 common shares owned directly by Mr. Iordanou's children. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

(16)
Amounts in columns (A) and (B) reflect (a) 60,773 common shares owned directly by Mr. Evans (including 58,794 restricted shares, which are subject to vesting), (b) 116,667 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(17)
Amounts in columns (A) and (B) reflect (a) 50,100 common shares owned directly by Mr. Jones (including 50,000 restricted shares, which are subject to vesting) and (b) 33,334 common shares issuable upon exercise of currently exercisable options.

(18)
Amounts in columns (A) and (B) reflect (a) 57,350 common shares owned directly by Mr. Vollaro (including 53,674 restricted shares, which are subject to vesting) and (b) 56,667 common shares issuable upon exercise of currently exercisable options.

(19)
Amounts in columns (A) and (B) reflect (a) 1,699 common shares owned direct by Mr. Bragin (including 607 restricted shares, which are subject to vesting) and (b) 1,700 common shares issuable upon exercise of currently exercisable options.

(20)
Amounts in all columns reflect securities held by or for the benefit of the entities listed in note (2). Mr. Bunce is a member of an investment committee of HFCI Bermuda which has investment discretion over the securities held by the H&F Funds. Mr. Bunce is a 9.9% shareholder of HFCI Bermuda. All shares indicated as owned by Mr. Bunce are included because he is a member of our board of directors and is affiliated with HFCI Bermuda. Mr. Bunce may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F Funds. Mr. Bunce disclaims beneficial ownership of all shares owned by the H&F Funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F Funds.

(21)
Amounts reflect securities held by or for the benefit of the entities listed in note (1). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Carney are included because he is a member of our board of directors and is affiliated with these Warburg Pincus entities. Mr. Carney may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Carney disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(22)
Amounts reflect securities held by or for the benefit of the entities listed in note (1). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our board of directors and is affiliated with these Warburg Pincus entities. Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(23)
Amounts in columns (A) and (B) reflect 7,586 common shares owned directly by Mr. Meenaghan (including 607 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(24)
Amounts in columns (A) and (B) reflect (a) 37,110 common shares owned directly by Otter Capital, LLC, for which Mr. Pasquesi serves as the managing member, (b) 1,126,419 common shares issuable upon exercise of currently exercisable options and (b) common shares issuable upon conversion of preference shares owned directly by Otter Capital, LLC. Based on a Schedule 13D filed by Mr. Pasquesi on December 16, 2003.

(25)
Amounts in all columns reflect securities held by or for the benefit of the entities listed in note (2). Mr. Tunnell is a member of an investment committee of HFCI Bermuda which has investment discretion over the securities held by the H&F Funds. Mr. Tunnell is a 5.45% shareholder of HFCI Bermuda. All shares indicated as owned by Mr. Tunnell are included because he is a member of our board of directors and is affiliated with HFCI Bermuda. Mr. Tunnell may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by the H&F Funds. Mr. Tunnell disclaims beneficial ownership of all shares owned by the H&F Funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F Funds.

(26)
Amounts in columns (A) and (B) reflect (a) 8,445 common shares owned directly by Mr. Works (including 607 restricted shares subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(27)
Includes an additional aggregate of 176,126 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by two executive officers of subsidiaries of ACGL who are not directors of ACGL. Such executive officers do not own any preference shares.

DESCRIPTION OF SHARE CAPITAL

        The authorized share capital of ACGL consists of 200,000,000 common shares, par value U.S. $0.01 per share, and 50,000,000 preference shares, par value U.S. $0.01 per share. Without giving effect to the conversion of all outstanding series A convertible preference shares, as of December 31, 2003, there were 28,200,372 common shares outstanding and 38,844,665 preference shares outstanding.

Description of Common Shares

        Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of our liquidation, dissolution, or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board is permitted to authorize the issuance of additional common shares, subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems the stock of the company may then be quoted or listed.

Transfer Agent

        American Stock Transfer & Trust Company is the transfer agent and registrar of our common shares.

Shareholders Meetings

        Under Bermuda law, an annual shareholders meeting must be convened at least once in every calendar year. Our bye-laws provide that a special shareholders meeting of shareholders may be convened by the chairman of the board of directors, the president or a majority of the directors in office at any time. In addition, under Bermuda law, subject to specified conditions, a special shareholders meeting must be convened upon the request of shareholders holding at least 10% of the paid-up capital of the company carrying the right to vote at shareholders' meetings.

        Our bye-laws provide that the presence of two or more persons representing, in person or by proxy, not less than a majority of the voting power represented by shares issued and entitled to vote shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by Bermuda law.

Voting Limitation

        Our bye-laws contain a provision limiting the voting rights of any U.S. person, as defined in the Internal Revenue Code, who owns (directly, indirectly or constructively under the Code) shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power. See "Material U.S. Federal Income Tax Considerations—Taxation of Our U.S. Shareholders—Controlled Foreign Corporation Rules."

Shareholder Proposals

        Our bye-laws establish an advance notice procedure for shareholder proposals to be brought before an annual shareholders meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual general meeting or a special general meeting at which directors are to be elected. Subject to any other applicable requirements, including rule 14a-8 under the U.S. Securities Exchange Act of 1934, only such business may be conducted at an annual meeting of shareholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a shareholder who has given to our secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as a director. Subject to Bermuda law as described below, shareholders will not be entitled to raise proposals at special general meetings.

        To be timely, notice of nominations or other business to be brought before an annual general meeting must be received by our secretary at our principal executive office no later than 50 days prior to the date of such annual general meeting (or if less than 55 days' notice of the meeting is given, not later than the close of business on the seventh day following the day notice of the meeting is first given to shareholders). Similarly, notice of nominations to be brought before a special general meeting at which directors are to be elected must be delivered to the secretary at our principal executive office no later than the close of business on the seventh day following the day on which notice of the date of a special general meeting of shareholders was given.

        The shareholder's notice to nominate a director must set forth the identity of the nominee, any arrangements or understandings the shareholder has the nominee and any other information as would be required under the proxy rules of the Securities and Exchange Commission if that person were in fact to appear as a nominee in our proxy statement.

        Bermuda law provides that shareholders totaling not less than 100 shareholders or holding not less than 5% of the total voting rights can, at their own expense, require us to, subject to the provisions of Bermuda law:

  •
  give notice of any resolution which those shareholders can properly propose and intend to propose at the next annual general meeting of the company; or

  •
  circulate a statement prepared by those shareholders in respect of any matter referred to in a proposed resolution or any business to be dealt with at a general meeting.

Board of Directors

        Our bye-laws provide that the number of directors will not be less than three nor more than eighteen and will be determined from time to time by a vote of a majority of our board of directors then in office. Our bye-laws provide that the board will be divided into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. At each annual general meeting, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term.

        Our bye-laws provide that directors may be removed only for cause, and cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties. Our bye-laws also provide that our board of directors have the right to fill vacancies, including vacancies created by expansion of the board of directors.

        Pursuant to our shareholders agreement, we have agreed to restrictions on the composition of our board of directors. Pursuant to this agreement, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. Currently, our board consists of nine members, including one director nominated by the Warburg Pincus funds and one director nominated by the Hellman & Friedman funds. Once we have received the remaining regulatory approvals required in connection with the capital infusion, the size of our board will he increased to up to 17 members. As long as the Warburg Pincus funds retain at least 75% of their original investment and Hellman & Friedman funds retain at least 60% of their original investment, these shareholders together will be entitled to nominate a majority of directors to our board.

Dividends

        Under Bermuda law and our bye-laws, our board of directors may declare dividends, or make distributions out of contributed surplus, as long as there are no reasonable grounds for believing that we are, or after the dividend or distribution would be, unable to pay our liabilities as they became due or that the realizable value of our assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. We have agreed not to declare any dividend or make any other distribution on our common shares until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of preference shares, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to those shareholders.

Repurchases of Shares

        Under Bermuda law and our bye-laws, we can repurchase our own shares so long as we are solvent and certain other conditions are met. We have agreed not to repurchase any common shares until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to those shareholders.

Interested Shareholder Provisions

        Section 203 of the Delaware General Corporation Law.    Our bye-laws, in effect, incorporate the provisions of Section 203 of the Delaware General Corporation Law (the "Section 203 provisions"). The Section 203 provisions prohibit interested shareholders from engaging in a business combination with us for a period of three years from the time of becoming an interested shareholder. An interested shareholder is defined as a person that owns 15% or more of our voting power or any person that owned 15% or more of our voting power at any time within three years of the date that person's status as an interested shareholder is determined. Business combinations include:

  •
  mergers, amalgamations or similar transactions;

  •
  the sale of our assets having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all of our outstanding shares:

  •
  any transaction that results in the issuance or transfer by us of any of our share capital to the interested shareholder, except if the issuance is part of a proportionate distribution to all shareholders or due to the conversion of securities exercisable or exchangeable for our shares;

  •
  any transaction involving us or one of our subsidiaries that results in the interested shareholder's percentage ownership in us increasing; and

  •
  any receipt by the interested shareholder of the benefit of any loan, guarantee or other financial benefit provided by or through us.

        We have agreed that neither the Warburg Pincus funds nor the Hellman & Friedman funds will be considered to be an "interested shareholder."

        We are not bound by the Section 203 provisions that restrict activities with respect to an interested shareholder if:

  •
  upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, that interested shareholder owned at least 85% of the voting power of our shares outstanding at the time the transaction commenced;

  •
  the board approved the transaction in which the interested shareholder became an interested shareholder before that transaction was completed; or

  •
  the business combination is approved at a general meeting by the vote of 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

        The restrictions of the Section 203 provisions do not restrict the activities of an interested shareholder with respect to business combinations in the event that any of the following transactions:

  •
  a merger or consolidation of the company;

  •
  a sale of our assets having an aggregate market value equal to 50% or more of the aggregate value of all of our assets; or

  •
  a tender offer for 50% or more of our voting stock,

is approved or not opposed by a majority of our directors then in office, so long as those directors were in office (or were nominated or elected by directors who were in office) prior to the time the interested shareholder became an interested shareholder, and a business combination is proposed by an interested shareholder before we consummate or abandon, and after we either announce publicly, or give notice (which we are required to do in the case of an asset sale or merger) to all interested shareholders of, one of the specified transactions.

        The provisions of the bye-laws restricting business combinations with interested shareholders can be repealed only with (1) the affirmative vote of 66 2/3% of the outstanding shares and the approval of our board or (2) the affirmative vote of a majority of the outstanding shares and the affirmative vote of 75% of the entire board (and that 75% threshold must be met without the votes of directors who are affiliates of the interested shareholder).

Additional Voting Restrictions

        Our bye-laws provide that the affirmative vote of 80% of our outstanding shares (including a majority of the outstanding shares held by shareholders other than holders (and such holders' affiliates) of 10% or more ("10% holders") of the outstanding shares) shall be required (the "extraordinary vote") for the following corporate actions:

  •
  merger or consolidation of the company into a 10% holder;

  •
  sale or any or all of our assets to a 10% holder;

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  the issuance of our voting securities to a 10% holder; or

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  amendment of these provisions.

        The extraordinary vote will not apply to any transaction approved by the board, so long as a majority of those board members voting in favor of the transaction were duly elected and acting members of the board prior to the time the 10% holder became a 10% holder. We have agreed that neither the Warburg Pincus funds nor the Hellman & Friedman funds will be considered a "10% holder."

Anti-Takeover Effects

        Certain of the provisions described above in our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover of our company by another party. These provisions may encourage companies interested in acquiring the company to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

        Our bye-laws provide that certain provisions which may have anti-takeover effects may he repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors (80% in the case of the provisions described under—Interested Shareholder Provisions—Additional Voting Restrictions").

        Voting Limitation.    The provisions described above under "—Voting Limitation" may deter any unsolicited or unnegotiated bids for the company since, subject to the exceptions described above, no U.S. person (without approval of 75% of the directors then in office) will be able to vote shares representing more than 9.9% of the voting power of our voting shares.

        Limitation on Shareholder Proposals and Calling of Special Shareholders Meetings. The provisions limiting shareholders' right to call special general meetings and to raise proposals or nominate directors at general meetings may have anti-takeover effects, although under Bermuda law, subject to specified conditions, any 10% shareholder can call a special general meeting and any 5% shareholder can raise a proposal at a general meeting.

        Action by Written Consent.    Under Bermuda law, shareholders may act by written consent only if such consent is unanimous among all shareholders entitled to vote. This limitation, together with the limitation on shareholder proposals and calling of special general meetings, could make an unsolicited or unnegotiated bid more difficult.

        Classified Board of Directors.    The classified board provision could increase the likelihood that, in the event of a takeover, incumbent directors will retain their positions. In conjunction with the provision of the bye-laws authorizing our board of directors to fill vacant directorships, the classified board provision could prevent shareholders from removing incumbent directors without cause (as defined in our bye-laws) and filling the resulting vacancies with their own nominees. We believe that the provision will help assure that the board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting shares, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders. We also believe that a classified board helps assure the continuity and stability of the board and our business strategy and policies.

        Power to Issue Shares.    Authorized preference shares, as well as authorized but unissued common shares, will be available for issuance by the board, without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of our share capital may then be listed. We are authorized to have issued and outstanding 200,000,000 common shares and 50,000,000 preference shares. We believe that the availability of preference shares and additional common shares could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. These provisions give our board of directors the power to approve the issuance of preference shares or common shares that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of preference shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations.

        Interested Shareholder Provisions.    Any interested shareholder or 10% holder, each as defined above under "—Interested Shareholder Provisions," cannot effect certain transactions with us unless it complies with the provisions described in that section or the board of directors by requisite vote (or in the case of the Section 203 provisions, the shareholders by requisite vote) approve the transaction. These provisions may encourage potential acquirers to negotiate with the board and deter any bids not approved by the board.

        Shareholder Approval of Business Combinations.    Bermuda law permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda exempted companies and one or more foreign corporations, subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three-fourths of the shareholders of each of the companies and each class of shares present and voting in person or by proxy at a meeting called for that purpose. Unless the bye-laws otherwise provide, Bermuda law also requires that the quorum at the meeting be more than one-third of the issued shares of the company or the class. Each share carries the right to vote in respect of an amalgamation, whether or not it otherwise carries the right to vote.

        Except as set forth in the next paragraph, our bye-laws provide that any amalgamation approved by two-thirds of the board of directors of the company shall require approval only by a majority of the voting power held by shareholders, if the holders of a majority of the shares issued and entitled to vote are present.

        Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer (other than shares already held by or on behalf of the offeror) accept, the offeror may by notice, given within two months after the expiration of the said four months, require any dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit.

        Appraisal Rights.    Under Bermuda law, a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly owned subsidiary or between two or more wholly owned subsidiaries of the same holding company, may apply to Bermuda's Supreme Court to appraise the fair value of his or her shares.

        Inspection of Books and Records.    Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person.

        A Bermuda company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda if its shares are traded on an appointed stock exchange or its shares have been offered to the public pursuant to a prospectus filed in accordance with Bermuda law. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge.

Indemnification of Officers and Directors

        Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against:

  •
  any liability he or she incurs in defending any proceedings, whether civil or criminal, in which (1) judgment is given in his or her favor, or (2) he or she is acquitted, or (3) he or she is granted relief from liability by the court in connection with any application under relevant Bermuda legislation; and

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  any loss or liability resulting from negligence, default, breach of duty or breach of trust, except for his or her fraud or dishonesty.

        Pursuant to our bye-laws, we will indemnify our officers and directors as well as their heirs, executors and administrators to the fullest extent permitted by law. Bermuda law does not permit indemnification of a person who is or may be found guilty of fraud or dishonesty.

        We will advance all reasonable expenses incurred by or on behalf of the indemnitee in connection with any related proceeding.

Limited Liability of Directors

        Under Bermuda law, a director must observe the statutory duty of care which requires a director to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        Bermuda law renders void any provision in the bye-laws or any contract between a company and any director exempting him or her from, or indemnifying him or her against, any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company.

        Our bye-laws provide that none of our officers or directors will be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty, except where the person is or may be found to be guilty of fraud or dishonesty. A director who has an interest in any material contract or proposed material contract or in any person that is a party to such a contract with us or any of our subsidiaries and fails to disclose the interest at the first opportunity at a meeting of the directors or by writing to the directors is deemed not to be acting honestly or in good faith.

Interested Director Transactions

        Under Bermuda law, without the consent of the holders of shares carrying at least nine-tenths of the total voting rights or in other limited instances, a company may not make a loan to or enter into any guarantee or provide security in respect of any loan made to any person who is a director of that company or of its holding company. Exceptions to this provision are:

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  loans or guarantees by the company in the ordinary course of its business, if the business includes lending money or giving guarantees; or

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  loans for the purposes of the company or to enable its directors to perform their duties, given with prior approval at a shareholders meeting where the purposes of the loan are disclosed; or if not given at that meeting, the loan is repaid or discharged within six months from the conclusion of the next following annual shareholders meeting.

        This provision does not preclude the reimbursement of expenses or loans to directors who are or were employees of the company to enable them to acquire shares or stock options.

Shareholders' Suits

        The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only:

  •
  where the act complained of is alleged to be beyond the corporate power of the company or illegal;

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  where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;

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  where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or

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  where a derivative action is necessary to avoid a violation of the company's memorandum of association or bye-laws.

Description of Preference Shares

        Set forth below is a summary of the material terms of the certificate of designations for our series A convertible preference shares. You should read this summary in conjunction with the certificate, which was filed as an exhibit to our current report on Form 8-K filed with the SEC on January 4, 2002 (amended on January 7, 2002) and is incorporated herein by reference.

Dividends

        The holders of preference shares are entitled to receive dividends along with holders of our common shares, on an as-converted basis. Dividends are payable on each outstanding preference share on an as-converted basis. No dividends may be paid or declared on or with respect to our common shares prior to the declaration and payment of a dividend on or with respect to the preference shares. Dividends on the preference shares are noncumulative.

Ranking

        The preference shares rank, with respect to dividends and upon liquidation, winding up or dissolution:

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  on a parity with those shares which, by the terms of our bye-laws or by such rights, preferences or limitations as fixed by the board of directors, are specifically entitled to share ratably with the preference shares, and

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  senior to each other class or series of our shares.

The shareholders agreement between us and the holders of our preference shares includes a limitation on dividends on, and repurchases of, our common shares.

Conversion

        General.    Each preference share is convertible at any time and from time to time at the option of the holder, initially, into one fully paid and nonassessable common share, subject to adjustment for certain events as described below under "—Adjustments." In connection with the conversion of any preference shares, no fractional shares will be issued. Instead, we will pay a cash amount for such fractional interest based on the current market price of the common shares. As discussed above, the shareholders agreement between us and the holders of our preference shares contains a limitation on conversion of the preference shares until the receipt of certain shareholder and regulatory approvals.

        Mandatory Conversion.    The preference shares will automatically convert into common shares 90 days following the consummation of the purchase price adjustment to be performed at the fourth anniversary of closing of the equity infusion.

        Adjustments.    The number of common shares into which each preference share is convertible is subject to adjustment from time to time in the event of:

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  share splits or combinations of our common shares;

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  the declaration and payment of dividends on the common shares in additional common shares;

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  the distribution of indebtedness, securities or assets to holders of our common shares;

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  transactions in which our common shares are exchanged (either for different securities of our company or securities of a different company); or

  •
  offerings of our common shares, or securities convertible into or exercisable for common shares, at a price below the market value for our common shares at the time of issuance, subject to exceptions.

        Liquidation Preference.    In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or a reduction or decrease in our share capital resulting in a distribution of assets to the holders of any class or series of our shares, each holder of preference shares is entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference of $21.00 per preference share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares. If, in the event of our voluntary or involuntary liquidation, dissolution or winding up or a reduction or decrease in our share capital, the amounts payable with respect to preference shares and parity shares are not paid in full, the holders of preference shares and the parity shares share equally and ratably in any distribution of share assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

        Voting Rights.    Each holder of preference shares is entitled to the number of votes equal to the number of whole common shares into which all of such holder's preference shares are convertible, with respect to all matters submitted for shareholder approval. Except as required by applicable Bermuda law or by the express terms of the preference shares, holders will vote together with holders of the common shares as a single class.

        The affirmative vote of the holders of at least a majority of the outstanding preference shares, voting with holders of shares of all other series of preference shares affected in the same way as a single class, is required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preference shares and any such securities affected in the same way. However, the creation, authorization or issuance of any other class or series of shares or the increase or decrease in the amount of authorized shares of any such class or series or of the preference shares, or any increase, decrease or change in the par value of any class or series of shares (including the preference shares) do not require the consent of the holders of the preference shares and are not deemed to affect adversely, alter or change the powers, preferences and special rights of the preference shares. With respect to any matter on which the holders are entitled to vote as a separate class, each preference share is entitled to one vote.

        Notwithstanding the foregoing, prior to the receipt of the regulatory approvals required in connection with the capital infusion by the Warburg Pincus funds and the Hellman & Friedman funds, if the votes conferred by common shares and preference shares beneficially owned by a given person would otherwise represent more than 9.9% of the voting power of all shares of the company entitled to vote generally at an election of directors, the vote of each preference share held by that person will be reduced by whatever amount is necessary so that after any reduction, the votes conferred by the common shares and preference shares beneficially owned by that person constitute 9.9% of the total voting power of all shares of the company entitled to vote generally at any election of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of the taxation of ACGL and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under "—Taxation of ACGL—Bermuda" and "—Taxation of Shareholders—Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, Hamilton, Bermuda and (b) under "—Taxation of ACGL—United States," "—Taxation of Shareholders—United States Taxation," "—Taxation of Our U.S. Shareholders" and "—United States Taxation of Non-U.S. Shareholders" is based upon the advice of Cahill Gordon & Reindel LLP, New York, New York (the advice of such firms does not include accounting matters, determinations or conclusions relating to the business or activities of ACGL). The summary is based upon current law and is for general information only. The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or to holders of our common shares.

Taxation of ACGL

Bermuda

        Under current Bermuda law, we are not subject to tax on income or capital gains. We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance will be subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us or our insurance subsidiary. We pay annual Bermuda government fees, and our Bermuda insurance and reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and other sundry other taxes payable, directly or indirectly, to the Bermuda government.

United States

        ACGL and its non-U.S. subsidiaries intend to conduct their operations in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, therefore, will not be required to pay U.S. federal income taxes (other than withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are or have been engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income, which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.

        Under the income tax treaty between Bermuda and the United States (the "Treaty"), ACGL's Bermuda insurance subsidiaries will be subject to U.S. income tax on any insurance premium income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. While there can be no assurances, ACGL does not believe that any of its Bermuda insurance subsidiaries has a permanent establishment in the United States. Such subsidiaries would not be entitled to the benefits of the Treaty if (i) less than 50% of ACGL's shares were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such subsidiary's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, ACGL believes that its Bermuda insurance subsidiaries are eligible for Treaty benefits.

        Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments).

        Personal Holding Company Rules.    A corporation will not be classified as a personal holding company (a "PHC") in a given taxable year unless both (i) at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the corporation's shares by value, and (ii) at least 60% of the adjusted ordinary gross income of the corporation for such taxable year consists of PHC income (as defined in Section 543 of the Code). For purposes of the 50% share ownership test, all of our common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals. As a result of this attribution rule, we believe that currently five or fewer individuals are treated as owning more than 50% of the value of our common shares. Consequently, we or one or more of our subsidiaries could be or become PHCs, depending on whether we or any of our subsidiaries satisfy the PHC gross income test.

        We will use reasonable best efforts to cause ACGL and each of its subsidiaries not to satisfy the gross income requirement set forth in Section 542(a) of the Code. If, however, we or any of our subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to PHC tax (at a 15% rate for taxable years before January 1, 2009 and thereafter at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income" (which, in our case and the case of our foreign subsidiaries, would include only PHC income that is from U.S. sources and foreign source income to the extent that such income is effectively connected with the conduct of a trade or business in the U.S.). PHC income generally would not include underwriting income or, in our case and the case of our foreign subsidiaries, investment income derived from non-U.S. sources or dividends received from non-U.S. subsidiaries. If we or any of our subsidiaries is or becomes a PHC, there can be no assurance that the amount of PHC income would be immaterial.

        Certain of our U.S. subsidiaries were PHCs in respect of 2002 and 2003 and may be PHCs in respect of 2004. Such subsidiaries did not have "undistributed personal holding company income" in 2002 and 2003 and, currently, do not expect to have "undistributed personal holding company income" in 2004.

        There can be no assurance that we and each of our subsidiaries are not or will not become a PHC in the future because of factors including factual uncertainties regarding the application of the PHC rules, the makeup of our shareholder base and other circumstances that affect the application of the PHC rules to us and our subsidiaries.

Taxation of Shareholders

        The following summary sets forth certain United States federal income tax considerations related to the purchase, ownership and disposition of our common shares. Unless otherwise stated, this summary deals only with shareholders ("U.S. Holders") that are United States Persons (as defined below) who hold their common shares as capital assets. The following discussion is only a general summary of the United States federal income tax matters described herein and does not purport to address all of the United States federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not describe the United States federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates or persons who hold the common shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this prospectus supplement and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the common shares or the shareholders. Persons considering making an investment in the common shares should consult their own tax advisors concerning the application of the United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

        If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

        For purposes of this discussion, the term "United States Person" means:

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  a citizen or resident of the United States,

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  a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof,

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  an estate the income of which is subject to United States federal income taxation regardless of its source,

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  a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes or

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  any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Bermuda Taxation

        Currently, there is no Bermuda withholding tax on dividends paid by us.

United States Taxation

        Taxation of Dividends.    Subject to the discussions below relating to the potential application of the CFC and PFIC rules, cash distributions, if any, made with respect to our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. tax principles). If a holder of our common shares is an individual, dividends, if any, paid to that individual in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable at a maximum rate of 15%, provided that individual meets certain holding period requirements. Dividends paid, if any, with respect to common shares generally will be qualified dividend income, provided the common shares are readily tradable on an established securities market in the United States in the year in which the shareholder receives the dividend and ACGL is not considered to be a foreign personal holding company in either the year of the distribution or the preceding taxable year. See "—Taxation of Our U.S. Shareholders" below. Dividends paid, if any, in taxable years beginning on or after January 1, 2009 will be taxed at then applicable ordinary income rates. To the extent distributions on our common shares exceed our earnings and profits, they will be treated first as a return of the U.S. Holder's basis in our common shares to the extent thereof, and then as gain from the sale of a capital asset.

        Sale, Exchange or Other Disposition.    Subject to the discussions below relating to the potential application of the CFC, PFIC and foreign personal holding company ("FPHC") rules, holders of common shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or disposition of common shares.

Taxation of Our U.S. Shareholders

Controlled Foreign Corporation Rules

        Under our bye-laws, the 9.9% voting restriction applicable to the Controlled Shares of a U.S. Person (as defined in our bye-laws) generally does not apply to certain of our investors. As a result of certain attribution rules, we believe, therefore, that we and our foreign subsidiaries are controlled foreign corporations ("CFCs"). That status as a CFC does not cause us or any of our subsidiaries to be subject to U.S. federal income tax. Such status also has no adverse U.S. federal income tax consequences for any U.S. Holder that is considered to own less than 10% of the total combined voting power of our common shares or those of our foreign subsidiaries. Only U.S. Holders that are considered to own 10% or more of the total combined voting power of our common shares or those of our foreign subsidiaries (taking into account common shares actually owned by such U.S. Holder as well as common shares attributed to such U.S. Holder under the Code or the regulations thereunder) (a "10% U.S. Voting Shareholder") is affected by our status as a CFC. Our bye-laws are intended to prevent any U.S. Holder from being considered a 10% U.S. Voting Shareholder by limiting the votes conferred by the Controlled Shares (as defined in our bye-laws) of any U.S. Person to 9.9% of the total voting power of all our shares entitled to vote. However, because under our bye-laws certain funds associated with Warburg Pincus and Hellman & Friedman generally are entitled to vote their directly owned common shares in full, a U.S. Holder that is attributed (under the Code or the regulations thereunder) common shares owned by such funds may be considered a 10% U.S. Voting Shareholder. If you are a direct or indirect investor in a fund associated with Warburg Pincus or Hellman & Friedman additional common shares could be attributed to you for purposes of determining whether you are considered to be a 10% U.S. Voting Shareholder. As long as we are a CFC, a U.S. Holder that is considered a 10% U.S. Voting Shareholder will be subject to current U.S. federal income taxation (at ordinary income tax rates) to the extent of all or a portion of the undistributed earnings and profits of

ACGL and our subsidiaries attributable to "subpart F income" (including certain insurance premium income and investment income) and may be taxable at ordinary income tax rates on any gain realized on a sale or other disposition (including by way of repurchase or liquidation) of our common shares to the extent of the current and accumulated earnings and profits attributable to such shares.

        While our bye-laws are intended to prevent any member from being considered a 10% U.S. Voting Shareholder (except as described above), there can be no assurance that a U.S. Holder will not be treated as a 10% U.S. Voting Shareholder, by attribution or otherwise, under the Code or any applicable regulations thereunder. See "Risk Factors—Risks Relating to Taxation—U.S. persons who hold our common shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits."

Related Person Insurance Income Rules

        Generally, we do not expect the gross "related person insurance income" ("RPII") of any of our non-U.S. subsidiaries to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future and do not expect the direct or indirect insureds (and related persons) of any such subsidiary to directly or indirectly own 20% or more of either the voting power or value of our common stock. Consequently, we do not expect any U.S. person owning common shares to be required to include in gross income for U.S. federal income tax purposes RPII income, but there can be no assurance that this will be the case.

        Section 953(c)(7) of the Code generally provides that Section 1248 of the Code (which generally would require a U.S. Holder to treat certain gains attributable to the sale, exchange or disposition of common shares as a dividend) will apply to the sale or exchange by a U.S. shareholder of shares in a foreign corporation that is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the U.S. shareholder is a 10% U.S. Voting Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury Department regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file Form 5471 would apply when the foreign corporation has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation. We believe that Section 1248 and the requirement to file Form 5471 will not apply to a less than 10% U.S. Shareholder because ACGL is not directly engaged in the insurance business. There can be no assurance, however, that the U.S. Internal Revenue Service will interpret the proposed regulations in this manner or that the Treasury Department will not take the position that Section 1248 and the requirement to file Form 5471 will apply to dispositions of our common shares.

        If the U.S. Internal Revenue Service or U.S. Treasury Department were to make Section 1248 and the Form 5471 filing requirement applicable to the sale of our common shares, we would notify shareholders that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of our common shares. Thereafter, we would send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 and the requirement to file Form 5471 apply to dispositions of our common shares by U.S. Holders. We would attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information.

Foreign Personal Holding Company Rules

        A foreign company will not be classified as an FPHC unless both (i) at some time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of its shares measured by voting power or value and (ii) at least 60% (or in general 50% for any year after the first year that a corporation is an FPHC) of its gross income is FPHC income (as defined in Section 553 of the Code) (generally including passive income such as dividends, interest and gains from the sale of stocks and securities). For purposes of the share ownership test, all of our common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals. As a result of this attribution rule, we believe that currently five or fewer individuals are treated as owning more than 50% of the value of our common shares. Consequently, we or one or more of our foreign subsidiaries could be or become FPHCs, depending on whether we or any of our foreign subsidiaries satisfy the FPHC gross income test.

        We will use reasonable best efforts to cause us and each of our subsidiaries not to satisfy the gross income requirement set forth in Section 552 of the Code. If, however, we or any of our subsidiaries are or were to become an FPHC, a portion of such company's "undistributed foreign personal holding company income" (as defined in the Code) would be imputed to all of our U.S. Holders. Such income would be taxable as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, if we or any of our subsidiaries are or become an FPHC in any year, the heirs or estate of any individual U.S. Holder who dies in the immediately following year (whether or not we or any of our subsidiaries are an FPHC in such year) would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. income tax laws.

        We and certain of our non-U.S. subsidiaries were FPHCs in respect of 2002 and 2003 and may be FPHCs in respect of 2004. We and such subsidiaries did not have "undistributed foreign personal holding company income" in 2002 and 2003 and, currently, do not expect to have "undistributed foreign personal holding company income" in 2004.

        There can be no assurance that we and each of our subsidiaries are not or will not become an FPHC because of factors including factual uncertainties regarding the application of the FPHC rules, the makeup of our shareholder base and other circumstances that could affect the application of the FPHC rules to us and our subsidiaries. If we or any of our subsidiaries are or were to become an FPHC, such company would not be subject to the PHC rules described above.

Passive Foreign Investment Companies

        Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If we were to be characterized as a PFIC, U.S. Holders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) their common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxable in equal portions throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund ("QEF") election. A

QEF election is revocable only with the consent of the IRS and has the following consequences to a shareholder:

  •
  For any year in which ACGL is not a PFIC, no income tax consequences would result.

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  For any year in which the ACGL is a PFIC, the shareholder would include in its taxable income a proportionate share of the net ordinary income and net capital gains of ACGL and certain of its non-U.S. subsidiaries.

        The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business..." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. We will use reasonable best efforts to cause us and each of our subsidiaries not to constitute a PFIC within the meaning of Section 1297 of the Code.

        No regulations interpreting the substantive PFIC provisions have yet been issued. Each U.S. Holder should consult his tax advisor as to the effects of these rules.

United States Taxation of Non-U.S. Shareholders

Taxation of Dividends

        Cash distributions, if any, made with respect to common shares held by shareholders who are not United States Persons ("Non-U.S. holders") generally will not be subject to United States withholding tax.

Sale, Exchange or Other Disposition

        Non-U.S. holders of common shares generally will not be subject to U.S. federal income tax with respect to gain realized upon the sale, exchange or other disposition of common shares unless such gain is effectively connected with a U.S. trade or business of the Non-U.S. holder in the United States or such person is present in the United States for 183 days or more in the taxable year the gain is realized and certain other requirements are satisfied.

Information Reporting and Backup Withholding

        Non-U.S. holders of common shares will not be subject to U.S. information reporting or backup withholding with respect to dispositions of common shares effected through a non-U.S. office of a broker, unless the broker has certain connections to the United States or is a United States person. No U.S. backup withholding will apply to payments of dividends, if any, on our common shares.

Other Tax Laws

        Shareholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

UNDERWRITING

        We intend to offer the common shares in the U.S. and Canada through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Fox-Pitt, Kelton Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling shareholders, the number of shares listed opposite their names below.

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC
Goldman, Sachs & Co
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Fox-Pitt, Kelton Inc.
Dowling & Partners Securities, LLC

Total	7,235,000

        The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings for the sale of shares to be purchased by the underwriters are conditioned on one another.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the common shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per common share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per common share to other dealers. After commencement of this offering, the public offering price, concessions and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to ACGL and the proceeds to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to ACGL	$	$	$
Proceeds to the selling shareholders	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $400,000 and are payable by ACGL.

Over-allotment Option

        We and the selling shareholders have granted options to the underwriters to purchase up to 1,085,250 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional common shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We, the selling shareholders, our executive officers and directors and certain existing shareholders have agreed, with exceptions, not to sell or transfer any common shares for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common shares,

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  sell any option or contract to purchase any common shares,

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  purchase any option or contract to sell any common shares,

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  grant any option, right or warrant for the sale of any common shares,

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  lend or otherwise dispose of or transfer any common shares,

  •
  request or demand that we file a registration statement related to the common shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

        This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition (other than common shares acquired in the open market).

Quotation on the Nasdaq National Market

        Our common shares are quoted on the Nasdaq National Market under the symbol ACGL.

Price Stabilization, Short Positions

        Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common shares in connection with the offering, i.e., if they sell more common shares than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing common shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common shares to stabilize its price or to reduce a short position may cause the price of the common shares to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

        In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Posting of Prospectus Supplement

        This prospectus supplement and the accompanying prospectuses in electronic format is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated and may be made available on web sites maintained by one or more of the other underwriters or selling group members, if any, participating in this offering. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically. Other than the prospectus supplement and the accompanying prospectuses in electronic format, the information on the Internet web sites maintained by the underwriters and selling group members, if any, or any of their affiliates is not a part of this prospectus supplement or the accompanying prospectuses. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members, if any, that will make Internet distributions on the same basis as other allocations. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of common shares for sale to its online brokerage customers.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions.

        Merrill Lynch Investment Managers, which is affiliated with Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the joint lead managers and book runners in this offering, owns 441,200 common shares according to an amended Schedule 13G filed by Merrill Lynch & Co. on behalf of Merrill Lynch Investment Managers on February 5, 2002.

        Affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC are lenders and/or agents under our revolving Credit Facility. An affiliate of Fleet Boston Financial Corporation is a lender and issuing bank under our letter of credit facility. Fleet Boston Financial Corporation and Bank of America Corporation, an affiliate of Banc of America Securities LLC, have announced that they have entered into an agreement to merge.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. The validity of the common shares will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Arch Capital Group Ltd. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated herein by reference have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report thereon.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus supplement includes forward-looking statements which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or their negative or variations or similar terminology.

        Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this prospectus supplement, including, without limitation, the section entitled "Risk Factors," and in our periodic reports filed with the Securities and Exchange Commission and include:

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  our ability to successfully implement our business strategy during "soft" as well as "hard" markets;

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  acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;

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  our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, as well as other factors described herein;

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  general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which we operate;

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  competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

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  our ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support our underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of our business;

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  the loss of key personnel;

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  the integration of businesses we have acquired or may acquire into our existing operations;

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  accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through December 31, 2003;

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  greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;

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  severity and/or frequency of losses;

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  claims for natural or man-made catastrophic events in our insurance or reinsurance business could cause large losses and substantial volatility in our results of operations;

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  acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

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  losses relating to aviation business and business produced by a certain managing underwriting agency for which we may be liable to the purchaser of our prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

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  availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

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  the failure of reinsurers, managing general agents or others to meet their obligations to us;

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  the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

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  changes in accounting principles or the application of such principles by accounting firms or regulators;

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  statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

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  rating agency policies and practices.

        In addition, other general factors could affect our results, including: (a) developments in the world's financial and capital markets and our access to such markets; (b) changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 0-26456). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectuses, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement. except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2003.

        We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the common shares offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.

        Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to Arch Capital Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda, Attention: Secretary (telephone (441) 295-1422). We will provide these documents, without charge, by first class mail.

        Our common shares are quoted on the Nasdaq National Market. Our reports, proxy and information statements and other information can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

PROSPECTUS

$500,000,000

ARCH CAPITAL GROUP LTD.

        Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts, Share Purchase Units and 9,892,594 Additional Common Shares Offered by Selling Shareholders

        ARCH CAPITAL GROUP (U.S.) INC.

        Senior Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

        The following are types of securities that may be offered and sold under this prospectus up to an aggregate initial offering price of $500,000,000:

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  Arch Capital Group Ltd. Common shares

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  Arch Capital Group Ltd. Preference shares

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  Arch Capital Group Ltd. Unsecured debt securities

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  Arch Capital Group Ltd. Depositary shares representing preference shares or common shares

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  Arch Capital Group Ltd. Warrants to purchase common shares, preference shares or debt securities

  •
  Arch Capital Group Ltd. Share purchase contracts and share purchase units

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  Arch Capital Group (U.S.) Inc. Senior debt securities

        In addition, this prospectus also covers one or more selling shareholders who may resell up to an aggregate of 9,892,594 Arch Capital Group Ltd. common shares that they own in one or more offerings.

        A prospectus supplement, which must accompany this prospectus, will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. and/or the selling shareholders are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

• Aggregate principal amount	• Sinking fund terms
• Issue price	• Ranking
• Denomination	• Redemption terms
• Currency or composite currency	• Conversion terms
• Maturity	• Listing on a securities exchange
• Interest rate	• Amount payable at maturity
• Dividend rate	• Liquidation preference

        The prospectus supplement may also supplement or update information contained in this prospectus; provided, that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Arch Capital Group Ltd. common shares are traded on the Nasdaq National Market under the symbol "ACGL." The closing price of Arch Capital Group Ltd. common shares was $44.46 per share on January 26, 2004.

        INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE A-1.

January 27, 2004

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

ARCH CAPITAL GROUP LTD.

        Arch Capital Group Ltd., a Bermuda-based company with over $1.6 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. While Arch Capital is positioned to provide a full range of property and casualty insurance and reinsurance lines, it focuses on writing specialty lines of insurance and reinsurance.

        Our principal executive office is located at Wessex House, 45 Reid Street, Hamilton HM 12 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.bm. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

        You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

ARCH CAPITAL GROUP (U.S.) INC.

        Arch Capital Group (U.S.) Inc. is a Delaware corporation. Arch US is a wholly owned subsidiary of Arch Capital. Arch US is a holding company for the U.S. based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at 20 Horseneck Lane, Greenwich, Connecticut (telephone number: (203) 862-4310).

i

RISK FACTORS

        Before you invest in our securities, you should carefully consider the risks involved. Accordingly, you should carefully consider these risk factors, as well as the information under the heading "Cautionary Note Regarding Forward-Looking Statements," the information contained in or incorporated by reference into this prospectus, information contained in or incorporated by reference into any prospectus supplements relating to specific offerings of securities.

Risks Relating to Our Industry

We operate in a highly competitive environment, and since the September 11, 2001 events, new capital has entered the market; these factors may mitigate the benefits that the financial markets may perceive for the property and casualty insurance and reinsurance industry, and we may not be able to compete successfully in our industry.

        The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In our insurance business, we compete with insurers that provide property and casualty lines of insurance, including ACE Limited, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., Lloyd's of London, Munich Re Group, Swiss Reinsurance Company and XL Capital Ltd. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including ACE Limited, AXIS Capital Holdings Limited, Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., IPCRe Limited, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings, Inc. and XL Capital Ltd. We do not believe that we have a significant market share in any of our markets.

        Trends toward consolidation in the insurance industry could also lead to pricing pressure and lower margins for insurers and reinsurers. In addition, since the events of September 11, 2001, several newly formed offshore entities have entered the market to address the capacity issues in the insurance and reinsurance industry. Several publicly traded insurance and reinsurance companies have also raised additional capital to meet perceived demand in the current environment. Since September 11, 2001, newly formed and existing insurance industry companies have reportedly raised additional capital, and some industries (in particular, the airline industry) have announced that they may form industry consortia to provide insurance coverage for their members, thereby taking those lines out of the commercial insurance and reinsurance markets in which we operate. Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital.

        Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. We may not be successful in competing with others in our industry on any of these bases, and the intensity of competition in our industry may erode profitability for insurance and reinsurance companies generally, including us. In addition, we may not be able to participate at all or to the same extent as more established or other companies in any price increases or increased profitability in our industry. If we do not share in such price increases or increased profitability, our financial condition and results of operations could be materially adversely affected.

The insurance and reinsurance industry is highly cyclical, and we expect to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. Although premium levels for many products have increased since the events of September 11, 2001, we can offer no assurances as to the magnitude or duration of any price increases or increased profitability in our industry or that factors that previously have resulted in excess capacity and pricing pressures in our industry will not recur.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

        Although we believe that we do not have exposure to the events of September 11, 2001 because we did not have insurance in-force at that time with respect to exposure to such events, we now have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, a result-oriented court or arbitration panel favoring the insured or ceding company may choose not to enforce the language as written; such a tribunal may adopt a strained interpretation of the policy language, invoke public policy to limit enforceability of policy language, ignore policy language, make factual findings unwarranted by the evidence or otherwise seek to justify a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002 ("TRIA"), are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our reserves will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury, we may be covered under TRIA for up to 90% of our losses, subject to certain mandatory deductibles. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

Claims for catastrophic events could cause large losses and substantial volatility in our results of operations, and, as a result, the value of our common shares may fluctuate widely.

        Although we have not experienced significant losses resulting from catastrophic events since the commencement of our new underwriting initiative in October 2001, we have large aggregate exposures to natural disasters. Catastrophes can be caused by various events, including hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophes can also cause losses in non-property lines of business such as workers' compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Therefore, claims for catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our common shares to fluctuate widely.

Underwriting claims and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.

        Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of appropriate loss reserves. Actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

        As of September 30, 2003, our reserves for unpaid losses and loss adjustment expenses were approximately $1.6 billion, which reserves were established in accordance with applicable insurance laws and GAAP. Although we believe we have applied a conservative reserving philosophy for both our insurance and reinsurance operations, insurance loss reserves are inherently subject to uncertainty. Our operating history is too limited and our loss history is too insufficient to allow us to extrapolate reserves directly. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving process reflects that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through September 30, 2003 due to our start-up nature.

        We experienced a deficiency on both a gross and net basis during 2002 in our 2001 reported reserves relating to business underwritten prior to the commencement of our new underwriting initiative in November 2001. A significant portion of this deterioration, approximately $58 million and $2 million of deficiency on a gross and net basis, respectively, occurred in a small number of our insurance segment's program business accounts, and the balance of the deficiency, approximately

$10 million and $2 million on a gross and net basis, respectively, occurred in our non-standard automobile business as a result of actuarial reviews performed in 2002.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.

        We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we generally seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

        For our catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses in any geographic zone. We monitor our exposure to catastrophic events, including earthquake, wind and specific terrorism exposures, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. We seek to limit the probable maximum pre-tax loss to a percentage of our total shareholders' equity for severe catastrophic events. Currently, we generally seek to limit the probable maximum pre-tax loss to approximately 25% of total shareholders' equity for a severe catastrophic event in any geographic zone that could be expected to occur once in every 250 years. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders' equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies in the data provided by clients and brokers, the modeling techniques and the application of such techniques. In addition, depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to limit the probable maximum pre-tax loss to a higher percentage of our total shareholders' equity for our catastrophe exposed business.

The risk associated with reinsurance underwriting could adversely affect us, and while reinsurance and retrocessional coverage will be used to limit our exposure to risks, the availability of such arrangements may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

        Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

        For the purposes of limiting our risk of loss, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance subsidiaries cede a substantial portion of their premiums to unaffiliated entities. Our reinsurance subsidiaries are currently retaining substantially all of their assumed reinsurance premiums written. For the nine months ended September 30, 2003, ceded premiums written to unaffiliated entities represented approximately 14% of gross premiums written, compared to 15% for the year ended December 31, 2002. The decrease is primarily due to an increased retention of our insurance segment premiums written during 2003.

        The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, the market for these arrangements is experiencing high demand for various products resulting in significant rate increases and substantial improvements in terms and conditions since the events of September 11, 2001. Although we believe that our insurance subsidiaries have been successful in obtaining reinsurance protection since the commencement of our new underwriting initiative in October 2001, it is not certain that we will be able to continue to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, we may not be able successfully to mitigate risk through reinsurance and retrocessional arrangements.

        Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. At September 30, 2003, approximately 81% of our reinsurance recoverables on paid and unpaid losses of $376.0 million (not including prepaid reinsurance premiums) were due from carriers which had an A.M. Best rating of "A-" or better. Our recoverables on paid and unpaid losses from Sentry Insurance a Mutual Company represented 5.0% of our total shareholders' equity at September 30, 2003. No other reinsurance recoverables exceeded 5% of our total shareholders' equity at such date.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays premium for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.

As a result of recent events and instability in the marketplace for insurance products, there is the potential for government intervention in our industry which could hinder our flexibility and negatively affect the business opportunities we perceive are available to us in the market.

        In response to the current tightening of supply in certain insurance markets, as well as the impact of the September 11, 2001 events, it is possible that the United States and other governments worldwide may intervene in the insurance and reinsurance markets. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders. While we cannot predict the type of government intervention that may occur or its timing, such intervention could materially adversely affect us by:

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  disproportionately benefiting one country's companies over companies in other countries;

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  providing insurance and reinsurance capacity in the markets and to the customers that we target;

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  regulating the terms of insurance and reinsurance policies; or

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  mandating participation in guaranty associations or other industry pools.

        For example, on November 26, 2002, President Bush signed into law TRIA, which established a federal backstop for insurance-related losses resulting from any act of terrorism carried out by foreign powers on U.S. soil or against U.S. air carriers, vessels or foreign missions. Under TRIA, all U.S.-based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. In return, TRIA provides that the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. The deductible for each year is based on the insurer's direct earned premiums for property and casualty insurance for the prior calendar year multiplied by a specified percentage. The specified percentages are 7% for 2003, 10% for 2004 and 15% for 2005, respectively.

        Our U.S.-based property and casualty insurers, Arch Insurance, Arch Specialty, Arch E&S and Western Diversified Casualty Insurance Company, are subject to TRIA. TRIA specifically excludes reinsurance and personal lines business and, accordingly, currently does not apply to our non-standard automobile business or our reinsurance operations. Based on 2002 direct commercial earned premiums, our U.S. insurance group's deductible for 2003 would be $13.7 million (i.e.,7% of such earned premiums). The amount of our deductible for 2004 and 2005 could increase substantially, depending upon the amount of direct earned premiums we write in 2003 and 2004, and in light of the fact that the deductible percentage increases in such years. Currently, there is uncertainty as to what effect the new act will have on the insurance industry.

        The insurance industry is also affected by political, judicial and legal developments which have in the past resulted in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise, require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

        In addition, we engage in intercompany reinsurance arrangements between our U.S. operations and our Bermuda reinsurance operations. Some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates, which result principally from reinsurance arrangements between or among U.S. insurance companies and their Bermuda affiliates.

Risks Relating to Our Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our new underwriting initiative in October 2001, and have limited operating and financial history. As a result, there is limited historical financial and operating information available to help potential investors evaluate our performance or an investment in our common shares. Insurance companies in their initial stages of development face substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. As a result of these risks, it is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have very limited financial data on which to base the company's reserves, our historical financial results may not accurately provide an indication of our future performance.

Our success will depend on our ability to establish and maintain effective operating procedures and internal controls.

        As a relatively new insurance and reinsurance company, our success will also be dependent upon our ability to establish and maintain operating procedures and internal controls (including the timely and successful implementation of our information technology initiatives) to effectively support our business and our regulatory and reporting requirements. We may not be successful in such efforts. We have been, and are continuing to, enhance our procedures and controls, including our controls over financial reporting. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the disclosure controls and procedures are met.

The loss of our key employees or our inability to retain them could negatively impact our business.

        Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel when available and the loss of services of key personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance. We are not aware of any intentions of any of our key personnel that would cause them no longer to provide their professional services to Arch Capital in the near future.

The preparation of our financial statements requires us to make many estimates and judgments, which are even more difficult than those made in a mature company since very limited historical information has been reported to us through September 30, 2003.

        The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through September 30, 2003. For example, our operating history is too limited and our loss history is too insufficient to allow us to extrapolate reserves directly. Instead, our current loss reserves are based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not yet reported. We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

The Warburg Pincus funds and the Hellman & Friedman funds together own a majority of our voting shares, and these shareholders have the right to have directors on our board and the right to approve most transactions outside of the ordinary course of our business; their interests may materially differ from the interests of the holders of our common shares.

        The Warburg Pincus funds and the Hellman & Friedman funds own 34.2% and 21.4% of our outstanding voting shares, respectively, as of September 30, 2003. These shareholders are non-U.S. persons (as defined in the Internal Revenue Code) and, as such, they are not subject to the voting limitation contained in our bye-laws. In addition, our shareholders agreement prevents us from taking many actions outside the ordinary course of our business without the approval of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. We have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of preference shares, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders. By reason of their ownership and the shareholders agreement between us and the holders of preference shares, the Warburg Pincus funds and the Hellman & Friedman funds, individually or together, are able to strongly influence or effectively control actions to be taken by us, or our shareholders.

        In addition, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their equity securities purchased in November 2001. Currently, our board consists of twelve members, which includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and the Hellman & Friedman funds retain at least 60% of their original investment, these shareholders will be entitled to nominate six and three directors, respectively. Together they have the right to nominate a majority of directors to our board. The interests of these shareholders may differ materially from the interests of the holders of our common shares, and these shareholders could take actions or make decisions that are not in the interests of the holders of our common shares generally.

We may be required to issue additional preference shares to the investors in the November 2001 capital infusion as a result of various purchase price adjustments agreed to in connection with it, and the value of our common shares may, therefore, be further diluted.

        The purchase price paid for the securities purchased in the capital infusion was based on the estimated, unaudited U.S. GAAP book value of our common shares as of June 30, 2001 (before giving effect to certain agreed transaction costs incurred in connection with the capital infusion that had not yet been determined), subject to certain adjustments. We are required to recalculate, on designated dates in the future, our June 30, 2001 book value on such dates (after giving effect to the agreed transaction costs) and, if that re-calculated amount is less than the amount used to calculate the purchase price for the preference shares and warrants, we will be required to issue additional securities, convertible into our common shares, to those investors.

        In particular, we agreed to adjust the purchase price paid for the preference shares as described below:

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  Second Anniversary Adjustment. As soon as practicable after the second anniversary of the closing, the agreements provide that our independent auditors will calculate the adjustment basket as set forth below. ACGL and the Warburg Pincus funds and the Hellman & Friedman funds have the right to make a full review of the adjustment basket determination. We agreed to cause our subsidiaries to maintain the components necessary to calculate the adjustment basket under separate ledgers. If the adjustment basket is less than zero, we agreed to issue additional preference shares to the investors based on the decrease in the value of the components of the adjustment basket. If the adjustment basket is greater than zero, the subscription agreement we entered into with the investors (other than members of our management who were part of the November 2001 capital infusion) in connection with the capital infusion ("Subscription Agreement") allows us to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the class A warrants). The adjustment basket will be equal to:

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  the difference between value realized upon sale and the book value at closing (as adjusted based on a pre-determined growth rate) of the agreed upon non-core businesses; plus

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  the difference between the GAAP net book value of all of our insurance balances with respect to any policy or contract written or having an effective date prior to November 20, 2001 (i.e., premiums receivable, unpaid losses and loss adjustment expenses recoverable, prepaid reinsurance premiums, reinsurance balances receivable, deferred policy acquisition costs, losses and loss adjustment expenses, unearned premiums, reinsurance balances payable, and any other insurance balance attributable to our "core insurance operations," as defined below) at the time of determination of the final adjustment and those balances at the closing; minus

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  reductions in book value arising from (without duplication of any expenses included in the calculation of value realized upon sale of the non-core businesses or any expense otherwise reflected in the determination of the per share price) costs and expenses relating to the investments and transactions provided for under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses.

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    Our "core insurance operations" include: (i) Arch Re Bermuda; (ii) Arch Capital Group (U.S.) Inc.; (iii) Arch Re U.S.; (iv) Arch E&S (including funding for Arch Specialty); (v) Arch Risk Transfer Services Ltd.; (vi) Arch Insurance Group Inc., formerly known as First American Financial Corporation; (vii) capital held at ACGL, gross of capital to be invested in unfunded private equity commitments; and (viii) $2.5 million in segregated assets and liabilities in "cell" accounts formed by Alternative Insurance Company Limited and Alternative Re, Ltd.

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    Our "non-core businesses" are currently defined as American Independent Insurance Holding Company, the direct parent of American Independent, Hales & Company Inc., PSIC, all nonpublic securities held by ACGL, Arch Capital Group (U.S.) Inc. and Arch Re U.S. and all commitments to Distribution Partners, as and when funded.

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  Fourth Anniversary Adjustment. On the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica, if any, under the Asset Purchase Agreement, dated as of January 10, 2000, between ACGL, Arch Re U.S., Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company, and (2) specified tax and ERISA matters under the Subscription Agreement.

        We also agreed to form a new, wholly owned subsidiary to hold Arch Re Bermuda as well as all of the "core insurance operations" other than Arch Re U.S. In the event that the adjustments described in this risk factor above are less than zero and their absolute value exceeds $250.0 million, the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares will have the option to exchange their preference shares, in whole or in part (but not for less than $150.0 million liquidation preference of preference shares), for preference shares of our newly formed subsidiary bearing identical rights and privileges, including the right to convert into, or be exercised for, common shares of our newly formed subsidiary.

The price of our common shares may be volatile.

        There has been significant volatility in the market for equity securities. In 2001 and 2002, the price of our common shares fluctuated from a low of $14.38 to a high of $28.34 and from a low of $25.00 to a high of $34.50, respectively. For the fiscal quarter ending September 30, 2003, the price of our common shares fluctuated from a low of $30.48 to a high of $35.85. On December 22, 2003, our common shares closed at a price of $39.33. The price of our common shares may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of our common stock:

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  actual or anticipated variations in our quarterly results of operations;

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  changes in market valuation of companies in the insurance and reinsurance industry;

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  changes in expectations of future financial performance or changes in estimates of securities analysts;

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  fluctuations in stock market process and volumes;

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  issuances or sales of common shares or other securities in the future;

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  the addition or departure of key personnel; and

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  announcements by us or our competitors of acquisitions, investments or strategic alliances.

Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, could adversely affect the market price of our stock.

Future sales of our common shares, whether by us or our shareholders, could adversely affect their market price.

        Generally, our board of directors has the power to issue new equity (to the extent of authorized shares) without shareholder approval, except that shareholder approval may be required under applicable law or NASDAQ National Market rules for certain transactions. We may issue new equity to raise additional capital to support our insurance and reinsurance operations or for other purposes. Any additional issuance by us would have the effect of diluting the percentage ownership of our shareholders and could have the effect of diluting our earnings and our book value per share.

        In addition, the market price of our common shares could fall substantially if our existing shareholders sell large amounts of common shares in the public market. The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale. As of November 30, 2003 there are 28,197,005 common shares outstanding and up to 44,556,845 common shares issuable upon exercise of options or warrants or conversion of convertible securities. Of the outstanding shares, 21,514,227 common shares are freely tradable and 45,527,443 common shares (including common shares issuable upon conversion of convertible preference shares) are subject to Rule 144 under the Securities Act. Of the shares subject to Rule 144 under the Securities Act, there are 11,990,738 common shares registered for resale by selling shareholders, including those registered pursuant to the registration statement. In addition, the Company has registered with the SEC up to $500,000,000 of new securities which may consist in part or entirely of common shares.

        We have granted the Warburg Pincus funds and Hellman & Friedman funds demand registration rights and all of the investors in the November 2001 capital infusion certain "piggy-back" registration rights with respect to the common shares issuable to them upon conversion of the preference shares or exercise of the class A warrants. Certain other investors who purchased or acquired shares in unregistered transactions also have demand and piggy-back registration rights. They can exercise these rights at any time.

Our business is dependent upon insurance and reinsurance brokers, and the failure to develop or the loss of important broker relationships could materially adversely affect our ability to market our products and services.

        We market our insurance and reinsurance products primarily through brokers. We derive a significant portion of our business from a limited number of brokers. Marsh, including its subsidiary Guy Carpenter, Aon Corporation and Willis Group Holdings provided 20.2%, 16.6% and 11.9%, respectively, of our gross premiums written in the year ended December 31, 2002. Some of our competitors have had longer term relationships with the brokers we use than we have, and the brokers may promote products offered by companies that may offer a larger variety of products than we do. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

We could be materially adversely affected to the extent that managing general agents, general agents and other producers in our program business exceed their underwriting authorities or otherwise breach obligations owed to us.

        In the program business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. Once a program incepts, we must rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we monitor our programs on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. We have experienced breaches by certain of our agents, all of which have been resolved favorably for us. To the extent that our agents exceed their authorities or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.

        Financial strength and claims paying ratings from third party rating agencies are instrumental in establishing the competitive positions of companies in our industry. Periodically, rating agencies evaluate us to confirm that we continue to meet their criteria for the ratings assigned to us by them. Recently, rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. Although, since the commencement of our new underwriting initiative in October 2001, our ratings have not been downgraded nor have we received any indications that we may potentially be subject to a downgrade, we can offer no assurances that our ratings will remain at their current levels. A ratings downgrade, or the potential for such a downgrade, could adversely affect both our relationships with agents, brokers, wholesalers and other distributors of our existing products and services and new sales of our products and services. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets and have a material adverse impact on our financial condition and results of operations.

Our investment performance may affect our financial results and ability to conduct business.

        Our operating results depend in part on the performance of our investment portfolio. A significant portion of our investment portfolio consists of fixed income securities (87.1% of our investment portfolio as of September 30, 2003). Although our current investment guidelines stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, although we have not experienced any significant defaults by issuers during 2003, we are subject to risks inherent in particular securities. We may not be able to realize our investment objectives, which could reduce our net income significantly. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate-sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, as is the case in the current environment, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of September 30, 2003, mortgage-backed securities constituted approximately 3.4% of our cash and invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. During 2003, we significantly decreased our investments in mortgage-backed securities in order to reduce the prepayment risk in our investment portfolio.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in the future which may not be available or only available on unfavorable terms

        We monitor our capital adequacy on a regular basis. Based upon current information, we expect that our underwriting activities will be supported by our existing sources of capital over the next twelve months. The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

We sold our prior reinsurance operations in May 2000 and may have liability to the purchaser and continuing liability from those reinsurance operations if the purchaser should fail to make payments on the reinsurance liabilities it assumed.

        On May 5, 2000, we sold our prior reinsurance operations to Folksamerica Reinsurance Company. The Folksamerica transaction was structured as a transfer and assumption agreement (and not reinsurance), and, accordingly, the loss reserves (and any related reinsurance recoverables) relating to the transferred business are not included as assets or liabilities on our balance sheet. In addition, in connection with that asset sale, we made extensive representations and warranties about us and our reinsurance operations, some of which survived the closing of the asset sale. Breach of these representations and warranties could result in liability to us. In the event that Folksamerica refuses or is unable to make payment for reserved losses transferred to it by us in the May 2000 sale and the notice given to reinsureds is found not to be an effective release by such reinsureds, we would be liable for such claims.

Any future acquisitions may expose us to operational risks.

        We have made, and may in the future make, strategic acquisitions, either of other companies or selected blocks of business. Any future acquisitions may expose us to operational challenges and risks, including:

  •
  integrating financial and operational reporting systems;

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  establishing satisfactory budgetary and other financial controls;

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  funding increased capital needs and overhead expenses;

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  obtaining management personnel required for expanded operations;

  •
  funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

  •
  the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

  •
  the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and

  •
  financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.

        Our failure to manage successfully these operational challenges and risks may impact our results of operations.

Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.

        Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring the company to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

        Among other things, our bye-laws provide:

  •
  for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders;

  •
  that the number of directors is determined by the board from time to time by a vote of the majority of our board;

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  that directors may only be removed for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties;

  •
  that our board has the right to fill vacancies, including vacancies created by an expansion of the board;

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  for limitations on shareholders' right to call special general meetings and to raise proposals or nominate directors at general meetings; and

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  that shareholders may act by written consent only if such consent is unanimous among all shareholders entitled to vote.

        Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.

        The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Code), that owns shares of the Company, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of the Company entitled to vote generally at an election of directors. The Company will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.

        Moreover, most states, including states in which our subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer's holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in the state in which our subsidiaries are domiciled.

        The bye-laws also provide that the affirmative vote of 80% of our outstanding shares (including a majority of the outstanding shares held by shareholders other than holders (and such holder's affiliates) of 10% or more ("10% holders") of the outstanding shares) shall be required (the "extraordinary vote") for the following corporate actions:

  •
  merger or consolidation of the company into a 10% holder;

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  sale of any or all of our assets to a 10% holder;

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  the issuance of voting securities to a 10% holder; or

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  amendment of these provisions;

provided, however, the extraordinary vote will not apply to any transaction approved by the board, so long as a majority of those board members voting in favor of the transaction were duly elected and acting members of the board prior to the time the 10% holder became a 10% holder.

        In addition, pursuant to the shareholders agreement which we entered into in connection with the November 2001 capital infusion, we cannot engage in transactions outside the ordinary course of our business, including mergers and acquisitions, without the consent of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. To the extent these provisions discourage takeover attempts, they could deprive our shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of our common shares.

        The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

Our operating insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and material changes in the regulation of their operations could adversely affect our results of operations.

        Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

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  establish solvency requirements, including minimum reserves and capital and surplus requirements;

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  limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

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  impose restrictions on the amount and type of investments we may hold; and

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  require assessments to pay claims of insolvent insurance companies.

        The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

        Our Bermuda insurance and reinsurance subsidiary, Arch Re Bermuda, conducts its business from its offices in Bermuda and is not licensed or admitted to do business in any jurisdiction except Bermuda. We do not believe that Arch Re Bermuda is subject to the insurance laws of any state in the United States; however, recent scrutiny of the insurance and reinsurance industry in the U.S. and other countries could subject Arch Re Bermuda to additional regulation. Our U.S. reinsurance subsidiary, Arch Re U.S., and our U.S. insurance subsidiaries, Arch Insurance, Arch Specialty, Arch E&S, American Independent and PSIC, write reinsurance and insurance in the United States. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors.

        Each of our U.S. and Bermuda insurance and reinsurance subsidiaries is required to maintain minimum capital and surplus as mandated by their respective jurisdictions of incorporation. All of our subsidiaries are currently in compliance with these capital and surplus requirements.

        We periodically review our corporate structure in the United States so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the United States.

        If ACGL or any of our subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted, ACGL or such subsidiary may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could adversely affect our financial condition and results of operations.

ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions.

        We are a holding company whose assets primarily consist of the shares in its subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of debt service obligations and operating expenses we may incur. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Since the commencement of our new underwriting initiative in October 2001 through September 30, 2003, no dividends were paid to ACGL by any of its subsidiaries. We believe that we have enough cash resources and available dividend capacity to service our indebtedness and other current outstanding obligations.

        The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is required to maintain a minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written by us less any premiums ceded by us, but we may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of loss and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its minimum solvency margin. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements. At December 31, 2002, Arch Re Bermuda had statutory capital and surplus as determined under Bermuda law of $1.2 billion (including ownership interests in its wholly owned subsidiaries). Accordingly, as of December 31, 2002, 15% of Arch Re Bermuda's capital, or approximately $179 million, is available for dividends without prior approval under Bermuda law, as discussed above. As of December 31, 2002, our U.S. insurance and reinsurance subsidiaries, on a consolidated basis, may not pay any significant dividends or distributions during 2003 without prior regulatory approval. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.

If our Bermuda reinsurance subsidiary is unable to provide collateral to ceding companies, its ability to conduct business could be significantly and negatively affected.

        Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the United States. Because insurance regulations in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Arch Re Bermuda's contracts generally require it to post a letter of credit or provide other security after a reinsured reports a claim. Although, to date, Arch Re Bermuda has not historically experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.

We are subject to changes in Bermuda law or political circumstances.

        Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

Foreign currency exchange rate fluctuation may adversely affect our financial results.

        We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues and increase our liabilities and costs, as measured in the dollar as our functional currency. We have not attempted and currently do not expect to attempt to reduce our exposure to these exchange rate risks by using hedging transactions or by investing in securities denominated in local (foreign) currencies. We may therefore suffer losses solely as a result of exchange rate fluctuations. For the nine months ended September 30, 2003, we recorded net premiums written of approximately £94.0 million from British Pound Sterling-denominated contracts, CAD$39.7 million from Canadian Dollar-denominated contracts and €30.8 million from Euro-denominated contracts. For the year ended December 31, 2002 and the nine months ended September 30, 2003, net foreign exchange gains were $2.4 million and $6.5 million, respectively.

Employees of our Bermuda operations are required to obtain work permits before engaging in a gainful occupation in Bermuda. Required work permits may not be granted or may not remain in effect.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. We consider our key officers in Bermuda to be Constantine Iordanou, our President and Chief Executive Officer (work permit expires November 12, 2006), Paul B. Ingrey, Chief Executive Officer of Arch Re Bermuda (work permit expires May 12, 2005), Dwight R. Evans, President of Arch Re Bermuda (work permit expires May 12, 2005) and John D. Vollaro, our Executive Vice President and Chief Financial Officer (work permit expires July 25, 2005). If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.

The enforcement of civil liabilities against us may be difficult.

        We are a Bermuda company and in the future some of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and of those persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to enforce in United States courts judgments obtained against those persons.

        We have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the United States. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

  •
  the court which gave the judgment had proper jurisdiction over the parties to such judgment;

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  such court did not contravene the rules of natural justice of Bermuda;

  •
  such judgment was not obtained by fraud;

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  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under Bermuda law.

A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Risks Relating to Taxation

We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation.

        ACGL and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, thus, will not be required to pay U.S. federal income taxes (other than withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the United States. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be adversely affected. Certain of our U.S. subsidiaries were personal holding companies in respect of 2002, but did not have "undistributed personal holding company income."

        We changed our legal domicile from the United States to Bermuda in November 2000. Legislation has recently been introduced which (if enacted) could eliminate the tax benefits available to companies, like us, that changed their legal domiciles to Bermuda. In addition, some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. Legislation, if passed, and other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect us.

U.S. persons who hold our common shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits. In addition, the heirs or estate of any individual holder may not be entitled to a "step-up" in basis of our common shares which might otherwise be available upon such holder's death.

        We believe that we and our foreign subsidiaries currently are controlled foreign corporations ("CFCs"), although our bye-laws are designed to preclude any U.S. person from adverse tax consequences as a result of our CFC status. ACGL and certain of its non-U.S. subsidiaries were also foreign personal holding companies in respect of 2002, but did not have undistributed foreign personal holding company income. We do not believe that we are a passive foreign investment company. Since these determinations and beliefs are based upon legal and factual conclusions, no assurances can be given that the IRS or a court would concur with our conclusions. If they were not to so concur, U.S. persons who hold our common shares may suffer adverse tax consequences.

USE OF PROCEEDS

        Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

        We will not receive any of the proceeds from the sale of Arch Capital common shares by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

        Because Arch Capital has, and for the previous five fiscal years has had, no registered debt and no dividend bearing preference shares, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference share dividends are not applicable.

        Because Arch US has, and for the previous five fiscal years has had, no registered debt, the ratio of earnings to fixed charges is not applicable.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

        Arch Capital may offer from time to time under this prospectus, separately or together:

  •
  common shares,

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  preference shares,

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  unsecured senior or subordinated debt securities,

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  depositary shares, each consisting of one of more, or a specified fraction of a common share(s) or a preference share(s),

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  warrants to purchase common shares, preference shares or debt securities,

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  share purchase contracts to purchase common shares, and

  •
  share purchase units, each consisting of (a) an Arch Capital Group Ltd. common share purchase contract, under which the holder or Arch Capital Group Ltd., upon settlement, will purchase a fixed or varying number of Arch Capital Group Ltd. common shares, and (b) a beneficial interest in either Arch Capital Group Ltd. debt securities (which may be senior or subordinated), Arch Capital Group (U.S.) Inc. senior debt securities, Arch Capital Group Ltd. preference shares or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Arch Capital Group Ltd. share purchase units.

        Arch Capital Group (U.S.) Inc. may offer from time to time under this prospectus unsecured senior debt securities, which will be fully and unconditionally guaranteed by Arch Capital.

        Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

        References to "Arch Capital," "we," "our" or "us" in "Description of Arch Capital Common Shares," "Description of Arch Capital Preference Shares," "Description of Arch Capital Debt Securities," "Description of Arch Capital Depositary Shares," "Description of Arch Capital Warrants to Purchase Common Shares or Preference Shares," "Description of Arch Capital Warrants to Purchase Debt Securities," "Description of Arch Capital Share Purchase Contracts and the Share Purchase Units" and "Selling Shareholders" refer solely to Arch Capital Group Ltd. and not its subsidiaries.

DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL

        The authorized share capital of Arch Capital consists of 200,000,000 common shares, par value U.S.$0.01 per share, and 50,000,000 preference shares, par value U.S.$0.01 per share. As of December 31, 2003, there were 28,200,372 common shares outstanding and 38,844,665 preference shares outstanding. All issued and outstanding shares are fully paid and non-assessable.

DESCRIPTION OF ARCH CAPITAL COMMON SHARES

General

        The following description of our common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and our memorandum of association and bye-laws.

        Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of the company, the holders of common shares are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board is permitted to authorize the issuance of additional common shares.

        Issuances of common shares are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our common shares may then be quoted or listed.

        American Stock Transfer & Trust Company is the transfer agent and registrar of our common shares.

Dividends

        Holders of our common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of our common shares to receive dividends are subject to the preferences of holders of our preference shares, including our series A convertible preference shares, which require that no dividends may be paid on or with respect to our common shares prior to the declaration and payment of a dividend with respect to the series A convertible preference shares.

Liquidation Rights

        In the event of a liquidation, dissolution, or winding up of the company, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of the company, if any, and the liquidation preference of any outstanding preference shares, including, with respect to our outstanding series A convertible preference shares, an amount equal to the liquidation preference of $21.00 per share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares.

Voting Limitation

        Under our bye-laws, if the votes conferred by our shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

        There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC ("Warburg Pincus funds") and Hellman & Friedman LLC ("Hellman & Friedman funds"), that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all our shares entitled to vote generally at an election of directors.

        In order to implement bye-law 45, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Non-U.S. Currency

        If the purchase price of any common shares is payable in a currency other than U.S. dollars, the specific terms with respect to such common shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL PREFERENCE SHARES

General

        The following summary of terms of our preference shares is not complete. You should refer to the provisions of our memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

        Our bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described below under "Description of Arch Capital Common Shares—Voting Limitation"), redemption, conversion rights and otherwise.

        Issuances of preference shares are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our preference shares may then be quoted or listed. Depending upon the terms of preference shares established by our board of directors, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.

Terms

        The terms of each series of preference shares will be described in any prospectus supplement related to such series of preference shares.

        The board of directors in approving the issuance of a series of preference shares has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

  •
  the number of shares constituting that series and the distinctive designation of that series;

  •
  the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

  •
  the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

  •
  the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into common shares), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

  •
  whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  •
  any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

  •
  the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of Arch Capital or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

  •
  the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

  •
  any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Series A Convertible Preference Shares

        Set forth below is a summary of the material terms of the certificate of designations for our series A convertible preference shares.

Dividends

        The holders of our preference shares are entitled to receive dividends along with holders of our common shares on an as converted basis. Dividends are payable on each outstanding preference share on an as-converted basis. No dividends may be paid or declared on or with respect to our common shares prior to the declaration and payment of a dividend on or with respect to the preference shares. Dividends on the preference shares are noncumulative.

Ranking

        The preference shares rank, with respect to dividends and upon liquidation, winding up or dissolution on a parity with those shares which, by the terms of our bye-laws or by such rights, preferences or limitations as fixed by the board of directors, are specifically entitled to share ratably with the preference shares, and senior to each other class or series of our shares.

        The shareholders agreement between us and the holders of our preference shares include a limitation on dividends on, and repurchases of, our common shares.

Conversion

        General.    Each preference share is convertible at any time and from time to time at the option of the holder, initially, into one fully paid and nonassessable common share, subject to adjustment for certain events. In connection with the conversion of any preference shares, no fractional shares will be issued. Instead, we will pay a cash amount for such fractional interest based on the current market price of the common shares.

        Mandatory Conversion.    The preference shares will automatically convert into common shares 90 days following the consummation of the purchase price adjustment to be performed on November 20, 2005.

        Adjustments.    The number of common shares into which each preference share is convertible is subject to adjustment from time to time in the event of:

  •
  share splits or combinations of our common shares;

  •
  the declaration and payment of dividends on the common shares in additional common shares;

  •
  the distribution of indebtedness, securities or assets to holders of our common shares;

  •
  transactions in which our common shares are exchanged (either for different securities of our company or securities of a different company); or

  •
  offerings of our common shares, or securities convertible into our common shares, at a price below the market value for our common shares at the time of issuance, subject to exceptions.

        Liquidation Preference.    In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or a reduction or decrease in our share capital resulting in a distribution of assets to the holders of any class or series of our shares, each holder of preference shares is entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference of $21.00 per preference share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares. If, in the event of our voluntary or involuntary liquidation, dissolution or winding-up or a reduction or decrease in our share capital, the amounts payable with respect to preference shares and parity shares are not paid in full, the holders of preference shares and the parity shares share equally and ratably in any distribution of shares assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

        Voting Rights.    Each holder of preference shares is entitled to the number of votes equal to the number of whole common shares into which all of such holder's preference shares are convertible, with respect to all matters submitted for shareholder approval. Except as required by applicable Bermuda law or by the express terms of the preference shares, holders will vote together with holders of the common shares as a single class.

        The affirmative vote of the holders of at least a majority of the outstanding preference shares, voting with holders of shares of all other series of preference shares affected in the same way as a single class, is required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preference shares and any such securities affected in the same way. However, the creation, authorization or issuance of any other class or series of shares or the increase or decrease in the amount of authorized shares of any class or series or of the preference shares, or any increase, decrease or change in the par value of any class or series of shares (including the preference shares) do not require the consent of the holders of the preference shares and are not deemed to affect adversely, alter or change the powers, preferences and special rights of the preference shares. With respect to any matter on which the holders are entitled to vote as a separate class, each preference share is entitled to one vote.

Non-U.S. Currency

        If the purchase price of any preference shares is payable in a currency other than U.S. dollars, the specific terms with respect to such preference shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES

General

        We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The form of such indentures have been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

        The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

        The debt securities will be our unsecured obligations.

        The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

        The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called "—Ranking of Debt Securities" below.

        The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

  (1)
  the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

  (2)
  the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

  (3)
  the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into common shares or preference shares or the method by which any such portion will be determined;

  (4)
  if convertible into common shares or preference shares, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preference shares for purposes of conversion;

  (5)
  the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

  (6)
  the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

  (7)
  the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  (8)
  the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

  (9)
  the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

  (10)
  our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

  (11)
  if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (12)
  whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;

  (13)
  whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

  (14)
  provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

  (15)
  any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

  (16)
  whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

  (17)
  the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

  (18)
  if exchangeable into another series of debt securities of Arch Capital, the terms on which such debt securities are exchangeable; and

  (19)
  any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

        The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

        If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

        Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

        We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

        The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

  •
  will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

  •
  may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

        No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

        The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provision described below.

Merger, Amalgamation, Consolidation or Sale of Assets

        We may not (1) consolidate or amalgamate with or merge into any other person (other than a subsidiary) or convey, transfer, sell or lease all of substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

  •
  in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

  •
  in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

        We will duly and punctually pay the principal of (and premium, if any) and interest on the debt securities of that in accordance with the terms of such debt securities.

Maintenance of Office or Agency

        We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the debt securities.

Money for Securities; Payments to Be Held in Trust

        If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of (and premium, if any) or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

        Except as permitted under "—Merger, Amalgamation, Consolidation or Sale of Assets" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if the board determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

        We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

        We will deliver to the trustee, within 120 days after the end of each fiscal year of the Company, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

        We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

        We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, because we are a holding company holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

        The senior debt securities will be our unsecured unsubordinated obligations and will:

  •
  rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

  •
  be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

  •
  be effectively subordinated to all of our subsidiaries' indebtedness.

        As of November 30, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $200.0 million, of which none was secured and all would rank equal in right of payment with the senior debt that may be issued under the senior debt securities indenture. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by Arch Capital or Arch US. As of September 30, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.4 billion.

        Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

        The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

        If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

        As of November 30, 2003, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $200.0 million, of which all would rank senior in right of payment to the subordinated debt issuable under the subordinated debt securities indenture. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by Arch Capital or Arch US. As of September 30, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.4 billion.

        If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee (a "default notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the "blockage period"), neither we nor any other person on our behalf will:

  (1)
  make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

  (2)
  acquire any of the subordinated debt securities for cash, property or otherwise.

        Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

        As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

        "Senior indebtedness," unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us:

  (1)
  the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

  (2)
  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (3)
  all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

  (4)
  all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

  (5)
  all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us); and

  (6)
  any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

        Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

        Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

        In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"):

  (1)
  by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

  (2)
  after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

  (a)
  in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

  (b)
  in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

        Such a trust may only be established if, among other things:

  (1)
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

  (2)
  no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

  (3)
  we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

        In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

        We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

  (1)
  change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

  (2)
  reduce the principal amount of, or the rate of interest on, the debt securities;

  (3)
  change the currency of payment of principal of or interest on the debt securities;

  (4)
  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

  (5)
  reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

  (6)
  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

  (7)
  in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

  (8)
  in the case of any convertible debt securities, adversely affect the right to convert the debt securities into common shares or preference shares in accordance with the provisions of the applicable indenture.

        Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

  (1)
  without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

  (2)
  only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

        We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstance, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

  •
  to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

  •
  to provide any security for or guarantees of such debt securities;

  •
  to add events of default with respect to such debt securities;

  •
  to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

  •
  to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  •
  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  •
  to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

        The following are events that we anticipate will constitute "events of default" with respect to any series of debt securities issued thereunder:

  (1)
  default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

  (2)
  default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

  (4)
  default in the performance, or breach, of any material covenant or warranty of the Company in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

  (5)
  certain events of bankruptcy, insolvency or reorganization.

        Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement, and if necessary, a post-effective amendment to this registration statement.

        The trustee under such indenture will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

        If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

        In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

        Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

        No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

        The terms and conditions, if any, upon which the debt securities of any series will be convertible into common shares or preference shares or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

        Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

        Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

        In case an event of default will occur (and will not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

        The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

        We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the "depository") identified in the prospectus supplement relating to such series. "Global securities" represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository's book-entry system as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

        The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

        We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

        Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

        All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

        If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES

General

        We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction (to be set forth in the prospectus supplement relating to our common shares or a particular series of preference shares) of a common share or a preference share of a particular series as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

        The common shares or a class or series of preference shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a common share or preference share represented by such depositary share, to all the rights and preferences of the common shares or preference shares represented thereby (including dividend, voting, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the common shares or related class or series of preference shares in accordance with the terms of the offering described in the related prospectus supplement. If we issue depositary shares, we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

        The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other distributions received in respect of the related common shares or class or series of preference shares to the record holders of depositary shares relating to such common shares or class or series of preference shares in proportion to the number of such depositary shares owned by such holders.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related common shares or class or series of preference shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related common shares or class or series of preference shares on the basis set forth in the prospectus supplement for such common shares or class or series of preference shares, but holders of such whole common shares or preference shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common shares or preference shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional common shares or preference shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

        Whenever we redeem common shares or preference shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of common shares or the related class or series of preference shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the common shares or preference shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Common Shares or Preference Shares

        Upon receipt of notice of any meeting at which the holders of the common shares or preference shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such common shares or preference shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the common shares or preference shares, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preference shares or common shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the common shares or preference shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting common shares or preference shares to the extent it does not receive specific instructions from the holders of depositary shares representing such common shares or preference shares.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (1) all outstanding depositary shares have been redeemed, (2) there has been a final distribution in respect of the common shares or the related class or series of preference shares in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common shares or class or series of preference shares and any redemption of such common shares or preference shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

        The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of common shares or a class or series of preference shares evidenced thereby until all such taxes and charges with respect to such depositary receipt or such common shares or preference shares are paid by the holders thereof.

Non-U.S. Currency

        If the purchase price of any depositary shares is payable in a currency other than U.S. dollars, the specific terms with respect to such depositary shares and such foreign currency will be specified in the applicable prospectus supplement.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common shares or preference shares.

DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES

General

        We may issue common share warrants or preference share warrants independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities. Each series of share warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of share warrant certificates or beneficial owners of share warrants.

        The following summaries of certain provisions of the warrant agreement and share warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable share warrant certificate representing, the applicable series of common share warrants or preference share warrants.

        The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Share warrants for the purchase of common shares or preference shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

        An applicable prospectus supplement will set forth and describe other specific terms regarding each series of share warrants offered hereby, including:

(1)
the offering price;

(2)
the number of common shares or preference shares purchasable upon exercise of each such common share warrant or preference share warrant and the price at which such number of common shares or preference shares may be purchased upon such exercise;

(3)
the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and

(4)
any other terms of such share warrants.

Exercise of Share Warrants

        Each share warrant will entitle the holder thereof to purchase such common shares or preference shares, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered share warrants. After the close of business on the expiration date of each share warrant or such later date to which such expiration date may be extended by us, unexercised share warrants will become void.

        Share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common shares or preference shares purchasable upon such exercise, together with certain information set forth on the reverse side of the share warrant certificate. Upon receipt of such payment and the share warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common shares or preference shares purchasable upon such exercise. If fewer than all of the share warrants represented by such share certificate are exercised, a new share warrant certificate will be issued for the remaining amount of share warrants.

Amendments and Supplements to Warrant Agreement

        The warrant agreement for a series of share warrants may be amended or supplemented without the consent of the holders of the share warrants issued thereunder to effect changes that are not inconsistent with the provisions of the share warrants and that do not adversely affect the interests of the holders of the share warrants.

Anti-dilution and Other Provisions

        Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of common shares or preference shares covered by, each share warrant is subject to adjustment in certain events, including:

(1)
the issuance of common shares or preference shares as a dividend or distribution on the common shares or preference shares;

(2)
certain subdivisions and combinations of the common shares or preference shares;

(3)
the issuance to all holders of common shares or preference shares of certain rights or warrants entitling them to subscribe for or purchase common shares or preference shares, at less than the current market value, as defined in the applicable warrant agreement for such series of share warrants; and

(4)
the distribution to all holders of common shares or preference shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

        No adjustment in the exercise price of, and the number of shares covered by, the share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of common shares or preference shares covered by, a share warrant will not be adjusted for the issuance of common shares or preference shares or any securities convertible into or exchangeable for common shares or preference shares, or securities carrying the right to purchase any of the foregoing.

        In the case of:

(1)
a reclassification or change of the common shares or preference shares;

(2)
certain consolidation or merger events involving us; or

(3)
a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common shares or preference shares will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the share warrants then outstanding will be entitled thereafter to convert such share warrants into the kind and amount of common shares, preference shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such share warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

        If the purchase price of any warrants to purchase common shares or preference shares is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase common shares or preference shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES

General

        We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

        The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

        The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of common shares or preference shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

        An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

  (1)
  the offering price;

  (2)
  the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

  (3)
  the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and

  (4)
  any other terms of such share warrants.

        Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

        Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

        The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

        If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

        Arch Capital may issue share purchase contracts, representing contracts obligating holders to purchase from Arch Capital, and obligating Arch Capital to sell to the holders, or holders to sell to Arch Capital and Arch Capital to purchase from the holders, a fixed or varying number of common shares at a future date or dates. The price per common share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:

  (1)
  debt securities of Arch Capital (which may be senior or subordinated);

  (2)
  senior debt securities of Arch Capital Group (U.S.) Inc., fully and unconditionally guaranteed by Arch Capital;

  (3)
  preference shares of Arch Capital; or

  (4)
  debt or equity obligations of third parties, including U.S. Treasury securities.

        The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original share purchase contract. Any one or more of the above securities, common shares or the share purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell common shares to Arch Capital.

        The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

  •
  whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and see, our common shares and the nature and amount of the common shares, or the method of determining those amounts;

  •
  whether the stock purchase contracts are to be prepaid or not;

  •
  whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

  •
  the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

        The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

Non-U.S. Currency

        If the purchase price of any share purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such share purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. SENIOR DEBT SECURITIES

General

        In this section, references to "Arch US," "we," "our" or "us" refer solely to Arch Capital Group (U.S.) Inc.

        Arch Capital Group (U.S.) Inc. may issue senior debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the senior debt securities to which it relates. Senior debt securities may be issued pursuant a senior indenture between us and a trustee qualified under the Trust Indenture Act. The senior indenture, as amended or supplemented from time to time, is sometimes referred to as an "indenture." The indenture will be subject to and governed by the Trust Indenture Act. The form of such indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments and supplements as may be adopted from time to time. The aggregate principal amount of senior debt securities which may be issued under the indenture will be unlimited and the indenture will set forth the specific terms of any series of senior debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

        The statements made below relating to the senior debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of senior debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering of the securities offered.

Terms

        The senior debt securities will be the direct, unsecured and unsubordinated obligations of Arch Capital Group (U.S.) Inc. and will be fully and unconditionally guaranteed by Arch Capital Group Ltd., the guarantor. The senior debt securities will rank equal in right of payment with all of Arch US's other unsecured and unsubordinated indebtedness.

        The senior debt securities will rank equal in right of payment with all Arch US's other unsecured and unsubordinated indebtedness.

        The specific terms of each series of senior debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

  (1)
  the title of such senior debt securities;

  (2)
  the aggregate principal amount of such senior debt securities and any limit on such aggregate principal amount;

  (3)
  the price (expressed as a percentage of the principal amount thereof) at which such senior debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such senior debt securities that is convertible into Arch Capital's common shares or Arch Capital's preference shares or the method by which any such portion will be determined;

  (4)
  if convertible into Arch Capital's common shares or Arch Capital's preference shares, the terms on which such senior debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such Arch Capital common shares or Arch Capital preference shares for purposes of conversion;

  (5)
  the date(s), or the method for determining such date or dates, on which the principal of such senior debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

  (6)
  the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such senior debt securities will bear interest, if any, including, if applicable, that such senior debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of Arch Capital's common shares below certain levels for a minimum period of time);

  (7)
  the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  (8)
  the place(s) where the principal of and interest, if any, on such senior debt securities will be payable, where such senior debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon Arch US in respect of such senior debt securities and the applicable indenture may be served;

  (9)
  the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at Arch US's option;

  (10)
  Arch US's obligation, if any, to redeem, repay or purchase such senior debt securities pursuant to any sinking fund (as defined in the indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such senior debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

  (11)
  if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such senior debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (12)
  whether the amount of payments of principal of or interest, if any, on such senior debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;

  (13)
  whether the principal of or interest, if any, on the senior debt securities of the series are to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such senior debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

  (14)
  provisions, if any, granting special rights to the holders of senior debt securities of the series upon the occurrence of such events as may be specified;

  (15)
  any deletions from, modifications of or additions to the events of default or our covenants with respect to senior debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

  (16)
  whether senior debt securities of the series are to be issuable initially in temporary global form and whether any senior debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for senior debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the indenture, and, if senior debt securities of the series are to be issuable as a global security, the identity of the depositary for such series;

  (17)
  the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the senior debt securities of the series; and

  (18)
  any other terms of the series of senior debt securities and any additions, deletions or modifications to the indenture.

        The senior debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for any securities other than Arch Capital's common shares or Arch Capital's preference shares.

        If the applicable prospectus supplement provides, the senior debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

        Except as may be set forth in the applicable prospectus supplement, the senior debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of senior debt securities protection against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

        Arch US will issue the senior debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as set forth in the indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of senior debt securities.

        The principal of and interest, if any, on any series of senior debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such senior debt securities.

        Subject to certain limitations imposed upon senior debt securities issued in book-entry form, the senior debt securities of any series:

  •
  will be exchangeable for any authorized denomination of other senior debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such senior debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

  •
  may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

        No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Guarantee

        Payment of principal, premium, if any, and interest on the senior debt securities will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital Group Ltd. The guarantee will be a direct obligation of Arch Capital Group Ltd. ranking equally and ratably in right of payment with all other existing and future unsecured and unsubordinated obligations of Arch Capital Group Ltd. other than obligations preferred by law.

        As of November 30, 2003, the aggregate amount of Arch Capital's outstanding indebtedness for money borrowed that would rank equally in right of payment to Arch Capital's guarantee of the Arch US senior debt securities was approximately $200.0 million. As of such date, no indebtedness of Arch Capital for money borrowed would rank senior in right of payment to Arch Capital's guarantee of the Arch US senior debt securities. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by Arch Capital or Arch US. As of September 30, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.4 billion.

Certain Covenants

        The applicable prospectus supplement will describe any material covenants in respect of a series of senior debt securities that are not described in this prospectus.

        Unless otherwise indicated in a prospectus supplement, senior debt securities will include the provisions described below.

Merger, Amalgamation, Consolidation or Sale of Assets

        Arch Capital may not, and will not permit us to, (1) consolidate or amalgamate with or merge into any other person or convey, transfer, sell or lease all or substantially all of our properties and assets as an entirety to any other person or (2) permit any person to consolidate with or merge into us or Arch Capital, as the case may be unless:

  •
  in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the due and punctual payment pursuant to the senior debt securities, the indenture and the guarantee of the principal amount of, premium, if any, and interest on the senior debt securities and the performance of our other covenants and obligations under the applicable indenture, the guarantee and the senior notes; and

  •
  in all cases, immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of us, Arch Capital or a designated subsidiary (as defined in the applicable prospectus supplement and supplemental indenture) as a result of such transactions as having been incurred by us, Arch Capital or such designated subsidiary at the time of such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

        We will duly and punctually pay the principal of (and premium, if any) and interest on the senior debt securities in accordance with the terms of the senior debt securities and the indenture.

Maintenance of Office or Agency

        We and Arch Capital will maintain an office or agency where senior debt securities may be presented or surrendered for payment and may be surrendered for registration of transfer or exchange and where notices and demands to or upon us or Arch Capital in respect of the senior debt securities and the indenture may be served.

Money for Securities; Payments to Be Held in Trust

        If Arch US will at any time act as its own paying agent with respect to any senior debt securities, it will, on or before each due date of the principal of (and premium, if any) or interest on the senior debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as herein provided and will promptly notify the trustee of its action or failure so to act.

Corporate Existence

        Except as permitted under "—Merger, Amalgamation, Consolidate or Sale of Assets" above, each of Arch US and Arch Capital will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that Arch US and Arch Capital will not be required to preserve any such right or franchise if its respective boards determine that the preservation thereof is no longer desirable in the conduct of the business of Arch US or Arch Capital and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

        Each of Arch US and Arch Capital will use its reasonable efforts to cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use its reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Arch US may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section will prevent Arch US or Arch Capital from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of Arch US or Arch Capital, desirable in the conduct of its business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

        Arch US and Arch Capital will each deliver to the trustee, within 120 days after the end of each fiscal year ending after the date hereof, a certificate of the principal executive officer, principal financial officer or principal accounting officer of each Arch US and Arch Capital stating whether or not to the best knowledge of the signers thereof Arch US or Arch Capital is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if Arch US or the Arch Capital will be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

        Arch US or Arch Capital, as the case may be, may omit in any particular instance to comply with any term, provision or condition set forth in the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding senior debt securities affected by the omission will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of Arch US and Arch Capital and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ownership and Business of Arch US

        Arch Capital will at all times own, directly or indirectly, 100% of the capital stock of Arch US. Arch US will not carry on any business whatsoever other than in connection with the issuance, listing, registration and exchange of the senior debt securities, lending of the proceeds of the sale of the senior debt securities to Arch Capital and activities incidental to the foregoing.

Additional Amounts

        All amounts payable (whether in respect of principal, interest or otherwise) in respect of the senior debt securities or the guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Bermuda government or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law.

Ranking of Senior Debt Securities

        The senior debt securities will be the direct, unsecured and unsubordinated obligations of Arch Capital Group (U.S.) Inc. and will be fully and unconditionally guaranteed by Arch Capital, the guarantor. The senior debt securities will rank equal in right of payment with all of Arch US's other unsecured and unsubordinated indebtedness.

        Arch Capital currently conducts substantially all of its operations through its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions and advances from its subsidiaries will be the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating and regulatory requirements, may limit its ability to obtain cash from its subsidiaries that it requires to pay our debt service obligations. In addition, because we are a holding company, holders of the senior debt securities will have a junior position to the claims of creditors of Arch Capital's subsidiaries on their assets and earnings.

        Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of Arch Capital's subsidiaries.

Discharge and Defeasance

        Under the terms of the applicable senior indenture, Arch US will be discharged from any and all obligations in respect of the senior debt securities of any series and Arch Capital will be discharged from any and all obligations in respect of the guarantees of the senior debt securities (except in each case for certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)
Arch US delivers all outstanding debt securities of such series to the trustee for cancellation and pay all sums payable by us under such senior debt securities and the indenture with respect to such series; or

(2)
such senior debt securities either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) and Arch US or Arch Capital deposits with the senior debt securities trustee, in trust:

(a)
in the case of any senior debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such senior debt securities; and

(b)
in the case of any senior debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which such senior debt securities are denominated sufficient to pay all principal of and interest and premium, if any, on such senior debt securities.

        In addition, unless the prospectus supplement and supplemental indenture provide otherwise, we and Arch Capital may elect either (1) to defease and be discharged from any and all obligations with respect to such senior debt securities and the guarantee by Arch Capital ("defeasance") or (2) to be released from our and its obligations with respect to such senior debt securities under certain covenants, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such senior debt securities ("covenant defeasance"):

(1)
by delivering all outstanding senior debt securities of such series to the trustee for cancellation and paying all sums payable by it under such senior debt securities and the indenture with respect to such series; and

(2)
after giving notice to the trustee of our intention to defease all of the senior debt securities of such series, by irrevocably depositing with the trustee or a paying agent

(a)
in the case of any senior debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such senior debt securities; and

(b)
in the case of any senior debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the senior debt securities are denominated sufficient to pay all principal of and interest on such senior debt securities.

        Such a trust may only be established if, among other things:

(1)
the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or Arch Capital, as the case may be, is a party or by which we or Arch Capital is bound;

(2)
no event of default or event which with notice or lapse of time or both would become an event of default with respect to the senior debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

(3)
we and Arch Capital have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us and Arch Capital, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

        In the event we or Arch Capital effects covenant defeasance with respect to any senior debt securities and such senior debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such senior debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

        Arch US and Arch Capital, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the terms of the applicable series of senior debt securities and the related guarantees by Arch Capital with the consent of the holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the senior debt securities affected thereby:

(1)
change the stated maturity of the principal of or any installment of interest with respect to the senior debt securities;

(2)
reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of any senior debt securities;

(3)
change the currency of payment of principal of or interest on the senior debt securities;

(4)
change the redemption provisions of any securities in any manner adverse to the holders of such securities;

(5)
impair the right to institute suit for the enforcement of any payment on or with respect to the senior debt securities;

(6)
reduce the above-stated percentage of holders of the senior debt securities of any series necessary to modify or amend the indenture relating to such series;

(7)
modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any covenant or past default;

(8)
waive certain covenants of the senior debt securities except to increase any percentage vote required or to provide that other provisions of such indenture cannot be modified or waived without the consent of the holders of any senior debt securities offered thereby;

(9)
in the case of any convertible senior debt securities, adversely affect the right to convert the senior debt securities in accordance with the provisions of the applicable indenture;

(10)
release Arch Capital from any of its obligations under the applicable indenture or the related guarantees otherwise than in accordance with the terms of the applicable indenture;

(11)
modify or change any provision of the indenture or the related definitions affecting the ranking of the senior debt securities or the related guarantees in a manner which adversely affects the holders of the senior debt securities; or

(12)
change the obligation to pay additional amounts with respect to any senior debt security.

        Holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us and Arch Capital with any provision of the indenture relating to such senior debt securities (subject to the immediately preceding sentence); provided, however, that without the consent of each holder of senior debt securities affected thereby, no waiver may be made of a default:

(1)
in the payment of the principal of or interest on any debt security without the consent of each holder of senior debt securities affected thereby; or

(2)
in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the senior debt securities affected.

        We, Arch Capital and the trustee may amend or supplement the indentures or waive any provision of such indentures and the senior debt securities without the consent of any holders of senior debt securities in some circumstance, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to make any other change that does not, in the good faith opinion of the board of directors of us, Arch Capital and the trustee, adversely affect the interests of holders of such senior debt securities in any material respect;

  •
  to provide for the assumption of our or Arch Capital's obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

  •
  to provide any security for or additional guarantees of such senior debt securities;

  •
  to add events of default with respect to such senior debt securities;

  •
  to add covenants of ours or Arch Capital that would benefit the holders of such senior debt securities or to surrender any rights or powers we or Arch Capital has under the applicable indenture;

  •
  to make any change necessary for the registration of the senior debt securities and the guarantee under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our or Arch Capital's board of directors and the trustee, adversely affect the interests of the holders of such senior debt securities in any material respect;

  •
  to provide for uncertificated senior debt securities and guarantees in addition to or in place of certificated senior debt securities and guarantees or to provide for bearer senior securities and guarantees;

  •
  to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  •
  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  •
  to establish the form or terms of senior debt securities of any series or the related guarantees as permitted by the applicable indenture; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the senior debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

        The following are events that we anticipate will constitute "events of default" with respect to any series of senior debt securities issued thereunder:

(1)
default in the payment of any interest upon any senior debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

(2)
default in the payment of the principal of (or premium, if any, on) any senior debt securities of that series when due; or

(3)
default in the deposit of any sinking fund payment, when and as due by the terms of any senior debt securities of that series; or

(4)
default in the performance, or breach, of any material covenant or warranty of Arch US or Arch Capital in the indenture, any senior debt securities or the guarantee (other than a covenant or warranty added to the indenture solely for the benefit of another series of senior debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to Arch US or Arch Capital by the trustee or to Arch US, Arch Capital and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture; or

(5)
certain events of bankruptcy, insolvency or reorganization; or

(6)
the guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or the guarantor denies its liability under the guarantee (other than by reason of release of the guarantor in accordance with the terms of the indenture).

        Additional or different events of default, if any, applicable to the series of senior debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement, and if necessary, a post-effective amendment to this registration statement.

        The trustee under such indenture will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of senior debt securities actually known to it, give to the holders of such senior debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the senior debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such senior debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to senior debt securities of such series, no such notice to holders of such senior debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee within 120 days after the end of each fiscal year as to whether any default exists.

        In the case of an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of senior debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the senior debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the senior debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such senior debt securities then outstanding to be due and payable immediately.

        In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all senior debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any senior debt securities of such series.

        Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the senior debt securities of such series) may be waived by the holders of a majority in principal amount of the senior debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

        No holder of the senior debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the senior debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such senior debt securities.

Conversion and Exchange Rights

        The terms and conditions, if any, upon which the senior debt securities of any series will be convertible into Arch Capital's common shares or Arch Capital's preference shares or upon which the senior debt securities of any series will be exchangeable into another series of senior debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of senior debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of senior debt securities.

The Trustee

        The trustee for each series of senior debt securities will be named in the prospectus supplement relating to each issuance of senior debt securities. The indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

        Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding senior debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

        In case an event of default will occur (and will not be cured) under any indenture relating to a series of senior debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of senior debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

        The indentures and the senior debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

        We may issue the senior debt securities of any series and the related guarantees in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. "Global securities" represent in the aggregate the total principal or face amount of the securities and once on deposit with a depositary, allow trading of the securities through the depositary's book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with DTC, as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual senior debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

        The specific terms of the depositary arrangement with respect to any series of senior debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

        Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual senior debt securities represented by such global security to the accounts of participants. Such accounts will be designated by the underwriters, dealers or agents with respect to such senior debt securities or by us if such senior debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

        We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). None of us, Arch Capital or the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the senior debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual senior debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such senior debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of senior debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any interest on, individual senior debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name senior debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of senior debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any senior debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the senior debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such senior debt securities to be redeemed to be determined by lot. None of us, Arch Capital or the trustee, any paying agent or the registrar for such senior debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such senior debt securities or for maintaining any records with respect thereto.

        None of us, Arch Capital or the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of senior debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depositary for any senior debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual senior debt securities in exchange for the global security representing such senior debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such senior debt securities, determine not to have any of such senior debt securities represented by one or more global securities and in such event we will issue individual senior debt securities in exchange for the global security or securities representing such senior debt securities. Individual senior debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

        All moneys paid by us or Arch Capital to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us or Arch Capital, as the case may be, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

        If the purchase price of any Arch US senior debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such Arch US debt securities and such foreign currency will be specified in the applicable prospectus supplement.

SELLING SHAREHOLDERS

        The selling shareholders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of an additional 9,892,594 Arch Capital common shares. The table below sets forth, as of September 30, 2003, the number of Arch Capital common shares that each selling shareholder beneficially owns and the number of such shares being registered for sale by such selling shareholder under this prospectus. The percentage of outstanding common shares beneficially owned before the offering is based on 28,137,786 of our common shares outstanding as of September 30, 2003 and is calculated in accordance with Rule 13d-3 under the Exchange Act. The percentage of outstanding common shares beneficially owned after the offering assumes that all of the common shares offered by the selling shareholders under the prospectus have been sold. Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

        The term "selling shareholders," as used in this prospectus, includes the holder listed below and its donees, or heirs receiving shares from the holder listed below after the date of this prospectus. The selling shareholders may sell, transfer or otherwise dispose of some or all of their common shares, including common shares and other securities of Arch Capital not covered by this prospectus, in transactions exempt from the registration requirements of the Securities Act of 1933, including in open-market transactions in reliance on Rule 144 under the Securities Act. We will update, amend or supplement this prospectus from time to time to update the disclosure in this section as may be required.

        All expenses incurred with the registration of Arch Capital common shares owned by the selling shareholders will be borne by us; provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

        The selling shareholders may from time to time on one or more occasions offer and sell any or all of their common shares that are registered under this prospectus. The registration of the selling shareholders' common shares does not necessarily mean that the selling shareholders will offer or sell any of their shares.

Name	Shares Owned Prior to Offering		Percentage of Outstanding Shares Owned Prior to Offering	Maximum Number of Shares Owned and/or Subject to Outstanding Options Which May Be Offered Hereby	Shares Owned After Offering*	Percentage of Outstanding Shares Owned After Offering*
Warburg Pincus c/o 466 Lexington Avenue New York, New York 10017	22,910,478	(1)	46.7%	5,241,838	17,668,640	36.0%
H&F Corporate Investors IV (Bermuda), Ltd. c/o A.S.&K. Services Ltd. 41 Cedar Avenue Hamilton HM 12 Bermuda	14,348,044	(2)	35.1%	3,282,783	11,065,261	27.1%
Insurance Private Equity Investors, L.L.C. 3003 Summer Street Stamford, CT 06905 (10)	2,828,454	(3)	9.2%	647,141	2,181,313	7.1%
Orbital Holdings, Ltd. c/o GE Capital 120 Long Ridge Road Stamford, CT 06927 (10)	565,690	(4)	2.0%	129,428	436,262	1.5%
Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	424,800	(5)	1.5%	97,193	327,607	1.1%
Farallon Partners, L.L.C. c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	1,779,225	(6)	6.0%	407,080	1,372,145	4.7%
Robert Clements	1,770,931	(7)	6.2%	49,755	1,721,176	6.0%
Peter A. Appel	886,015	(8)	3.1%	12,130	873,885	3.0%
John Clements	57,177	(9)	**	6,043	51,134	**
Jeffrey Clements	59,187	(9)	**	6,344	52,843	**
Ben Clements	59,719	(9)	**	6,424	53,295	**
Paula Clements Sager	59,802	(9)	**	6,435	53,367	**

*
The registration of the selling shareholders' common shares does not necessarily mean that the selling shareholders will offer or sell any of their shares.

**
Denotes beneficial ownership of less than 1.0%.

(1)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP

  Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D dated December 18, 2002 and filed with the SEC by these entities. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement, dated as of October 24, 2001, between Arch Capital and the purchasers party thereto, conformed to reflect amendments dated as of November 20, 2001, January 3, 2002, March 15, 2002 and January 20, 2003 (the "Subscription Agreement").

(2)
The security holders are HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda," and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the "H&F Funds"). H&F Investors IV (Bermuda), L.P. ("HFI IV Bermuda") is the sole general partner of the H&F Funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. HFI IV Bermuda may be deemed to control the H&F Funds. The foregoing is based on a Schedule 13D and a Form 4 dated March 3, 2003 and December 18, 2002, respectively, and filed with the SEC. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(3)
Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Based on a Schedule 13D dated February 24, 2003 and filed with the SEC by these entities. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(4)
Orbital Holdings, Ltd. is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(5)
The security holder is Farallon Capital Offshore Investors, Inc. ("FCO"), which is managed by Farallon Capital Management, L.L.C. ("FCM"). FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. As managing members of FCM, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. FCM, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D filed with the SEC on September 6, 2002. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(6)
The security holders are Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP II"), Tinicum Partners, L.P. ("Tinicum") and RR Capital Partners, L.P. ("RR" and together with FCP, FCIP II, FCIP III and Tinicum, the "Farallon Partnerships"). Farallon Partners, L.L.C. ("FP") is the general partner of the Farallon Partnerships. FP may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FP, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D filed with the SEC on September 6, 2002. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(7)
Amounts include (a) 1,139,083 common shares, 32,198 common shares issuable upon exercise of class B warrants and 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (b) 263,046 common shares and 18,698 common shares issuable upon exercise of class B warrants owned directly by the spouse of Mr. Clements, (c) 48,512 common shares and 56,302 common shares issuable upon exercise of class B warrants owned by a grantor retained annuity trust established for the benefit of the children of Mr. Clements and (d) 2,725 common shares acquired from the exercise of class A warrants and 103,242 series A convertible preference shares ("preference shares") acquired directly by Sound View Partners, L.P. ("Sound View") as part of the November 2001 capital infusion. Sound View is a limited partnership, the general partners of which are Mr. Clements and his spouse. Taracay Investors ("Taracay") owns approximately 50% of Sound View. Taracay is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements disclaims beneficial ownership of (a) all securities owned directly by his spouse, (b) approximately 97% of the securities owned directly by Taracay, which represents the ownership percentage of Taracay by Taracay partners other than Mr. Clements, and (c) approximately 98% of the securities directly owned by Sound View, which represents the ownership percentage of Sound View by Sound View partners other than Mr. Clements, but excluding that portion of Sound View held by Taracay to the extent of Mr. Clements' ownership of Taracay as stated herein. Of the 49,755 shares owned or subject to outstanding options which may be offered hereby, 24,245 are directly beneficially owned by Sound View and 25,510 are directly beneficially owned by Mr. Clements. Mr. Clements is Chairman of Arch Capital's board of directors.

(8)
Amounts include (a) 146,187 common shares owned directly by Mr. Appel, (b) 688,207 common shares issuable upon exercise of currently exercisable stock options and (c) 51,621 common shares issuable upon conversion of preference shares. Mr. Appel is a director of our company, and from May 2000 until July 2003, he served as the President and Chief Executive Officer of Arch Capital.

(9)
Amounts include shares held by such person as well as members of his or her family.

(10)
Such selling shareholder has advised that it purchased its shares in the ordinary course of business and at the time of the purchase of the shares which may be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

        Arch Capital may sell its common shares, preference shares, debt securities, depositary shares, warrants to purchase common shares, preference shares or debt securities, share purchase contracts and share purchase units, Arch US may sell its senior debt securities and each selling shareholder may sell any or all of the Arch Capital common shares owned by such selling shareholder, through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. Arch Capital, Arch US and each selling shareholder may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on The Nasdaq National Market or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. Each selling shareholder will act independently of Arch Capital and Arch US in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholders' common shares does not necessarily mean that the selling shareholders will offer or sell any of their shares.

        We may sell equity securities in an offering "at the market" as defined in Rule 415 under the Securities Act. A post-effective amendment to this registration statement will be filed to identify the underwriter(s) at the time of the take-down for "at the market" offerings.

        In addition, we and the selling shareholders may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us, the selling shareholders or others to settle such sales and may use securities received from us to close out any related short positions. We and the selling shareholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        Selling shareholders may also resell all or a portion of the securities covered by this prospectus and other Arch Capital securities held by the selling shareholders in reliance upon Rule 144 under the Securities Act and other applicable exemption from registration under the Securities Act, including pursuant to written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, provided that they meet the criteria and conform to the requirements of Rule 144 or such other exemption.

        The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

  •
  the identity of any underwriters, dealers or agents who purchase securities, as required;

  •
  the amount of securities sold, the public offering price and consideration paid, and the proceeds Arch Capital, Arch US and/or the selling shareholders will receive from that sale;

  •
  whether or not the securities will trade on any securities exchanges or The Nasdaq National Market;

  •
  the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  •
  any other material terms of the distribution of securities.

        Upon receipt of notice from the selling shareholders, Arch Capital will file any amendment or prospectus supplement that may be required in connection with any sale by a selling shareholder.

        Arch Capital, Arch US and/or the selling shareholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, Arch Capital, Arch US and/or the selling shareholders will execute an underwriting agreement with those underwriters relating to the securities that Arch Capital, Arch US and/or the selling shareholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

        Arch Capital, Arch US and/or the selling shareholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from Arch Capital, Arch US and/or the selling shareholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If Arch Capital, Arch US and/or the selling shareholders sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        Underwriters may sell these securities to or through dealers. Alternatively, Arch Capital, Arch US and/or the selling shareholders may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

        Arch Capital, Arch US and/or the selling shareholders may also sell the securities offered with this prospectus through other agents designated by them from time to time. Arch Capital and Arch US will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by Arch Capital, Arch US and/or the selling shareholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

        In connection with the sale of securities offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers, dealers or other financial institutions relating to Arch Capital securities. In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from such selling shareholders. These hedging transactions may require or permit the selling shareholders to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions. The selling shareholder may also sell Arch Capital securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

        In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from Arch Capital, Arch US, the selling shareholders or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with Arch Capital or Arch US, or perform services for Arch Capital or Arch US, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

        Selling shareholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

        Arch Capital, Arch US and/or the selling shareholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

        Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We and Arch US have filed with the SEC under the Securities Act of 1933, as amended, a combined registration statement of Form S-3 relating to the offered securities.

Arch Capital

        Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

Arch Capital Group (U.S.) Inc.

        Arch Capital Group (U.S.) Inc. is not currently subject to the information reporting requirements of the Exchange Act. Arch Capital Group (U.S.) Inc. is a wholly owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Capital Group (U.S.) Inc. will be fully and unconditionally guaranteed by Arch Capital and by no other subsidiary of Arch Capital. See "Description of Arch Capital Group (U.S.) Inc. Senior Debt Securities."

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows Arch Capital to "incorporate by reference" information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC (File No. 0-26456) and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

  •
  Annual report on Form 10-K for the year ended December 31, 2002.

  •
  Quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and quarterly report on Form 10-Q/A for the quarter ended September 30, 2003.

  •
  Current reports on Form 8-K filed on August 5, 2003 and August 29, 2003.

  •
  Proxy statement on Schedule 14A for our annual meeting of shareholders held on May 21, 2003 (other than the sections entitled "Election of Directors—Report of the Compensation Committee of the Board of Directors," "—Performance Graph," "—Report of the Audit Committee of the Board of Directors" and "Ratification of Selection of Independent Accountants—Principal Accountant Fees and Services").

  •
  The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

        If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or Arch Capital's and Arch US's constitutional documents, you should call or write to Arch Capital Group Ltd., Wessex House, 45 Reid

Street, Hamilton HM 12 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.

        None of Arch Capital, Arch US or the selling shareholders have authorized anyone to give any information or make any representation about Arch Capital, Arch US or the selling shareholders that is different from, or in addition to, that contained in this prospectus or in any of the materials that Arch Capital, Arch US or the selling shareholders have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Arch Capital Group Ltd. and Arch Capital Group (U.S.) Inc. have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, Arch Capital Group Ltd. and Arch Capital Group (U.S.) Inc. may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $500,000,000, and the selling shareholders may resell up to an additional aggregate of 9,892,594 Arch Capital Group Ltd. common shares that they own in one or more offerings. This prospectus provides you with a general description of the securities that Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. and the selling shareholders may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. or the selling shareholders and the offered securities, please refer to the registration statement. Each time Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. or the selling shareholders sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, "we," "us" and "our" refer to Arch Capital Group Ltd. and its subsidiaries, and do not include or refer to the selling shareholders. "Arch Capital" refers to Arch Capital Group Ltd. and not any of its subsidiaries and "Arch US" refers to Arch Capital Group (U.S.) Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or their negative or variations or similar terminology.

        Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus and in our periodic reports filed with the SEC, and include:

  •
  our ability to successfully implement our business strategy;

  •
  acceptance of our products and services and security by brokers and our insureds and reinsureds;

  •
  acceptance of our business strategy, security and financial condition by rating agencies and regulators;

  •
  general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which we operate;

  •
  competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

  •
  our ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support our underwriting initiatives and to develop accurate actuarial, financial and other data and develop and implement actuarial, models and procedures;

  •
  the loss of key personnel;

  •
  the integration of businesses we have acquired or may acquire into our existing operations;

  •
  estimates and judgments, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like our company, which are even more difficult than those made in a mature company since very limited historical information has been reported to us through November 30, 2003;

  •
  greater than expected loss ratios on business written by us and adverse development on reserves for losses and loss adjustment expenses related to business written by us;

  •
  severity and/or frequency of losses;

  •
  claims for natural or man-made catastrophic events in our insurance or reinsurance business which could cause large losses and substantial volatility in our results of operations;

  •
  acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

  •
  losses relating to aviation business and business produced by a certain managing underwriting agency for which we may be liable to the purchaser of our prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

  •
  availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

  •
  the failure of reinsurers, managing general agents or others to meet their obligations to us;

  •
  the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

  •
  changes in accounting principles or the application of such principles by accounting firms or regulators;

  •
  statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

  •
  rating agency policies and practices.

        In addition, other general factors could affect our results, including: (a) developments in the world's financial and capital markets and our access to such markets; (b) changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors that should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

        Certain legal matters with respect to the securities will be passed upon for us and Arch US by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers, Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

        We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

REOFFER PROSPECTUS

ARCH CAPITAL GROUP LTD.

Common shares, par value US $0.01 per share

2,455,575 shares issued or issuable under the

ROBERT CLEMENTS RESTRICTED SHARE AGREEMENTS DATED
OCTOBER 23
AND
NOVEMBER 19, 2001

IAN HEAP NON-QUALIFIED STOCK OPTION AGREEMENT DATED AS
OF
OCTOBER 23, 2001

JOHN PASQUESI NON-QUALIFIED STOCK OPTION AGREEMENT DATED AS
OF
OCTOBER 23, 2001

        This prospectus relates to the offer and sale of our common shares, par value US $0.01 per share, which may be offered hereby from time to time by any or all of the selling shareholders named herein for their own benefit.

        All or a portion of the common shares offered hereby may be offered for sale, from time to time, through the Nasdaq National Market or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the selling shareholders. We will not receive any of the proceeds from sales by selling shareholders.

        The selling shareholders and brokers through whom sales of the common shares are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, any profits realized by the selling shareholders or such brokers on the sale of the common shares may be deemed to be underwriting commissions under the Securities Act.

        Our common shares are traded on the Nasdaq National Market under the symbol "ACGL". The last reported sale price of the common shares on the Nasdaq National Market on February 13, 2002 was $26.60 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 14, 2002

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC registration statements on Form S-8 to register the common shares offered by this prospectus. This prospectus, which forms a part of the registration statements, does not contain all of the information included in the registration statements. For further information about us and the securities offered in this prospectus, you should refer to the registration statements and their exhibits.

        You may read and copy any document we file with the SEC at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of these documents at the SEC's offices in New York, New York and Chicago, Illinois, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. This site contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only to the date of this prospectus.

B-i

THE COMPANY

        Arch Capital Group Ltd. was formed in Bermuda on September 22, 2000. Our executive offices will be located at Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda; telephone number: (441) 296-8240.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common shares offered by this prospectus. All proceeds will be received by the selling shareholders.

SELLING SHAREHOLDERS

        Under the Restricted Share Agreements between Arch Capital Group Ltd. and Robert Clements dated October 23 and November 19, 2001, the Non-Qualified Share Option Agreement, dated as of October 23, 2001, between Ian Heap and Arch Capital Group Ltd. and the Non-Qualified Share Option Agreement, dated as of October 23, 2001, between John Pasquesi and Arch Capital Group Ltd., there are available a total of 2,455,575 common shares for issuance to such individuals. The common shares to which this prospectus relates are being registered for reoffers and resales by selling shareholders who may acquire, or have acquired, such shares pursuant to these agreements. To date, the following persons, pursuant to the agreements, have been granted options to purchase common shares and restricted shares in the numbers set forth opposite their names in the table below:

Name	Number of Common Shares Subject to Option	Restricted Shares
Robert Clements	N/A	1,689,629
Ian Heap	15,000	N/A
John Pasquesi	750,946	N/A

        We do not know whether any of the selling shareholders will use this prospectus in connection with the offer or sale of any common shares, or, if this prospectus is so used, how many common shares will be offered or sold. The selling shareholders may resell all, a portion, or none of the shares that they have acquired or may acquire pursuant to the Plan. Pursuant to Rule 424(b) under the Securities Act, we will supplement this prospectus with the number of common shares, if any, to be offered or sold by the selling shareholders as that information becomes known.

PLAN OF DISTRIBUTION

        The selling shareholders may sell common shares through dealers, through agents or directly to one or more purchasers. The distribution of the common shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions):

  •
  on any national stock exchanges on which the common shares may be traded from time to time in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges,

  •
  in the over-the-counter market, or

  •
  in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions.

        Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may effect such transactions by selling common shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or commissions from purchasers of common shares for whom they may act as agent. The selling shareholders and any broker-dealers or agents that participate in the distribution of common shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

  •
  Our annual report on Form 10-K/A for the year ended December 31, 2000.

  •
  Our quarterly report on Form 10-Q/A for the quarter ended March 31, 2001 and our quarterly reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2002.

  •
  Our current reports on Form 8-K filed on March 15, 2001, July 6, 2001, November 8, 2001 and January 4, 2002 (as amended on January 7, 2002).

  •
  Our proxy statement on Schedule 14A for our annual meeting of shareholders held on June 7, 2001 (other than the sections entitled "Execution Compensation—Report of the Compensation and Stock Awards Committees of the Board of Directors," "Performance Graph," "Report of the Audit Committee of the Board of Directors" and "Audit Fees").

  •
  Our proxy statement on Schedule 14A for our special general meeting of shareholders to be held on March 7, 2002.

  •
  The description of the common shares contained in our registration statement on Form 8-A filed on November 7, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates all common shares offered have been sold, or that deregisters all common shares then remaining unsold.

        We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Arch Capital Group Ltd.
Clarendon House
2 Church Street
Hamilton HM 11 Bermuda
Attention: Secretary
Telephone Number: (441) 295-1422

LEGAL MATTERS

        The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SEC POSITION ON INDEMNIFICATION

        Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty. Our bye-laws provide for our indemnity of our officers, directors and employees to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that the limitation of liability provisions in our by-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as our officers and directors.

QuickLinks

Base Prospectus
Reoffer Prospectus
PROSPECTUS SUPPLEMENT SUMMARY
The Offering
Summary Historical Consolidated Financial and Operating Data
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES
DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Development of GAAP Reserves Cumulative Redundancy (Deficiency)
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, SELLING SHAREHOLDERS AND MANAGEMENT
DESCRIPTION OF SHARE CAPITAL
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
$500,000,000 ARCH CAPITAL GROUP LTD.

ARCH CAPITAL GROUP LTD.
ARCH CAPITAL GROUP (U.S.) INC.
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
DESCRIPTION OF ARCH CAPITAL COMMON SHARES
DESCRIPTION OF ARCH CAPITAL PREFERENCE SHARES
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE COMMON SHARES OR PREFERENCE SHARES
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
DESCRIPTION OF ARCH CAPITAL SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. SENIOR DEBT SECURITIES
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
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INCORPORATION OF DOCUMENTS BY REFERENCE
ABOUT THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

AVAILABLE INFORMATION
THE COMPANY
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS
SEC POSITION ON INDEMNIFICATION